UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

☒	Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2015 Commission file number 001-09553

OR

☐	Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN
(Full title of the plan)

CBS CORPORATION
(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street
New York, New York 10019
(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS
DECEMBER 31, 2015 AND 2014

INDEX

Pages
Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2015 and 2014	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2015	3

Notes to Financial Statements	4

Schedules
Supplemental Schedules:
Schedule H, line 4a - Schedule of Delinquent Participant Contributions	S - 1

Schedule H, line 4i - Schedule of Assets (Held at End of Year)	S - 2

All other schedules required by the Department of Labor's Rules and Regulations for Reporting and
Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature	S - 35

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Administrator of the CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) at December 31, 2015 and December 31, 2014, and the changes in net assets available for benefits for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental Schedule of Delinquent Participant Contributions for the year ended December 31, 2015 and the Schedule of Assets (Held at End of Year) at December 31, 2015 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
New York, New York
June 22, 2016

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

	At December 31,
	2015	2014
Assets
Investments, at fair value	$2,754,115	$2,876,558
Synthetic guaranteed investment contracts, at contract value	1,316,222	1,419,556
Receivables:
Notes receivable from participants	34,375	33,234
Employee contributions	1,003	721
Employer contributions	3,243	3,187
Interest and dividends	3,277	3,471
Due from broker for securities sold	50	491
Total assets	4,112,285	4,337,218
Liabilities
Accrued expenses	1,673	1,986
Due to broker for securities purchased	335	318
Total liabilities	2,008	2,304
Net assets available for benefits	$4,110,277	$4,334,914
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

Year Ended
December 31, 2015
Additions to net assets attributed to:
Investment income:
Interest	$37,152
Dividends	14,007
Interest income on notes receivable from participants	1,467
Contributions:
Employee	119,063
Employer	42,285
Rollover	14,479
Plan transfer	1,308
Total additions	229,761
Deductions from net assets attributed to:
Net depreciation in fair value of investments	(93,931)
Benefits paid to participants	(354,183)
Plan expenses	(6,284)
Total deductions	(454,398)
Net decrease	(224,637)
Net assets available for benefits, beginning of year	4,334,914
Net assets available for benefits, end of year	$4,110,277
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
(Tabular dollars in thousands)

NOTE 1 - PLAN DESCRIPTION
The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only. Participants should refer to the Plan document, as amended, for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and each subsidiary that is included for participation.

Eligible full-time newly hired employees may enroll in the Plan immediately or are automatically enrolled following sixty days after hire or rehire and attainment of age 21, unless they elect not to participate. Part-time employees are automatically enrolled in the Plan on the first day of the month following the attainment of age 21 and completion of one thousand hours of service within a consecutive twelve-month period, unless they already voluntarily enrolled upon meeting the age and service requirements or have elected not to participate. The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the “Administrator” of the Plan as defined under ERISA (the “Plan Administrator”) by the Company’s Board of Directors (the “Board”).

Exempt Party-in-Interest Transactions

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer HR Services, LLC is the recordkeeper of the Plan. Certain Plan investments are shares of funds and bonds managed by the Trustee or companies affiliated with the Trustee, or shares and bonds of a company affiliated with CBS Corp., and therefore qualify as party-in-interest transactions. The fair value of these investments was $267 million at December 31, 2015 and $246 million at December 31, 2014 and these investments appreciated by $1 million for the year ended December 31, 2015. In addition, certain Plan investments are shares of CBS Corp. common stock and therefore qualify as party-in-interest transactions. The fair value of these investments was $420 million at December 31, 2015 and $557 million at December 31, 2014. For the year ended December 31, 2015, these investments depreciated by $75 million and earned dividends of $6 million. During the year ended December 31, 2015, the Plan sold $57 million of CBS Corp. Class A and B Common Stock.

Participant Accounts
Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, if applicable, and the participant’s share of the interest, dividends, and any realized or unrealized gains or losses of the Plan’s assets, net of certain Plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options. These investment options include common collective funds, registered investment companies (mutual funds), separately managed accounts, which primarily invest in common stocks, a fixed income fund and the CBS Corp. Class B Common Stock Fund.

Within the Plan, the CBS Corp. Class A and Class B Common Stock funds are part of an Employee Stock Ownership Plan (“ESOP”). As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or to receive the dividends as a cash payout. If a participant does not make an election, the dividends are reinvested in the ESOP account in CBS Corp. Class B Common Stock.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

Participants may also elect to open a self-directed brokerage account (“SDA”). Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund. A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA. The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions
The Plan permits participants to contribute up to 50% of eligible annual compensation on a traditional before-tax, Roth 401(k) after-tax or combination basis or 15% of eligible annual compensation on a traditional after-tax basis, subject to the Code limitations set forth below. Total combined contributions may not exceed 50% of eligible annual compensation. Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board and is determined annually for all participants in the Plan. For 2015, the Board set the employer’s matching contribution at 70% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Beginning in February 2015, participants may elect to invest their matching contributions in any investment option, including the CBS Corp. Class B Common Stock Fund. If no option is elected by the participant, the matching contribution is invested in the Plan's Qualified Default Investment Alternative (QDIA), a common collective fund that is primarily invested in a mix of equities and bonds appropriate for the participant's target retirement year, which is assumed to be at age 65. Prior to February 2015, employer matching contributions were initially invested in the CBS Corp. Class B Common Stock Fund. Participants were permitted to immediately transfer their Company matching contributions out of the CBS Corp. Class B Common Stock Fund and into any other investment option.

Upon date of hire and, effective with the 60th day following the date upon which an employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions to the Plan in an amount equal to 5% of the employee’s eligible compensation. However, a deemed authorization does not take effect if, during the 60-day period the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $18,000 for 2015. Total compensation considered under the Plan, based on Code limits, could not exceed $265,000 for 2015. The Code also limits annual aggregate participant and employer contributions to the lesser of $53,000 or 100% of compensation in 2015. All contributions made to the Plan on an annual basis may be further limited due to certain nondiscrimination requirements prescribed by the Code.

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions. These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participants make the maximum $18,000 contribution permitted under the Plan for a plan year. The limit for catch-up contributions is $6,000 in 2015.

Vesting
Participants in the Plan are immediately vested in their own contributions and earnings thereon. Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service. If participants terminate employment prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses. Forfeitures are recorded at the time vested benefits are distributed or as of the close of the fifth consecutive year of break in service if no distribution was elected. During 2015, the Company utilized forfeitures of approximately $4,848,000 to reduce matching contributions and approximately $602,000 to pay

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

administrative expenses. As of December 31, 2015 and 2014, the Company had forfeitures of approximately $1,192,000 and $540,000, respectively, available to be used as noted above.

Notes Receivable from Participants
Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made. The minimum loan available to a participant is $500. The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions. Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant. The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence. Repayments of loan principal and interest are allocated in accordance with the participant’s current investment elections.

The loans outstanding carry interest rates ranging from 4.25% to 10% as of December 31, 2015.

Distributions and Withdrawals
Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum, in installments over a period of up to 20 years, or in partial distributions of the account balance in the event of retirement, termination of employment, disability or death. For vested account balances invested in the CBS Corp. Common Stock funds, participants may elect to receive distributions in cash or whole shares. In the event of termination of employment, participants may also elect a partial lump sum distribution of their account balance. In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions. Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon. The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship. There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed. If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance, it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

Plan Expenses
The fees for investment of Plan assets are charged to the Plan’s investment funds. Certain administrative expenses such as fees for accounting, investment consulting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company. Recordkeeping and trustee fees are paid from participant accounts. For 2015, approximately $411,000 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

In accordance with Financial Accounting Standards Board (“FASB”) guidance, contract value was determined to be the relevant measurement for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation
Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. Investments in common stock are reported at fair value based on quoted market prices on national security exchanges. Investments in registered investment companies are reported at fair value based on quoted market prices in active markets. The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities. The fair values of investments in common collective funds are determined using the net asset value per share (“NAV”) provided by the administrator of the fund. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. The common collective funds have daily redemptions and one day trading terms. The common collective funds have no unfunded commitments at December 31, 2015. The fair value of fixed income, asset-backed and mortgage-backed securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices. Cash and cash equivalents are valued at cost plus accrued interest, which approximates fair value.

Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation). Futures are marked-to-market and settled daily. The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts through a fixed income fund. The contract value of these contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.

Security Transactions and Income Recognition
Purchases and sales of securities are recorded on the trade date. The average cost basis is used to determine gains or losses on security dispositions. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

Net appreciation or depreciation in the fair value of investments, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits
Benefit payments are recorded when paid.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Plan to make estimates and assumptions, such as those regarding fair value of investments, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Adoption of New Accounting Standards
Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)
In 2015, the Plan early adopted amended FASB guidance which removes the requirement to categorize within the fair value hierarchy table investments for which fair value is measured using the NAV as a practical expedient. The amendments also limit disclosures about investments measured at fair value using the NAV to those investments for which the entity has elected to measure the fair value using this practical expedient. Prior period amounts were restated to conform with this presentation.

Plan Accounting: Defined Benefit Pension Plans, Defined Contribution Pension Plans, and Health and Welfare Benefit Plans - I. Fully Benefit-Responsive Investment Contracts; II. Plan Investment Disclosures, and III. Measurement Date Practical Expedient

In 2015, the Plan early adopted amended FASB guidance which simplifies the required disclosures related to employee benefit plans. This guidance removes the requirement to measure fully benefit-responsive investment contracts at fair value; eliminates the requirement to disclose individual investments that represent 5% or more of net assets available for benefits, as well as the net appreciation or depreciation of fair value of investment by general type; requires investments that are measured using fair value be grouped only by general type, eliminating the requirement to disaggregate the investments by nature, characteristics and risks; and provides a practical expedient that permits plans to measure investments using values from the end of the month closest to the Plan's fiscal year end, when the fiscal year end does not coincide with a month end. Prior periods were restated to conform with this presentation.

NOTE 3 - RISKS AND UNCERTAINTIES
The Plan provides for various investment options. Investment securities are exposed to various risks such as interest rate, market and credit risk. Market values of investments could decline for several reasons including changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 - INVESTMENTS AT CONTRACT VALUE
The Plan invests in synthetic guaranteed investment contracts, which provide for the repayment of principal plus a specified rate of interest through benefit-responsive wrapper contracts. A wrapper contract is issued by a third party insurance company, financial institution or bank, and is held in combination with fixed income securities to form a synthetic guaranteed investment contract. The interest crediting rate on synthetic guaranteed investment contracts reflects the yield of the associated fixed income investments, plus the amortization of realized and unrealized gains and losses on those investments, typically over the duration of the investments. Interest crediting rates are reset on a monthly or quarterly basis, and the wrapper contracts provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero. Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, and the returns generated by the fixed income investments that are associated with the synthetic guaranteed investment contract.

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value due to employer initiated events. These events include, but are not limited to, Plan termination, a material adverse change to the provisions of the Plan, an employer election to withdraw from the contract to switch to a different investment provider, an employer’s bankruptcy, full or partial termination of the Plan, layoffs, plant closings, corporate spin-offs, mergers, divestitures or other workforce restructurings, or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms. No employer initiated events have occurred or are expected to occur that would cause premature liquidation of a contract at market value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an uncured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2015 and 2014, the contract value of the Plan's synthetic guaranteed investment contracts was $1.32 billion and $1.42 billion, respectively.

NOTE 5 - FAIR VALUE MEASUREMENTS
The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2015 and 2014. See Note 2 for the valuation methodology used to measure the fair value of these investments. There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2014 to December 31, 2015. These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value. Level 1 is based on quoted prices for the asset in active markets. Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets. Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset. The asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

At December 31, 2015	Level 1	Level 2	Level 3	Total
Money market funds (a)	$—	$29,890	$—	$29,890
Self-directed accounts (b)	28,386	4,346	—	32,732
Separately managed accounts:
Wellington Growth Portfolio (c)	186,733	798	—	187,531
Dodge & Cox Value Equity Fund (c)	143,539	3,275	—	146,814
CBS Corp. common stock	420,355	—	—	420,355
Registered investment companies (d)	169,361	—	—	169,361
Total assets in fair value hierarchy	$948,374	$38,309	$—	$986,683
Common collective funds measured at net asset value				1,767,432
Investments, at fair value				$2,754,115

At December 31, 2014	Level 1	Level 2	Level 3	Total
Money market funds (a)	$—	$23,571	$—	$23,571
Self-directed accounts (b)	30,455	4,113	—	34,568
Separately managed accounts:
Wellington Growth Portfolio (c)	174,783	380	—	175,163
Dodge & Cox Value Equity Fund (c)	158,051	5,962	—	164,013
CBS Corp. common stock	557,359	—	—	557,359
Registered investment companies (d)	138,410	—	—	138,410
Total assets in fair value hierarchy	$1,059,058	$34,026	$—	$1,093,084
Common collective funds measured at net asset value				1,783,474
Investments, at fair value				$2,876,558

(a)	Primarily invested in U.S. government securities and U.S. government agency securities.

(b)	Primarily invested in common stock and registered investment companies. Assets categorized as Level 2 reflect investments in money market funds.

(c)	Primarily invested in large capitalization equities. Assets categorized as Level 2 reflect investments in mutual funds.

(d)	Primarily invested in small capitalization equities.

NOTE 6 - FINANCIAL INSTRUMENTS
As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes including, managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities. The derivative instruments typically used are interest rate futures and swaps. There is exposure to credit loss in the event of nonperformance by counterparties to swap transactions. The Plan’s investment managers continually monitor the Plan’s positions with, and credit quality of, the financial institutions which are counterparties to its derivative instruments. Nonperformance by any of the counterparties is not anticipated.

The notional amount of outstanding futures contracts was $62 million and $25 million at December 31, 2015 and 2014, respectively. The notional amount of outstanding swap contracts was $20 million and $32 million at December 31, 2015 and 2014, respectively.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

NOTE 7 - INCOME TAX STATUS
The Internal Revenue Service (“IRS”) issued a favorable determination letter dated January 13, 2015, indicating that the Plan document satisfied the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code. The Plan Administrator believes that the Plan is designed and is currently being operated in material compliance with the applicable provisions of the Code. In addition, the Plan Administrator has concluded that as of December 31, 2015, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2011.

NOTE 8 - TERMINATION PRIORITIES
Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits. In the event of termination of the Plan, participants become fully vested. Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2015	2014
Net assets available for benefits per the financial statements	$4,110,277	$4,334,914
Amounts allocated to withdrawing participants	(387)	(582)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	36,923	61,512
Net assets available for benefits per the Form 5500	$4,146,813	$4,395,844
The following is a reconciliation of the net decrease in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2015
Net decrease in net assets available for benefits per the financial statements	$(224,637)
Less: Amounts allocated to withdrawing participants at December 31, 2015	(387)
Add: Amounts allocated to withdrawing participants at December 31, 2014	582
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2015	36,923
Less: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2014	(61,512)
Net decrease in net assets available for benefits per the Form 5500	$(249,031)
Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2015, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401(k) PLAN
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
For the year ended December 31, 2015
(Dollars in thousands)

Participant Contributions Transferred late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary
Check Here If Late Participant Loan				Fiduciary Correction Program (VFCP) and
Repayments Are Included ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Prohibited Transaction Exemption 2002-51

$—	$—	$102	$—	$—

SCHEDULE H, line 4i

CBS 401(k) PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2015
(Dollars in thousands)

	Identity of issue, borrower, lessor or similar party	Maturity and Interest Rates	Cost (6)	Current Value	Wrapper Value
	Self-Directed Accounts (1)			$32,732	$—

	Corporate Common Stock
*	CBS Corporation Class A Common Stock			775	—
*	CBS Corporation Class B Common Stock			419,580	—
	Total Corporate Common Stock			420,355	—

	Mutual Funds
	DFA U.S. Small Cap Fund			122,770	—
	Capital Emerging Markets Growth Fund			46,591	—
*	Dreyfus Government Cash Management Fund			29,890	—
	Total Mutual Funds			199,251	—

	Common Collective Funds
	BlackRock S&P 500 Index fund			697,688	—
*	BNY Mellon Aggregate Bond Index Fund			200,501	—
	BlackRock Mid Cap Equity Index Fund			136,098	—
	BlackRock LifePath 2040 Fund			118,168	—
	Capital Guardian International Equity Fund			111,459	—
	BlackRock LifePath 2050 Fund			109,114	—
	BlackRock LifePath 2020 Fund			106,380	—
	BlackRock LifePath 2045 Fund			75,000	—
	BlackRock LifePath Retirement Fund			58,493	—
	BlackRock LifePath 2030 Fund			47,458	—
	BlackRock LifePath 2035 Fund			47,151	—
	BlackRock LifePath 2025 Fund			42,726	—
	BlackRock LifePath 2055 Fund			17,196	—
	Total Common Collective Funds			1,767,432	—

	Separately Managed Accounts (2)
(3)	Wellington Growth Portfolio			187,531	—
(3)	Dodge & Cox Value Equity Fund			146,814	—
	Total Separately Managed Accounts			334,345	—

	Synthetic Guaranteed Investment Contracts (4)
(5)	Transamerica Premier Life Insurance Company MDA01263TR	evergreen and variable %		479,861	—
(5)	Prudential Insurance Company of America GA-62413	evergreen and variable %		346,890	—
(5)	The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSEG14-2	evergreen and variable %		295,573	—
(5)	State Street Bank and Trust Company No. 108002	evergreen and variable %		130,574	—
(5)	The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSMM14-1	evergreen and variable %		100,247	—
	Total Synthetic Guaranteed Investment Contracts			1,353,145	—

*	Notes receivable from participants	Maturity dates through 2040 and interest rates ranging from 4.25% to 10.00%		34,375	—

	Wrapper value			—	146

	Total investments, at fair value and notes receivable from participants			$4,141,635	$146

*	Identified as a party-in-interest to the Plan.
(1)	Includes $1 million of investments identified as party-in-interest transactions to the Plan.
(2)	Includes $8 million of investments identified as party-in-interest transactions to the Plan.
(3)	Refer to Attachment A for listing of assets relating to these accounts.
(4)	Includes $27 million of investments identified as party-in-interest transactions to the Plan.
(5)	Refer to Attachment B for listing of assets relating to these contracts.
(6)	There are no non-participant directed investments.

Attachment A
(In thousands)

	Identity of Issuer	Description	Cost	Current Value
	ADOBE SYSTEMS INC	COMMON STOCK		$2,711
	ALIBABA GROUP HOLDING LTD	COMMON STOCK		1,783
	ALLERGAN PLC	COMMON STOCK		3,400
	ALLIANCE DATA SYSTEMS CORP	COMMON STOCK		2,620
	ALPHABET INC	COMMON STOCK		9,545
	AMAZON.COM INC	COMMON STOCK		8,728
	AMERICAN TOWER CORP	COMMON STOCK		2,656
	AMETEK INC	COMMON STOCK		2,152
	APPLE INC	COMMON STOCK		6,891
	AUTOZONE INC	COMMON STOCK		3,380
	BLACKROCK INC	COMMON STOCK		1,977
	BORGWARNER INC	COMMON STOCK		1,480
	BRISTOL-MYERS SQUIBB CO	COMMON STOCK		5,392
	CDW CORP/DE	COMMON STOCK		2,540
	CELGENE CORP	COMMON STOCK		892
	CERNER CORP	COMMON STOCK		2,237
	COBALT INTERNATIONAL ENERGY IN	COMMON STOCK		285
	COGNIZANT TECHNOLOGY SOLUTIONS	COMMON STOCK		2,614
	CVS HEALTH CORP	COMMON STOCK		2,944
	DR HORTON INC	COMMON STOCK		3,583
*	DREYFUS GOVT CAS MGMT INST 289	MUTUAL FUND		798
	DUNKIN' BRANDS GROUP INC	COMMON STOCK		1,978
	EAGLE MATERIALS INC	COMMON STOCK		1,335
	EDWARDS LIFESCIENCES CORP	COMMON STOCK		3,255
	EQUIFAX INC	COMMON STOCK		2,741
	ESTEE LAUDER COS INC/THE	COMMON STOCK		3,507
	FACEBOOK INC	COMMON STOCK		5,426
	FLEETCOR TECHNOLOGIES INC	COMMON STOCK		2,421
	FORTUNE BRANDS HOME & SECURITY	COMMON STOCK		2,748
	GILEAD SCIENCES INC	COMMON STOCK		3,734
	HARLEY-DAVIDSON INC	COMMON STOCK		1,793
	HARMAN INTERNATIONAL INDUSTRIE	COMMON STOCK		2,326
	HOME DEPOT INC/THE	COMMON STOCK		6,840
	IHS INC	COMMON STOCK		2,287
	ILLUMINA INC	COMMON STOCK		2,773
	IMS HEALTH HOLDINGS INC	COMMON STOCK		1,874
	INTERCONTINENTAL EXCHANGE INC	COMMON STOCK		1,644
	JB HUNT TRANSPORT SERVICES INC	COMMON STOCK		787
	KANSAS CITY SOUTHERN	COMMON STOCK		1,042
	LAS VEGAS SANDS CORP	COMMON STOCK		1,787
	LENNAR CORP	COMMON STOCK		3,143
	LOCKHEED MARTIN CORP	COMMON STOCK		186
	LOWE'S COS INC	COMMON STOCK		4,052
	MARKEL CORP	COMMON STOCK		2,436
	MARSH & MCLENNAN COS INC	COMMON STOCK		1,223
	MASTERCARD INC	COMMON STOCK		5,145
	MCKESSON CORP	COMMON STOCK		860
	MEDIVATION INC	COMMON STOCK		1,599
	MEDTRONIC PLC	COMMON STOCK		2,588
	MONDELEZ INTERNATIONAL INC	COMMON STOCK		3,872
	MONSTER BEVERAGE CORP	COMMON STOCK		3,238
	MSCI INC	COMMON STOCK		1,337
	NIELSEN HOLDINGS PLC	COMMON STOCK		2,836
	PEPSICO INC	COMMON STOCK		2,584
	PRICELINE GROUP INC/THE	COMMON STOCK		1,474
	REGENERON PHARMACEUTICALS INC	COMMON STOCK		3,323
	ROSS STORES INC	COMMON STOCK		1,986
	SALESFORCE.COM INC	COMMON STOCK		3,019
	SERVICENOW INC	COMMON STOCK		2,079
	SHERWIN-WILLIAMS CO/THE	COMMON STOCK		2,931
	STARBUCKS CORP	COMMON STOCK		1,504
	STERICYCLE INC	COMMON STOCK		1,902
	TRANSUNION	COMMON STOCK		863
	UNITEDHEALTH GROUP INC	COMMON STOCK		2,228
	VERISK ANALYTICS INC	COMMON STOCK		2,140
	VERTEX PHARMACEUTICALS INC	COMMON STOCK		1,763
	VISA INC	COMMON STOCK		4,121
	WORKDAY INC	COMMON STOCK		1,551
	WYNDHAM WORLDWIDE CORP	COMMON STOCK		1,298
	WYNN RESORTS LTD	COMMON STOCK		322
	ZILLOW GROUP INC	COMMON STOCK		243
	ZILLOW GROUP INC	COMMON STOCK		779
		WELLINGTON GROWTH PORTFOLIO		$187,531
* Identified as a party-in-interest to the Plan.

Attachment A
(In thousands)

	Identity of Issuer	Description	Cost	Current Value
	ADT CORP/THE	COMMON STOCK		$1,121
	AEGON NV	COMMON STOCK		992
	ALPHABET INC	COMMON STOCK		3,424
	ALPHABET INC	COMMON STOCK		1,634
	AMERICAN EXPRESS CO	COMMON STOCK		1,913
	ANTHEM INC	COMMON STOCK		962
	APACHE CORP	COMMON STOCK		1,828
	ASTRAZENECA PLC	COMMON STOCK		713
	BAKER HUGHES INC	COMMON STOCK		2,305
	BANK OF AMERICA CORP	COMMON STOCK		4,494
*	BANK OF NEW YORK MELLON CORP/T	COMMON STOCK		3,854
	BB&T CORP	COMMON STOCK		1,679
	CADENCE DESIGN SYSTEMS INC	COMMON STOCK		676
	CAPITAL ONE FINANCIAL CORP	COMMON STOCK		5,594
	CELANESE CORP	COMMON STOCK		1,852
	CHARLES SCHWAB CORP/THE	COMMON STOCK		5,433
	CIGNA CORP	COMMON STOCK		3,000
	CISCO SYSTEMS INC	COMMON STOCK		2,512
	COACH INC	COMMON STOCK		851
	COMCAST CORP	COMMON STOCK		4,074
	CONCHO RESOURCES INC	COMMON STOCK		789
	CORNING INC	COMMON STOCK		1,788
	DANAHER CORP	COMMON STOCK		1,180
	DISH NETWORK CORP	COMMON STOCK		1,024
*	DREYFUS GOVT CAS MGMT INST 289	MUTUAL FUND		3,275
	EBAY INC	COMMON STOCK		199
	EMC CORP/MA	COMMON STOCK		3,534
	EXPRESS SCRIPTS HOLDING CO	COMMON STOCK		3,479
	FEDEX CORP	COMMON STOCK		3,203
	GOLDMAN SACHS GROUP INC/THE	COMMON STOCK		3,460
	HARLEY-DAVIDSON INC	COMMON STOCK		477
	HEWLETT PACKARD ENTERPRISE CO	COMMON STOCK		3,572
	HP INC	COMMON STOCK		2,368
	JPMORGAN CHASE & CO	COMMON STOCK		2,773
	JUNIPER NETWORKS INC	COMMON STOCK		359
	LIBERTY INTERACTIVE CORP QVC G	COMMON STOCK		1,229
	MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		1,417
	MEDTRONIC PLC	COMMON STOCK		1,346
	MERCK & CO INC	COMMON STOCK		2,187
	METLIFE INC	COMMON STOCK		2,169
	MICROSOFT CORP	COMMON STOCK		5,837
	NATIONAL OILWELL VARCO INC	COMMON STOCK		1,088
	NETAPP INC	COMMON STOCK		1,327
	NEWS CORP	COMMON STOCK		241
	NOVARTIS AG	COMMON STOCK		4,947
	NOW INC	COMMON STOCK		40
	PRICELINE GROUP INC/THE	COMMON STOCK		1,147
	SANOFI	COMMON STOCK		3,625
	SCHLUMBERGER LTD	COMMON STOCK		4,046
	SPRINT CORP	COMMON STOCK		964
	SYMANTEC CORP	COMMON STOCK		2,940
	SYNOPSYS INC	COMMON STOCK		1,131
	TARGET CORP	COMMON STOCK		1,394
	TE CONNECTIVITY LTD	COMMON STOCK		2,358
	THERMO FISHER SCIENTIFIC INC	COMMON STOCK		383
	TIME WARNER CABLE INC	COMMON STOCK		5,714
	TIME WARNER INC	COMMON STOCK		4,072
	TWENTY-FIRST CENTURY FOX INC	COMMON STOCK		2,173
	TWENTY-FIRST CENTURY FOX INC	COMMON STOCK		692
	TYCO INTERNATIONAL PLC	COMMON STOCK		1,158
	UNITEDHEALTH GROUP INC	COMMON STOCK		2,294
	VMWARE INC	COMMON STOCK		441
	WAL-MART STORES INC	COMMON STOCK		2,973
	WEATHERFORD INTERNATIONAL PLC	COMMON STOCK		566
	WELLS FARGO & CO	COMMON STOCK		6,524
		DODGE & COX VALUE EQUITY FUND		$146,814
* Identified as a party-in-interest to the Plan.

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
90DAY EURODOLLAR FUTURE (CME)	EXP MAR 16	OTHER INVESTMENTS	$(18)
90DAY EURODOLLAR FUTURE (CME)	EXP SEP 16	OTHER INVESTMENTS	20
ABBVIE INC	3.600% 05/14/2025 DD 05/14/15	CORPORATE DEBT INSTRUMENTS	99
ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	CORPORATE DEBT INSTRUMENTS	223
ABBVIE INC	1.800% 05/14/2018 DD 05/14/15	CORPORATE DEBT INSTRUMENTS	279
ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	CORPORATE DEBT INSTRUMENTS	312
ABBVIE INC	1.750% 11/06/2017 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	449
ABBVIE INC	2.900% 11/06/2022 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	479
ABBVIE INC	1.750% 11/06/2017 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	1,283
ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	CORPORATE DEBT INSTRUMENTS	1,530
ABBVIE INC	1.800% 05/14/2018 DD 05/14/15	CORPORATE DEBT INSTRUMENTS	2,090
ABFC 2005-WF1 TRUST WF1 A2C	VAR RT 12/25/2034 DD 04/28/05	CORPORATE DEBT INSTRUMENTS	190
ACCESS GROUP INC 1 A2	VAR RT 08/25/2023 DD 06/08/06	CORPORATE DEBT INSTRUMENTS	164
ACCESS GROUP INC 1 A2	VAR RT 08/25/2023 DD 06/08/06	CORPORATE DEBT INSTRUMENTS	184
ACCESS GROUP INC 1 A3	VAR RT 06/22/2022 DD 06/07/05	CORPORATE DEBT INSTRUMENTS	507
ACE INA HOLDINGS INC	2.875% 11/03/2022 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	124
ACE INA HOLDINGS INC	3.350% 05/03/2026 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	125
ACTAVIS FUNDING SCS	2.450% 06/15/2019 DD 06/19/14	CORPORATE DEBT INSTRUMENTS	267
ACTAVIS FUNDING SCS	2.350% 03/12/2018 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	290
ACTAVIS FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	826
ACTAVIS FUNDING SCS	3.000% 03/12/2020 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	1,299
ACTAVIS FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	2,973
ACTAVIS FUNDING SCS	3.000% 03/12/2020 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	3,972
ACTAVIS INC	3.250% 10/01/2022 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	172
ACTAVIS INC	1.875% 10/01/2017 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	754
AETNA INC	3.500% 11/15/2024 DD 11/10/14	CORPORATE DEBT INSTRUMENTS	45
AETNA INC	2.750% 11/15/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	248
ALCOA INC	5.550% 02/01/2017 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	47
ALLIED WORLD ASSURANCE CO HOLD	7.500% 08/01/2016 DD 07/26/06	CORPORATE DEBT INSTRUMENTS	520
ALLY AUTO RECEIVABLES T SN1 A3	1.210% 12/20/2017 DD 03/31/15	CORPORATE DEBT INSTRUMENTS	548
ALLY MASTER OWNER TRUST 1 A1	VAR RT 01/15/2019 DD 02/05/14	CORPORATE DEBT INSTRUMENTS	3,445
ALLY MASTER OWNER TRUST 2 A2	1.830% 01/15/2021 DD 02/11/15	CORPORATE DEBT INSTRUMENTS	3,136
AMAZON.COM INC	3.300% 12/05/2021 DD 12/05/14	CORPORATE DEBT INSTRUMENTS	1,543
AMERICA MOVIL SAB DE CV	2.375% 09/08/2016 DD 09/08/11	CORPORATE DEBT INSTRUMENTS	954
AMERICAN AIRLINES 2013-2 CLASS	4.950% 07/15/2024 DD 07/15/14	CORPORATE DEBT INSTRUMENTS	613
AMERICAN EXPRESS CO	1.550% 05/22/2018 DD 05/22/13	CORPORATE DEBT INSTRUMENTS	719
AMERICAN EXPRESS CO	1.550% 05/22/2018 DD 05/22/13	CORPORATE DEBT INSTRUMENTS	814
AMERICAN EXPRESS CO	7.000% 03/19/2018 DD 03/19/08	CORPORATE DEBT INSTRUMENTS	887
AMERICAN EXPRESS CRED 4 C 144A	VAR RT 05/15/2020 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	2,095
AMERICAN EXPRESS CREDIT AC 1 A	VAR RT 12/15/2021 DD 05/19/14	CORPORATE DEBT INSTRUMENTS	1,036
AMERICAN EXPRESS CREDIT AC 2 A	VAR RT 05/17/2021 DD 11/13/13	CORPORATE DEBT INSTRUMENTS	810
AMERICAN EXPRESS CREDIT CORP	1.125% 06/05/2017 DD 06/05/14	CORPORATE DEBT INSTRUMENTS	602
AMERICAN EXPRESS CREDIT CORP	1.800% 07/31/2018 DD 07/31/15	CORPORATE DEBT INSTRUMENTS	1,422
AMERICAN INTERNATIONAL GROUP I	3.750% 07/10/2025 DD 07/10/15	CORPORATE DEBT INSTRUMENTS	144
AMERICAN INTERNATIONAL GROUP I	2.300% 07/16/2019 DD 07/16/14	CORPORATE DEBT INSTRUMENTS	362
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	392
AMERICAN INTERNATIONAL GROUP I	2.300% 07/16/2019 DD 07/16/14	CORPORATE DEBT INSTRUMENTS	1,309
AMERICREDIT AUTOMOBILE REC 2 B	1.190% 05/08/2018 DD 04/11/13	CORPORATE DEBT INSTRUMENTS	600
AMERISOURCEBERGEN CORP	1.150% 05/15/2017 DD 05/22/14	CORPORATE DEBT INSTRUMENTS	248
AMGEN INC	3.125% 05/01/2025 DD 05/01/15	CORPORATE DEBT INSTRUMENTS	81
AMGEN INC	3.625% 05/22/2024 DD 05/22/14	CORPORATE DEBT INSTRUMENTS	95
AMGEN INC	2.125% 05/01/2020 DD 05/01/15	CORPORATE DEBT INSTRUMENTS	255
AMPHENOL CORP	1.550% 09/15/2017 DD 09/12/14	CORPORATE DEBT INSTRUMENTS	423
ANADARKO PETROLEUM CORP	3.450% 07/15/2024 DD 07/07/14	CORPORATE DEBT INSTRUMENTS	262
ANADARKO PETROLEUM CORP	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	472
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	624
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	1,012
ANALOG DEVICES INC	3.900% 12/15/2025 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	40
ANCHORAGE CAPITAL C 3A A1 144A	VAR RT 04/28/2026 DD 03/27/14	CORPORATE DEBT INSTRUMENTS	791
ANHEUSER-BUSCH INBEV FINANCE I	2.625% 01/17/2023 DD 01/17/13	CORPORATE DEBT INSTRUMENTS	1,440
ANTHEM INC	3.500% 08/15/2024 DD 08/12/14	CORPORATE DEBT INSTRUMENTS	73
ANTHEM INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	533
APIDOS CINCO CDO LT CA A1 144A	VAR RT 05/14/2020 DD 05/30/07	CORPORATE DEBT INSTRUMENTS	138
APIDOS CLO IX 9AR AR 144A	VAR RT 07/15/2023 DD 04/15/15	CORPORATE DEBT INSTRUMENTS	750
APPLE INC	2.850% 05/06/2021 DD 05/06/14	CORPORATE DEBT INSTRUMENTS	46
APPLE INC	2.100% 05/06/2019 DD 05/06/14	CORPORATE DEBT INSTRUMENTS	511
APPLE INC	1.000% 05/03/2018 DD 05/03/13	CORPORATE DEBT INSTRUMENTS	942
APPLIED MATERIALS INC	3.900% 10/01/2025 DD 09/24/15	CORPORATE DEBT INSTRUMENTS	55
APPLIED MATERIALS INC	2.625% 10/01/2020 DD 09/24/15	CORPORATE DEBT INSTRUMENTS	75

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	ARES XXVI CLO LTD 1A A 144A	VAR RT 04/15/2025 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	491
	ARIZONA PUBLIC SERVICE CO	2.200% 01/15/2020 DD 01/12/15	CORPORATE DEBT INSTRUMENTS	347
	ARROW ELECTRONICS INC	3.000% 03/01/2018 DD 02/20/13	CORPORATE DEBT INSTRUMENTS	250
	AT&T INC	2.450% 06/30/2020 DD 05/04/15	CORPORATE DEBT INSTRUMENTS	69
	AT&T INC	5.600% 05/15/2018 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	69
	AT&T INC	2.375% 11/27/2018 DD 11/27/13	CORPORATE DEBT INSTRUMENTS	101
	AT&T INC	5.500% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	177
	AT&T INC	3.000% 06/30/2022 DD 05/04/15	CORPORATE DEBT INSTRUMENTS	254
	AT&T INC	VAR RT 02/12/2016 DD 02/12/13	CORPORATE DEBT INSTRUMENTS	490
	AT&T INC	1.700% 06/01/2017 DD 06/14/12	CORPORATE DEBT INSTRUMENTS	777
	AT&T INC	2.450% 06/30/2020 DD 05/04/15	CORPORATE DEBT INSTRUMENTS	1,940
	AUSTRALIA & NEW ZEALAND BANKIN	1.875% 10/06/2017 DD 09/11/12	CORPORATE DEBT INSTRUMENTS	1,103
	AUTOMATIC DATA PROCESSING INC	3.375% 09/15/2025 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	127
	AUTOMATIC DATA PROCESSING INC	2.250% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	803
	AUTOMATIC DATA PROCESSING INC	2.250% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	1,305
	AVIATION CAPITAL GROUP CO 144A	2.875% 09/17/2018 DD 09/17/15	CORPORATE DEBT INSTRUMENTS	268
	AVIS BUDGET RENTAL C 1A A 144A	2.500% 07/20/2021 DD 01/29/15	CORPORATE DEBT INSTRUMENTS	593
	AVIS BUDGET RENTAL C 1A A 144A	1.920% 09/20/2019 DD 02/13/13	CORPORATE DEBT INSTRUMENTS	2,084
	AVIS BUDGET RENTAL C 2A A 144A	2.630% 12/20/2021 DD 05/27/15	CORPORATE DEBT INSTRUMENTS	691
	AVIS BUDGET RENTAL C 2A A 144A	2.500% 02/20/2021 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	1,098
	BA CREDIT CARD TRUST A11 A11	VAR RT 12/15/2019 DD 08/02/07	CORPORATE DEBT INSTRUMENTS	995
	BA CREDIT CARD TRUST A2 A	VAR RT 09/16/2019 DD 05/14/14	CORPORATE DEBT INSTRUMENTS	2,797
	BAE SYSTEMS HOLDINGS INC 144A	3.850% 12/15/2025 DD 12/10/15	CORPORATE DEBT INSTRUMENTS	20
	BAE SYSTEMS HOLDINGS INC 144A	2.850% 12/15/2020 DD 12/10/15	CORPORATE DEBT INSTRUMENTS	50
	BANC OF AMERICA COMMERCIA 1 A4	5.451% 01/15/2049 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	1,028
	BANC OF AMERICA COMMERCIA 2 A4	VAR RT 05/10/2045 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	429
	BANCO BILBAO VIZCAYA ARGENTARI	3.000% 10/20/2020 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	647
	BANK OF AMERICA CORP	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	74
	BANK OF AMERICA CORP	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	102
	BANK OF AMERICA CORP	5.750% 08/15/2016 DD 08/14/06	CORPORATE DEBT INSTRUMENTS	215
	BANK OF AMERICA CORP	5.000% 05/13/2021 DD 05/13/11	CORPORATE DEBT INSTRUMENTS	219
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	219
	BANK OF AMERICA CORP	3.875% 08/01/2025 DD 07/30/15	CORPORATE DEBT INSTRUMENTS	330
	BANK OF AMERICA CORP	6.000% 09/01/2017 DD 08/23/07	CORPORATE DEBT INSTRUMENTS	335
	BANK OF AMERICA CORP	3.750% 07/12/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	415
	BANK OF AMERICA CORP	4.000% 04/01/2024 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	511
	BANK OF AMERICA CORP	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	552
	BANK OF AMERICA CORP	VAR RT 10/14/2016 DD 10/26/06	CORPORATE DEBT INSTRUMENTS	728
	BANK OF AMERICA CORP	3.875% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	746
	BANK OF AMERICA CORP	2.250% 04/21/2020 DD 04/21/15	CORPORATE DEBT INSTRUMENTS	786
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	790
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	1,022
	BANK OF AMERICA CORP	2.650% 04/01/2019 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	1,043
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	1,134
	BANK OF AMERICA CORP	VAR RT 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	1,204
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	1,284
	BANK OF AMERICA CORP	2.000% 01/11/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	1,298
	BANK OF AMERICA CORP	6.500% 08/01/2016 DD 07/28/09	CORPORATE DEBT INSTRUMENTS	1,775
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	2,007
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	2,903
	BANK OF AMERICA NA	5.300% 03/15/2017 DD 03/13/07	CORPORATE DEBT INSTRUMENTS	260
	BANK OF AMERICA NA	1.650% 03/26/2018 DD 03/26/15	CORPORATE DEBT INSTRUMENTS	298
	BANK OF AMERICA NA	1.750% 06/05/2018 DD 06/05/15	CORPORATE DEBT INSTRUMENTS	636
	BANK OF MONTREAL	1.300% 07/14/2017 DD 07/14/14	CORPORATE DEBT INSTRUMENTS	693
	BANK OF MONTREAL	1.450% 04/09/2018 DD 04/09/13	CORPORATE DEBT INSTRUMENTS	995
*	BANK OF NEW YORK MELLON CORP/T	3.000% 02/24/2025 DD 02/24/15	CORPORATE DEBT INSTRUMENTS	64
*	BANK OF NEW YORK MELLON CORP/T	3.400% 05/15/2024 DD 05/07/14	CORPORATE DEBT INSTRUMENTS	220
	BANK OF NOVA SCOTIA/THE 144A	1.950% 01/30/2017 DD 01/30/12	CORPORATE DEBT INSTRUMENTS	1,230
	BANK OF TOKYO-MITSUBISHI 144A	2.150% 09/14/2018 DD 09/14/15	CORPORATE DEBT INSTRUMENTS	449
	BARCLAYS BANK PLC	2.500% 02/20/2019 DD 02/20/14	CORPORATE DEBT INSTRUMENTS	526
	BARCLAYS BANK PLC 144A	2.250% 05/10/2017 DD 05/10/12	CORPORATE DEBT INSTRUMENTS	1,086
	BARCLAYS PLC	3.650% 03/16/2025 DD 03/16/15	CORPORATE DEBT INSTRUMENTS	298
	BARCLAYS PLC	2.875% 06/08/2020 DD 06/08/15	CORPORATE DEBT INSTRUMENTS	414
	BARCLAYS PLC	2.750% 11/08/2019 DD 11/10/14	CORPORATE DEBT INSTRUMENTS	523
	BAT INTERNATIONAL FINANCE 144A	1.850% 06/15/2018 DD 06/15/15	CORPORATE DEBT INSTRUMENTS	400
	BAT INTERNATIONAL FINANCE 144A	2.750% 06/15/2020 DD 06/15/15	CORPORATE DEBT INSTRUMENTS	575
	BATTALION CLO IV LT 4A A1 144A	VAR RT 10/22/2025 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	593
	BAXALTA INC 144A	4.000% 06/23/2025 DD 06/23/15	CORPORATE DEBT INSTRUMENTS	74
	BAXTER INTERNATIONAL INC	1.850% 01/15/2017 DD 12/19/11	CORPORATE DEBT INSTRUMENTS	241

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
BAYER US FINANCE LLC 144A	3.000% 10/08/2021 DD 10/08/14	CORPORATE DEBT INSTRUMENTS	983
BAYER US FINANCE LLC 144A	2.375% 10/08/2019 DD 10/08/14	CORPORATE DEBT INSTRUMENTS	1,041
BB&T CORP	1.600% 08/15/2017 DD 08/14/12	CORPORATE DEBT INSTRUMENTS	476
BEAR STEARNS COMMERCI PW11 A1A	VAR RT 03/11/2039 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	691
BEAR STEARNS COMMERCI PW14 A1A	5.189% 12/11/2038 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	737
BEAR STEARNS COMMERCI PW16 A1A	VAR RT 06/11/2040 DD 06/01/07	CORPORATE DEBT INSTRUMENTS	833
BEAR STEARNS COMMERCIA PW16 A4	VAR RT 06/11/2040 DD 06/01/07	CORPORATE DEBT INSTRUMENTS	804
BEAR STEARNS COMMERCIAL T24 A4	5.537% 10/12/2041 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	973
BEAR STEARNS COS LLC/THE	5.550% 01/22/2017 DD 11/22/06	CORPORATE DEBT INSTRUMENTS	146
BEAR STEARNS COS LLC/THE	4.650% 07/02/2018 DD 06/25/03	CORPORATE DEBT INSTRUMENTS	154
BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	418
BECTON DICKINSON AND CO	1.800% 12/15/2017 DD 12/15/14	CORPORATE DEBT INSTRUMENTS	100
BELLSOUTH LLC 144A	VAR RT 04/26/2021 DD 04/26/15	CORPORATE DEBT INSTRUMENTS	759
BENEFIT STREET PAR IIA A1 144A	VAR RT 07/15/2024 DD 06/13/13	CORPORATE DEBT INSTRUMENTS	1,072
BHP BILLITON FINANCE USA 144A	VAR RT 10/19/2075 DD 10/19/15	CORPORATE DEBT INSTRUMENTS	303
BIOGEN INC	4.050% 09/15/2025 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	40
BIOGEN INC	2.900% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	180
BLUE HILL CLO LTD 1A A 144A	VAR RT 01/15/2026 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	297
BNP PARIBAS SA	2.375% 09/14/2017 DD 09/14/12	CORPORATE DEBT INSTRUMENTS	273
BNP PARIBAS SA	2.375% 05/21/2020 DD 05/21/15	CORPORATE DEBT INSTRUMENTS	470
BOEING CO/THE	2.500% 03/01/2025 DD 02/20/15	CORPORATE DEBT INSTRUMENTS	63
BOSTON SCIENTIFIC CORP	2.850% 05/15/2020 DD 05/12/15	CORPORATE DEBT INSTRUMENTS	114
BOSTON SCIENTIFIC CORP	3.850% 05/15/2025 DD 05/12/15	CORPORATE DEBT INSTRUMENTS	300
BOSTON SCIENTIFIC CORP	2.650% 10/01/2018 DD 08/13/13	CORPORATE DEBT INSTRUMENTS	382
BP CAPITAL MARKETS PLC	1.375% 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	227
BP CAPITAL MARKETS PLC	1.375% 11/06/2017 DD 11/06/12	CORPORATE DEBT INSTRUMENTS	298
BP CAPITAL MARKETS PLC	VAR RT 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	492
BP CAPITAL MARKETS PLC	2.237% 05/10/2019 DD 02/10/14	CORPORATE DEBT INSTRUMENTS	501
BPCE SA	2.250% 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	394
BPCE SA	2.500% 07/15/2019 DD 07/15/14	CORPORATE DEBT INSTRUMENTS	552
BPCE SA	2.500% 07/15/2019 DD 07/15/14	CORPORATE DEBT INSTRUMENTS	1,505
BRAZOS HIGHER EDUCATION 1 1A3	VAR RT 09/26/2022 DD 03/08/05	CORPORATE DEBT INSTRUMENTS	300
BRAZOS HIGHER EDUCATION 2 A10	VAR RT 12/26/2019 DD 06/23/05	CORPORATE DEBT INSTRUMENTS	506
BRAZOS HIGHER EDUCATION 3 A15	VAR RT 03/25/2025 DD 11/22/05	CORPORATE DEBT INSTRUMENTS	532
BRINKER INTERNATIONAL INC	2.600% 05/15/2018 DD 05/15/13	CORPORATE DEBT INSTRUMENTS	398
BRITISH TELECOMMUNICATIONS PLC	2.350% 02/14/2019 DD 02/14/14	CORPORATE DEBT INSTRUMENTS	376
BRITISH TELECOMMUNICATIONS PLC	5.950% 01/15/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	394
BROOKSIDE MILL CLO 1A A1 144A	VAR RT 04/17/2025 DD 05/23/13	CORPORATE DEBT INSTRUMENTS	488
BROWN-FORMAN CORP	2.500% 01/15/2016 DD 12/16/10	CORPORATE DEBT INSTRUMENTS	500
BUCKEYE PARTNERS LP	4.150% 07/01/2023 DD 06/10/13	CORPORATE DEBT INSTRUMENTS	343
BURLINGTON NORTHERN SANTA FE L	3.000% 04/01/2025 DD 03/09/15	CORPORATE DEBT INSTRUMENTS	154
CABELA'S CREDIT CARD MAST 2 A1	2.250% 07/17/2023 DD 07/15/15	CORPORATE DEBT INSTRUMENTS	1,101
CALIFORNIA ST	7.300% 10/01/2039 DD 10/15/09	OTHER INVESTMENTS	70
CALIFORNIA ST	7.625% 03/01/2040 DD 04/01/10	OTHER INVESTMENTS	87
CANADIAN NATIONAL RAILWAY CO	5.550% 05/15/2018 DD 05/01/08	CORPORATE DEBT INSTRUMENTS	67
CANADIAN PACIFIC RAILWAY CO	3.700% 02/01/2026 DD 08/03/15	CORPORATE DEBT INSTRUMENTS	49
CAPITAL AUTO RECEIVABLES 1 A3	0.790% 06/20/2017 DD 01/24/13	CORPORATE DEBT INSTRUMENTS	71
CAPITAL ONE BANK USA NA	2.150% 11/21/2018 DD 11/21/13	CORPORATE DEBT INSTRUMENTS	347
CAPITAL ONE FINANCIAL CORP	6.150% 09/01/2016 DD 08/29/06	CORPORATE DEBT INSTRUMENTS	108
CAPITAL ONE FINANCIAL CORP	3.500% 06/15/2023 DD 06/06/13	CORPORATE DEBT INSTRUMENTS	235
CAPITAL ONE FINANCIAL CORP	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	626
CAPITAL ONE MULTI-ASSET A5 A5	1.600% 05/17/2021 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	1,116
CAPITAL ONE MULTI-ASSET A5 A5	1.480% 07/15/2020 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	1,130
CAPITAL ONE MULTI-ASSET A5 A5	1.480% 07/15/2020 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	2,651
CAPITAL ONE MULTI-ASSET A7 A7	1.450% 08/16/2021 DD 10/27/15	CORPORATE DEBT INSTRUMENTS	947
CAPITAL ONE NA/MCLEAN VA	1.650% 02/05/2018 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	366
CAPITAL ONE NA/MCLEAN VA	2.950% 07/23/2021 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	668
CAPITAL ONE NA/MCLEAN VA	1.650% 02/05/2018 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	668
CAPITAL ONE NA/MCLEAN VA	1.500% 03/22/2018 DD 03/22/13	CORPORATE DEBT INSTRUMENTS	787
CARDINAL HEALTH INC	1.900% 06/15/2017 DD 05/21/12	CORPORATE DEBT INSTRUMENTS	431
CATAMARAN CLO 2014- 1A A1 144A	VAR RT 04/20/2026 DD 05/06/14	CORPORATE DEBT INSTRUMENTS	248
CATAMARAN CLO 2014- 2A A1 144A	VAR RT 10/18/2026 DD 09/18/14	CORPORATE DEBT INSTRUMENTS	247
CATERPILLAR FINANCIAL SERVICES	2.750% 08/20/2021 DD 08/20/14	CORPORATE DEBT INSTRUMENTS	542
CATERPILLAR FINANCIAL SERVICES	2.000% 03/05/2020 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	1,239
CCO SAFARI II LLC 144A	4.908% 07/23/2025 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	400
CCO SAFARI II LLC 144A	3.579% 07/23/2020 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	845
CCO SAFARI II LLC 144A	4.464% 07/23/2022 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	862
CCO SAFARI II LLC 144A	4.464% 07/23/2022 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	1,908
CCP_IRS R US0003M P 2.75%	2045 DEC 16 CME	OTHER INVESTMENTS	(53)

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
CCP_IRS. R USD-LIBOR-BBA 3M CM	PAY 2.25% 2026 JUN 15	OTHER INVESTMENTS	117
CD 2006-CD3 MORTGAGE TR CD3 A5	5.617% 10/15/2048 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,391
CDP FINANCIAL INC 144A	3.150% 07/24/2024 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	738
CDP FINANCIAL INC 144A	4.400% 11/25/2019 DD 11/25/09	CORPORATE DEBT INSTRUMENTS	1,999
CELGENE CORP	2.125% 08/15/2018 DD 08/12/15	CORPORATE DEBT INSTRUMENTS	120
CELGENE CORP	2.875% 08/15/2020 DD 08/12/15	CORPORATE DEBT INSTRUMENTS	159
CENTERPOINT ENERGY INC	6.500% 05/01/2018 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	155
CENTERPOINT ENERGY RESOURCES C	6.150% 05/01/2016 DD 05/18/06	CORPORATE DEBT INSTRUMENTS	116
CF INDUSTRIES INC	3.450% 06/01/2023 DD 05/23/13	CORPORATE DEBT INSTRUMENTS	200
CGRBS COMMERCIAL M VN05 A 144A	3.369% 03/13/2035 DD 03/01/13	CORPORATE DEBT INSTRUMENTS	693
CHARLES SCHWAB CORP/THE	1.500% 03/10/2018 DD 03/10/15	CORPORATE DEBT INSTRUMENTS	50
CHASE ISSUANCE TRUST A2 A2	1.590% 02/18/2020 DD 03/13/15	CORPORATE DEBT INSTRUMENTS	1,120
CHASE ISSUANCE TRUST A5 A5	VAR RT 04/15/2021 DD 05/14/14	CORPORATE DEBT INSTRUMENTS	1,493
CHASE ISSUANCE TRUST A7 A7	1.620% 07/15/2020 DD 07/29/15	CORPORATE DEBT INSTRUMENTS	977
CHASE ISSUANCE TRUST C1 C1	VAR RT 04/15/2019 DD 02/21/07	CORPORATE DEBT INSTRUMENTS	4,680
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,731
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,743
CHUBB INA HOLDINGS INC	5.800% 03/15/2018 DD 02/14/08	CORPORATE DEBT INSTRUMENTS	116
CHUBB INA HOLDINGS INC	2.700% 03/13/2023 DD 03/13/13	CORPORATE DEBT INSTRUMENTS	391
CHUBB INA HOLDINGS INC	2.875% 11/03/2022 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	928
CIGNA CORP	3.250% 04/15/2025 DD 03/20/15	CORPORATE DEBT INSTRUMENTS	123
CIGNA CORP	3.250% 04/15/2025 DD 03/20/15	CORPORATE DEBT INSTRUMENTS	368
CITIBANK CREDIT CARD ISS A1 A1	2.880% 01/23/2023 DD 01/24/14	CORPORATE DEBT INSTRUMENTS	832
CITIBANK CREDIT CARD ISS A7 A7	VAR RT 05/20/2020 DD 05/20/08	CORPORATE DEBT INSTRUMENTS	1,072
CITIBANK CREDIT CARD ISS A8 A8	1.730% 04/09/2020 DD 09/24/14	CORPORATE DEBT INSTRUMENTS	967
CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	CORPORATE DEBT INSTRUMENTS	977
CITIGROUP COMMERCIAL M GC21 A2	2.904% 05/10/2047 DD 05/01/14	CORPORATE DEBT INSTRUMENTS	2,278
CITIGROUP COMMERCIAL MO C4 A1A	VAR RT 03/15/2049 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,046
CITIGROUP COMMERCIAL MOR C6 A4	VAR RT 12/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	196
CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	CORPORATE DEBT INSTRUMENTS	780
CITIGROUP INC	VAR RT 04/01/2016 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	570
CITIGROUP INC	1.800% 02/05/2018 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	638
CITIGROUP INC	1.350% 03/10/2017 DD 03/10/14	CORPORATE DEBT INSTRUMENTS	648
CITIGROUP INC	1.300% 04/01/2016 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	696
CITIGROUP INC	1.800% 02/05/2018 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	1,245
CITIGROUP INC	2.500% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	1,291
CITIGROUP INC	1.700% 04/27/2018 DD 04/27/15	CORPORATE DEBT INSTRUMENTS	1,584
CLEVELAND ELECTRIC ILLUMINATIN	5.700% 04/01/2017 DD 03/27/07	CORPORATE DEBT INSTRUMENTS	109
CNOOC FINANCE 2013 LTD	1.750% 05/09/2018 DD 05/09/13	CORPORATE DEBT INSTRUMENTS	212
CNOOC NEXEN FINANCE 2014 ULC	1.625% 04/30/2017 DD 04/30/14	CORPORATE DEBT INSTRUMENTS	597
COBALT CMBS COMMERCIAL M C1 A4	5.223% 08/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	99
COBALT CMBS COMMERCIAL M C2 A3	VAR RT 04/15/2047 DD 04/01/07	CORPORATE DEBT INSTRUMENTS	2,078
COCA-COLA CO/THE	2.875% 10/27/2025 DD 10/27/15	CORPORATE DEBT INSTRUMENTS	232
COMCAST CORP	5.875% 02/15/2018 DD 11/17/06	CORPORATE DEBT INSTRUMENTS	327
COMCAST CORP	3.375% 08/15/2025 DD 05/27/15	CORPORATE DEBT INSTRUMENTS	430
COMM 2006-C7 MORTGAGE TR C7 A4	VAR RT 06/10/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,220
COMM 2013-CCRE12 MORTG CR12 A3	3.765% 10/10/2046 DD 11/01/13	CORPORATE DEBT INSTRUMENTS	571
COMM 2014-CCRE21 MORTG CR21 A3	3.528% 12/10/2047 DD 12/01/14	CORPORATE DEBT INSTRUMENTS	348
COMM 2014-UBS3 MORTGAG UBS3 A2	2.844% 06/10/2047 DD 06/01/14	CORPORATE DEBT INSTRUMENTS	2,031
COMM 2015-LC19 MORTGAG LC19 A2	2.793% 02/10/2048 DD 02/01/15	CORPORATE DEBT INSTRUMENTS	1,772
COMMERCIAL MORTGAGE PAS CR3 A2	1.765% 10/15/2045 DD 10/01/12	CORPORATE DEBT INSTRUMENTS	1,261
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2046 DD 01/01/16	U.S. GOVERNMENT SECURITIES	3,000
COMMIT TO PUR FNMA SF MTG	4.500% 02/01/2046 DD 02/01/16	U.S. GOVERNMENT SECURITIES	3,019
COMMIT TO PUR FNMA SF MTG	3.500% 02/01/2046 DD 02/01/16	U.S. GOVERNMENT SECURITIES	4,736
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2046 DD 02/01/16	U.S. GOVERNMENT SECURITIES	8,449
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2031 DD 01/01/16	U.S. GOVERNMENT SECURITIES	9,575
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2046 DD 01/01/16	U.S. GOVERNMENT SECURITIES	2,398
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2046 DD 01/01/16	U.S. GOVERNMENT SECURITIES	26,230
COMMONWEALTH BANK OF AUSTRALIA	2.500% 09/20/2018 DD 09/20/13	CORPORATE DEBT INSTRUMENTS	963
COMMONWEALTH BANK OF AUSTRALIA	1.625% 03/12/2018 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	2,791
COMMONWEALTH EDISON CO	5.800% 03/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	298
COMMONWEALTH EDISON CO	1.950% 09/01/2016 DD 09/07/11	CORPORATE DEBT INSTRUMENTS	461
COMMONWEALTH EDISON CO	5.950% 08/15/2016 DD 08/28/06	CORPORATE DEBT INSTRUMENTS	734
COMPASS BANK	1.850% 09/29/2017 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	570
COMPASS BANK	1.850% 09/29/2017 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	2,181
CONAGRA FOODS INC	1.900% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	1,208
CONOCOPHILLIPS CO	3.350% 11/15/2024 DD 11/12/14	CORPORATE DEBT INSTRUMENTS	325
CONSOLIDATED EDISON CO OF NEW	5.850% 04/01/2018 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	28
CONTINENTAL RESOURCES INC/OK	3.800% 06/01/2024 DD 05/19/14	CORPORATE DEBT INSTRUMENTS	130

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	CORE INDUSTRIAL TR TEXW A 144A	3.077% 02/10/2034 DD 04/01/15	CORPORATE DEBT INSTRUMENTS	580
	CORP ANDINA DE FOMENTO	8.125% 06/04/2019 DD 06/04/09	CORPORATE DEBT INSTRUMENTS	88
	COVIDIEN INTERNATIONAL FINANCE	6.000% 10/15/2017 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	28
	CREDIT AGRICOLE SA/LONDON 144A	VAR RT 04/15/2019 DD 04/15/14	CORPORATE DEBT INSTRUMENTS	1,392
	CREDIT AGRICOLE SA/LONDON 144A	VAR RT 04/15/2019 DD 04/15/14	CORPORATE DEBT INSTRUMENTS	2,983
	CREDIT SUISSE AG/NEW YORK NY	1.375% 05/26/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	692
	CREDIT SUISSE AG/NEW YORK NY	2.300% 05/28/2019 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	901
	CREDIT SUISSE AG/NEW YORK NY	1.375% 05/26/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	1,239
	CREDIT SUISSE AG/NEW YORK NY	2.300% 05/28/2019 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	1,977
	CREDIT SUISSE AG/NEW YORK NY	VAR RT 01/29/2018 DD 01/29/15	CORPORATE DEBT INSTRUMENTS	2,791
	CREDIT SUISSE COMMERCIAL C1 A2	VAR RT 02/15/2041 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	32
	CREDIT SUISSE COMMERCIAL C3 A3	VAR RT 06/15/2038 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,906
	CREDIT SUISSE GROUP FUNDI 144A	3.125% 12/10/2020 DD 12/10/15	CORPORATE DEBT INSTRUMENTS	622
	CSMC TRUST 2015-GL GLPB A 144A	3.639% 11/15/2034 DD 12/01/15	CORPORATE DEBT INSTRUMENTS	718
	CSX CORP	7.375% 02/01/2019 DD 01/20/09	CORPORATE DEBT INSTRUMENTS	1,746
	CVS HEALTH CORP	5.750% 06/01/2017 DD 05/25/07	CORPORATE DEBT INSTRUMENTS	25
	CVS HEALTH CORP	3.375% 08/12/2024 DD 08/12/14	CORPORATE DEBT INSTRUMENTS	89
	CVS HEALTH CORP	3.875% 07/20/2025 DD 07/20/15	CORPORATE DEBT INSTRUMENTS	199
	CVS HEALTH CORP	2.800% 07/20/2020 DD 07/20/15	CORPORATE DEBT INSTRUMENTS	266
	CVS HEALTH CORP	2.250% 12/05/2018 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	301
	CVS HEALTH CORP	1.900% 07/20/2018 DD 07/20/15	CORPORATE DEBT INSTRUMENTS	325
	CVS HEALTH CORP	2.800% 07/20/2020 DD 07/20/15	CORPORATE DEBT INSTRUMENTS	3,385
	CWABS INC ASSET-BACKED C 6 2A5	VAR RT 11/25/2034 DD 06/30/04	CORPORATE DEBT INSTRUMENTS	178
	DAIMLER FINANCE NORTH AME 144A	2.700% 08/03/2020 DD 08/03/15	CORPORATE DEBT INSTRUMENTS	322
	DAIMLER FINANCE NORTH AME 144A	2.250% 03/02/2020 DD 03/02/15	CORPORATE DEBT INSTRUMENTS	489
	DAIMLER FINANCE NORTH AME 144A	3.000% 03/28/2016 DD 03/28/11	CORPORATE DEBT INSTRUMENTS	818
	DANAHER CORP	3.350% 09/15/2025 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	330
	DAYTON POWER & LIGHT CO/THE	1.875% 09/15/2016 DD 03/15/14	CORPORATE DEBT INSTRUMENTS	505
	DCP MIDSTREAM OPERATING LP	2.700% 04/01/2019 DD 03/13/14	CORPORATE DEBT INSTRUMENTS	401
	DELTA AIR LINES 2010-2 CLASS A	4.950% 11/23/2020 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	183
	DEUTSCHE BANK AG/LONDON	1.875% 02/13/2018 DD 02/13/15	CORPORATE DEBT INSTRUMENTS	367
	DEUTSCHE BANK AG/LONDON	1.350% 05/30/2017 DD 05/30/14	CORPORATE DEBT INSTRUMENTS	720
	DEVON ENERGY CORP	4.000% 07/15/2021 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	206
	DIAGEO CAPITAL PLC	1.125% 04/29/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	925
	DIRECTV HOLDINGS LLC / DIRECTV	4.600% 02/15/2021 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	257
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	403
	DIRECTV HOLDINGS LLC / DIRECTV	3.800% 03/15/2022 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	488
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	781
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	806
	DISCOVER BANK/GREENWOOD DE	3.100% 06/04/2020 DD 06/04/15	CORPORATE DEBT INSTRUMENTS	251
	DISCOVER BANK/GREENWOOD DE	2.000% 02/21/2018 DD 02/21/13	CORPORATE DEBT INSTRUMENTS	2,498
	DISCOVER CARD EXECUTION A3 A3	1.220% 10/15/2019 DD 05/05/14	CORPORATE DEBT INSTRUMENTS	2,497
	DISCOVER CARD EXECUTION A5 A5	1.040% 04/15/2019 DD 10/29/13	CORPORATE DEBT INSTRUMENTS	1,024
	DISCOVER CARD EXECUTION N A2 A	1.900% 10/17/2022 DD 04/29/15	CORPORATE DEBT INSTRUMENTS	641
	DISCOVER CARD EXECUTION N A5 A	1.390% 04/15/2020 DD 10/16/14	CORPORATE DEBT INSTRUMENTS	1,097
	DISCOVER CARD EXECUTION N A5 A	1.390% 04/15/2020 DD 10/16/14	CORPORATE DEBT INSTRUMENTS	2,643
	DISCOVER FINANCIAL SERVICES	3.750% 03/04/2025 DD 03/04/15	CORPORATE DEBT INSTRUMENTS	29
	DNB BOLIGKREDITT AS 144A	2.900% 03/29/2016 DD 03/29/11	CORPORATE DEBT INSTRUMENTS	151
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	35
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	668
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	2,471
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	3,778
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	5,736
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	13,410
	DTE ELECTRIC CO	3.900% 06/01/2021 DD 05/18/11	CORPORATE DEBT INSTRUMENTS	2,463
	DTE ENERGY CO	2.400% 12/01/2019 DD 11/24/14	CORPORATE DEBT INSTRUMENTS	154
	DUKE ENERGY CAROLINAS LLC	5.100% 04/15/2018 DD 04/14/08	CORPORATE DEBT INSTRUMENTS	285
	DUKE ENERGY CAROLINAS LLC	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	293
	DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	CORPORATE DEBT INSTRUMENTS	279
	DUKE ENERGY FLORIDA LLC	5.800% 09/15/2017 DD 09/18/07	CORPORATE DEBT INSTRUMENTS	84
	DUKE ENERGY PROGRESS LLC	VAR RT 03/06/2017 DD 03/06/14	CORPORATE DEBT INSTRUMENTS	499
	DUKE ENERGY PROGRESS LLC	3.000% 09/15/2021 DD 09/15/11	CORPORATE DEBT INSTRUMENTS	510
	DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	10
	DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	68
	EASTMAN CHEMICAL CO	3.800% 03/15/2025 DD 11/20/14	CORPORATE DEBT INSTRUMENTS	223
	EASTMAN CHEMICAL CO	2.700% 01/15/2020 DD 11/20/14	CORPORATE DEBT INSTRUMENTS	376
	EATON CORP	2.750% 11/02/2022 DD 11/02/13	CORPORATE DEBT INSTRUMENTS	67
	ECOLAB INC	2.250% 01/12/2020 DD 01/15/15	CORPORATE DEBT INSTRUMENTS	134
	EDSOUTH INDENTURE NO 2 A 144A	VAR RT 05/25/2039 DD 05/29/14	CORPORATE DEBT INSTRUMENTS	818

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
ELECTRICITE DE FRANCE SA 144A	VAR RT 01/20/2017 DD 01/22/14	CORPORATE DEBT INSTRUMENTS	2,995
ELI LILLY & CO	1.250% 03/01/2018 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	224
EMD FINANCE LLC 144A	2.950% 03/19/2022 DD 03/19/15	CORPORATE DEBT INSTRUMENTS	772
ENABLE MIDSTREAM PARTNERS LP	2.400% 05/15/2019 DD 11/15/15	CORPORATE DEBT INSTRUMENTS	244
ENBRIDGE INC	VAR RT 06/02/2017 DD 06/04/14	CORPORATE DEBT INSTRUMENTS	343
ENERGY TRANSFER PARTNERS LP	3.600% 02/01/2023 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	41
ENERGY TRANSFER PARTNERS LP	5.200% 02/01/2022 DD 01/17/12	CORPORATE DEBT INSTRUMENTS	56
ENERGY TRANSFER PARTNERS LP	2.500% 06/15/2018 DD 06/23/15	CORPORATE DEBT INSTRUMENTS	369
ENERGY TRANSFER PARTNERS LP	6.700% 07/01/2018 DD 03/28/08	CORPORATE DEBT INSTRUMENTS	384
ENLINK MIDSTREAM PARTNERS LP	2.700% 04/01/2019 DD 03/19/14	CORPORATE DEBT INSTRUMENTS	292
ENTERGY ARKANSAS INC	3.700% 06/01/2024 DD 03/14/14	CORPORATE DEBT INSTRUMENTS	240
ENTERPRISE PRODUCTS OPERATING	3.750% 02/15/2025 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	18
ENTERPRISE PRODUCTS OPERATING	1.650% 05/07/2018 DD 05/07/15	CORPORATE DEBT INSTRUMENTS	59
ENTERPRISE PRODUCTS OPERATING	2.550% 10/15/2019 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	326
ENTERPRISE PRODUCTS OPERATING	3.350% 03/15/2023 DD 03/18/13	CORPORATE DEBT INSTRUMENTS	366
ENTERPRISE PRODUCTS OPERATING	3.750% 02/15/2025 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	521
ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	625
ENTERPRISE PRODUCTS OPERATING	2.550% 10/15/2019 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	863
ERAC USA FINANCE LLC 144A	2.800% 11/01/2018 DD 07/23/13	CORPORATE DEBT INSTRUMENTS	146
ERAC USA FINANCE LLC 144A	1.400% 04/15/2016 DD 10/15/12	CORPORATE DEBT INSTRUMENTS	165
ERAC USA FINANCE LLC 144A	2.750% 03/15/2017 DD 03/15/12	CORPORATE DEBT INSTRUMENTS	375
ERAC USA FINANCE LLC 144A	2.350% 10/15/2019 DD 07/03/14	CORPORATE DEBT INSTRUMENTS	1,429
ERP OPERATING LP	5.375% 08/01/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	162
EVERSOURCE ENERGY	1.450% 05/01/2018 DD 05/13/13	CORPORATE DEBT INSTRUMENTS	512
EXELON CORP	2.850% 06/15/2020 DD 06/11/15	CORPORATE DEBT INSTRUMENTS	65
EXELON GENERATION CO LLC	4.250% 06/15/2022 DD 12/15/12	CORPORATE DEBT INSTRUMENTS	119
EXPRESS SCRIPTS HOLDING CO	1.250% 06/02/2017 DD 06/05/14	CORPORATE DEBT INSTRUMENTS	363
FANNIE MAE CONNECTICUT C01 1M1	VAR RT 02/25/2025 DD 02/26/15	CORPORATE DEBT INSTRUMENTS	282
FANNIE MAE CONNECTICUT C02 1M1	VAR RT 05/25/2025 DD 05/27/15	CORPORATE DEBT INSTRUMENTS	1,438
FANNIE MAE CONNECTICUT C04 1M1	VAR RT 11/25/2024 DD 11/25/14	CORPORATE DEBT INSTRUMENTS	1,156
FEDERAL HOME LN BK CONS BD	1.830% 07/29/2020 DD 07/20/15	U.S. GOVERNMENT SECURITIES	669
FEDERAL HOME LN BK CONS BD	2.875% 06/13/2025 DD 06/22/15	U.S. GOVERNMENT SECURITIES	1,416
FEDERAL HOME LN MTG CORP	1.000% 09/27/2017 DD 09/27/12	U.S. GOVERNMENT SECURITIES	904
FEDERAL HOME LN MTG CORP	1.200% 10/29/2018 DD 10/29/15	U.S. GOVERNMENT SECURITIES	1,529
FEDERAL HOME LN MTG CORP	4.875% 06/13/2018 DD 06/13/08	U.S. GOVERNMENT SECURITIES	11,945
FEDERAL HOME LN MTG CORP DISC	MAT 01/22/2016	U.S. GOVERNMENT SECURITIES	100
FEDERAL HOME LN MTG CORP DISC	MAT 01/15/2016	U.S. GOVERNMENT SECURITIES	100
FEDERAL HOME LN MTG CORP DISC	0.000% 01/12/2016 DD 01/12/15	U.S. GOVERNMENT SECURITIES	100
FEDERAL HOME LN MTG CORP DISC	MAT 01/29/2016	U.S. GOVERNMENT SECURITIES	300
FEDERAL HOME LN MTG CORP DISC	0.000% 01/06/2016 DD 01/06/15	U.S. GOVERNMENT SECURITIES	300
FEDERAL HOME LN MTG CORP DISC	MAT 02/03/2016	U.S. GOVERNMENT SECURITIES	400
FEDERAL HOME LN MTG CORP DISC	MAT 01/08/2016	U.S. GOVERNMENT SECURITIES	1,400
FEDERAL HOME LN MTG CORP DISC	0.000% 01/21/2016 DD 01/21/15	U.S. GOVERNMENT SECURITIES	2,897
FEDERAL NATL MTG ASSN	0.875% 10/26/2017 DD 09/24/12	U.S. GOVERNMENT SECURITIES	1,195
FEDERAL NATL MTG ASSN	1.500% 11/30/2020 DD 10/19/15	U.S. GOVERNMENT SECURITIES	1,454
FEDERAL NATL MTG ASSN	1.250% 09/27/2018 DD 09/27/12	U.S. GOVERNMENT SECURITIES	1,672
FEDERAL NATL MTG ASSN	1.500% 06/22/2020 DD 04/27/15	U.S. GOVERNMENT SECURITIES	1,733
FEDERAL NATL MTG ASSN DISC	0.000% 02/03/2016 DD 02/09/15	U.S. GOVERNMENT SECURITIES	200
FEDERAL NATL MTG ASSN DISC	0.000% 01/13/2016 DD 01/20/15	U.S. GOVERNMENT SECURITIES	600
FEDERAL NATL MTG ASSN DISC	0.000% 01/27/2016 DD 02/02/201	U.S. GOVERNMENT SECURITIES	999
FEDERAL NATL MTG ASSN DISC	01/14/2016	U.S. GOVERNMENT SECURITIES	2,899
FEDERAL NATL MTG ASSN DISC NT	0.000% 02/02/2016 DD 02/09/15	U.S. GOVERNMENT SECURITIES	699
FEDERAL NATL MTG ASSN DISC NT	MAT 02/01/2016	U.S. GOVERNMENT SECURITIES	7,697
FEDERAL REALTY INVESTMENT TRUS	2.550% 01/15/2021 DD 09/28/15	U.S. GOVERNMENT SECURITIES	199
FHLMC POOL #08-8658	5.500% 03/01/2017 DD 03/01/02	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #1B-8062	VAR RT 03/01/2041 DD 02/01/11	U.S. GOVERNMENT SECURITIES	37
FHLMC POOL #1G-1616	VAR RT 03/01/2037 DD 03/01/07	U.S. GOVERNMENT SECURITIES	60
FHLMC POOL #1H-2605	VAR RT 04/01/2036 DD 04/01/06	U.S. GOVERNMENT SECURITIES	63
FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U.S. GOVERNMENT SECURITIES	164
FHLMC POOL #2B-0069	VAR RT 12/01/2041 DD 12/01/11	U.S. GOVERNMENT SECURITIES	284
FHLMC POOL #2B-0646	VAR RT 07/01/2042 DD 07/01/12	U.S. GOVERNMENT SECURITIES	97
FHLMC POOL #57-8229	7.000% 03/01/2032 DD 04/01/02	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #78-1285	VAR RT 02/01/2034 DD 02/01/04	U.S. GOVERNMENT SECURITIES	87
FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U.S. GOVERNMENT SECURITIES	13
FHLMC POOL #84-7611	VAR RT 08/01/2035 DD 09/01/06	U.S. GOVERNMENT SECURITIES	116
FHLMC POOL #84-9008	VAR RT 06/01/2042 DD 03/01/13	U.S. GOVERNMENT SECURITIES	1,009
FHLMC POOL #84-9539	VAR RT 11/01/2044 DD 12/01/14	U.S. GOVERNMENT SECURITIES	545
FHLMC POOL #84-9727	VAR RT 05/01/2045 DD 05/01/15	U.S. GOVERNMENT SECURITIES	2,888
FHLMC POOL #A1-1745	4.500% 08/01/2033 DD 08/01/03	U.S. GOVERNMENT SECURITIES	18

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #A1-1978	5.500% 08/01/2033 DD 07/01/03	U.S. GOVERNMENT SECURITIES	34
FHLMC POOL #A1-2093	5.000% 08/01/2033 DD 08/01/03	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A1-2413	5.000% 08/01/2033 DD 08/01/03	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #A1-3707	5.000% 09/01/2033 DD 09/01/03	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #A1-3973	5.500% 10/01/2033 DD 09/01/03	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #A1-4481	4.500% 10/01/2033 DD 10/01/03	U.S. GOVERNMENT SECURITIES	67
FHLMC POOL #A1-5024	6.000% 10/01/2033 DD 10/01/03	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #A1-6006	6.000% 10/01/2033 DD 11/01/03	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U.S. GOVERNMENT SECURITIES	27
FHLMC POOL #A1-7988	5.500% 01/01/2034 DD 01/01/04	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #A1-8589	6.500% 01/01/2034 DD 02/01/04	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #A2-0151	4.500% 03/01/2034 DD 03/01/04	U.S. GOVERNMENT SECURITIES	15
FHLMC POOL #A2-3982	5.500% 06/01/2034 DD 06/01/04	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A2-4720	5.500% 07/01/2034 DD 07/01/04	U.S. GOVERNMENT SECURITIES	28
FHLMC POOL #A2-5473	6.000% 08/01/2034 DD 08/01/04	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #A2-6073	6.000% 08/01/2034 DD 08/01/04	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #A2-6271	5.500% 09/01/2034 DD 09/01/04	U.S. GOVERNMENT SECURITIES	54
FHLMC POOL #A2-6522	5.500% 09/01/2034 DD 09/01/04	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A2-6804	5.500% 09/01/2034 DD 09/01/04	U.S. GOVERNMENT SECURITIES	57
FHLMC POOL #A2-7916	5.500% 10/01/2034 DD 10/01/04	U.S. GOVERNMENT SECURITIES	23
FHLMC POOL #A3-0096	5.000% 12/01/2034 DD 12/01/04	U.S. GOVERNMENT SECURITIES	75
FHLMC POOL #A3-0172	5.000% 12/01/2034 DD 12/01/04	U.S. GOVERNMENT SECURITIES	102
FHLMC POOL #A3-3885	6.000% 03/01/2035 DD 03/01/05	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #A3-5885	6.000% 06/01/2035 DD 07/01/05	U.S. GOVERNMENT SECURITIES	19
FHLMC POOL #A4-1947	5.500% 01/01/2036 DD 01/01/06	U.S. GOVERNMENT SECURITIES	36
FHLMC POOL #A4-1988	5.000% 02/01/2036 DD 01/01/06	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A4-2669	6.000% 02/01/2036 DD 02/01/06	U.S. GOVERNMENT SECURITIES	32
FHLMC POOL #A4-6025	5.000% 07/01/2035 DD 07/01/05	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A4-7033	5.000% 09/01/2035 DD 09/01/05	U.S. GOVERNMENT SECURITIES	8
FHLMC POOL #A4-7040	5.000% 09/01/2035 DD 09/01/05	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A4-7273	5.500% 10/01/2035 DD 10/01/05	U.S. GOVERNMENT SECURITIES	16
FHLMC POOL #A4-7404	5.000% 10/01/2035 DD 10/01/05	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #A4-9344	6.000% 06/01/2036 DD 05/01/06	U.S. GOVERNMENT SECURITIES	24
FHLMC POOL #A5-0618	6.000% 07/01/2036 DD 07/01/06	U.S. GOVERNMENT SECURITIES	28
FHLMC POOL #A5-1418	6.000% 08/01/2036 DD 08/01/06	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #A5-4665	6.000% 05/01/2036 DD 06/01/06	U.S. GOVERNMENT SECURITIES	28
FHLMC POOL #A6-1466	6.000% 03/01/2037 DD 03/01/07	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #A6-3809	6.000% 08/01/2037 DD 07/01/07	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-3982	6.000% 08/01/2037 DD 08/01/07	U.S. GOVERNMENT SECURITIES	27
FHLMC POOL #A6-4100	6.000% 08/01/2037 DD 08/01/07	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A6-4142	6.000% 08/01/2037 DD 08/01/07	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #A6-4440	6.000% 08/01/2037 DD 08/01/07	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #A6-5310	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #A6-5456	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-5457	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #A6-5518	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #A6-5579	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	13
FHLMC POOL #A6-5580	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-5581	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	15
FHLMC POOL #A6-5582	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	8
FHLMC POOL #A6-5583	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	8
FHLMC POOL #A6-5651	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A6-5652	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #A6-5954	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #A6-5958	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-5968	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-5969	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-5991	6.000% 10/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-6890	6.000% 10/01/2037 DD 10/01/07	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-7052	6.000% 10/01/2037 DD 10/01/07	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #A6-7449	6.000% 11/01/2037 DD 10/01/07	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-7877	6.000% 04/01/2037 DD 06/01/07	U.S. GOVERNMENT SECURITIES	8
FHLMC POOL #A6-8998	6.000% 11/01/2037 DD 11/01/07	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #A6-9303	6.000% 11/01/2037 DD 11/01/07	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #A6-9654	6.000% 12/01/2037 DD 12/01/07	U.S. GOVERNMENT SECURITIES	23
FHLMC POOL #A6-9830	6.000% 12/01/2037 DD 12/01/07	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #A7-2610	6.000% 02/01/2038 DD 02/01/08	U.S. GOVERNMENT SECURITIES	16
FHLMC POOL #A7-2617	6.000% 02/01/2038 DD 02/01/08	U.S. GOVERNMENT SECURITIES	21
FHLMC POOL #A7-3274	6.000% 02/01/2038 DD 02/01/08	U.S. GOVERNMENT SECURITIES	12

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #A7-4388	6.000% 03/01/2038 DD 03/01/08	U.S. GOVERNMENT SECURITIES	27
FHLMC POOL #A7-5427	6.000% 03/01/2038 DD 03/01/08	U.S. GOVERNMENT SECURITIES	13
FHLMC POOL #A7-6472	6.000% 04/01/2038 DD 04/01/08	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #A7-6476	6.000% 04/01/2038 DD 04/01/08	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #A7-7211	6.000% 05/01/2038 DD 05/01/08	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #A7-8625	6.000% 06/01/2038 DD 06/01/08	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A7-9211	6.000% 07/01/2038 DD 06/01/08	U.S. GOVERNMENT SECURITIES	24
FHLMC POOL #A7-9234	5.000% 05/01/2036 DD 06/01/08	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #A8-0687	6.000% 08/01/2038 DD 08/01/08	U.S. GOVERNMENT SECURITIES	13
FHLMC POOL #A8-1068	6.000% 08/01/2038 DD 08/01/08	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #A8-1660	6.000% 09/01/2038 DD 09/01/08	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A8-2134	6.000% 10/01/2038 DD 09/01/08	U.S. GOVERNMENT SECURITIES	45
FHLMC POOL #A8-2377	6.000% 10/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #A8-2395	6.000% 10/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	31
FHLMC POOL #A8-2474	6.000% 10/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A8-2706	6.000% 10/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	15
FHLMC POOL #A8-2776	6.000% 01/01/2039 DD 01/01/09	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #A8-3801	6.000% 12/01/2038 DD 12/01/08	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #A8-3928	6.000% 01/01/2039 DD 12/01/08	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A8-3935	6.000% 01/01/2039 DD 12/01/08	U.S. GOVERNMENT SECURITIES	10
FHLMC POOL #A8-4083	6.000% 01/01/2039 DD 01/01/09	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #A8-4100	6.000% 01/01/2039 DD 01/01/09	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #A8-4146	6.000% 01/01/2039 DD 01/01/09	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #A8-8593	4.500% 09/01/2039 DD 09/01/09	U.S. GOVERNMENT SECURITIES	35
FHLMC POOL #A8-9327	4.500% 10/01/2039 DD 10/01/09	U.S. GOVERNMENT SECURITIES	49
FHLMC POOL #A9-3101	5.000% 07/01/2040 DD 07/01/10	U.S. GOVERNMENT SECURITIES	70
FHLMC POOL #A9-3443	5.000% 08/01/2040 DD 08/01/10	U.S. GOVERNMENT SECURITIES	1,564
FHLMC POOL #A9-5575	4.000% 12/01/2040 DD 12/01/10	U.S. GOVERNMENT SECURITIES	1,252
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #B1-0643	5.000% 11/01/2018 DD 11/01/03	U.S. GOVERNMENT SECURITIES	8
FHLMC POOL #B1-1066	5.000% 11/01/2018 DD 11/01/03	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #B1-3238	5.000% 04/01/2019 DD 04/01/04	U.S. GOVERNMENT SECURITIES	42
FHLMC POOL #B1-3628	4.000% 04/01/2019 DD 04/01/04	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #B1-3801	4.500% 04/01/2019 DD 04/01/04	U.S. GOVERNMENT SECURITIES	21
FHLMC POOL #B1-4755	4.000% 05/01/2019 DD 05/01/04	U.S. GOVERNMENT SECURITIES	31
FHLMC POOL #B1-5090	4.500% 06/01/2019 DD 06/01/04	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #B1-7813	4.500% 02/01/2020 DD 02/01/05	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0503	6.500% 03/01/2027 DD 03/01/97	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0509	7.500% 04/01/2027 DD 04/01/97	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0550	7.500% 09/01/2027 DD 09/01/97	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0551	8.000% 09/01/2027 DD 09/01/97	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0604	6.000% 04/01/2028 DD 04/01/98	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0636	7.500% 07/01/2028 DD 07/01/98	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0647	6.500% 09/01/2028 DD 09/01/98	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0680	6.000% 11/01/2028 DD 11/01/98	U.S. GOVERNMENT SECURITIES	13
FHLMC POOL #C0-0690	6.000% 12/01/2028 DD 12/01/98	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0712	6.500% 02/01/2029 DD 02/01/99	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0738	5.500% 02/01/2029 DD 02/01/99	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0760	6.500% 05/01/2029 DD 05/01/99	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0778	7.000% 06/01/2029 DD 06/01/99	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0835	6.500% 07/01/2029 DD 07/01/99	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0860	7.000% 09/01/2029 DD 09/01/99	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0872	6.000% 09/01/2029 DD 09/01/99	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0874	7.000% 10/01/2029 DD 10/01/99	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-0879	8.000% 10/01/2029 DD 10/01/99	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0933	7.500% 03/01/2030 DD 03/01/00	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0986	7.000% 05/01/2030 DD 05/01/00	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0987	7.500% 05/01/2030 DD 05/01/00	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1026	8.500% 07/01/2030 DD 07/01/00	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1033	7.500% 08/01/2030 DD 08/01/00	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1079	7.500% 10/01/2030 DD 10/01/00	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1131	6.500% 01/01/2031 DD 01/01/01	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1166	6.000% 04/01/2031 DD 04/01/01	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-1172	6.500% 05/01/2031 DD 05/01/01	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #C0-1211	7.000% 08/01/2031 DD 08/01/01	U.S. GOVERNMENT SECURITIES	10
FHLMC POOL #C0-1244	6.500% 10/01/2031 DD 10/01/01	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1283	5.500% 11/01/2031 DD 11/01/01	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1286	6.000% 01/01/2032 DD 01/01/02	U.S. GOVERNMENT SECURITIES	57
FHLMC POOL #C0-1291	7.000% 12/01/2031 DD 12/01/01	U.S. GOVERNMENT SECURITIES	12

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #C0-1292	6.000% 02/01/2032 DD 02/01/02	U.S. GOVERNMENT SECURITIES	17
FHLMC POOL #C0-1297	6.500% 02/01/2032 DD 02/01/02	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-1316	6.000% 03/01/2032 DD 03/01/02	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-1333	5.500% 02/01/2032 DD 02/01/02	U.S. GOVERNMENT SECURITIES	13
FHLMC POOL #C0-1385	6.500% 08/01/2032 DD 08/01/02	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #C0-1410	6.000% 10/01/2032 DD 10/01/02	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #C0-1428	5.500% 11/01/2032 DD 11/01/02	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #C0-1435	6.000% 12/01/2032 DD 12/01/02	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #C0-1443	5.500% 01/01/2033 DD 01/01/03	U.S. GOVERNMENT SECURITIES	103
FHLMC POOL #C0-1444	6.000% 01/01/2033 DD 01/01/03	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-1501	5.500% 03/01/2033 DD 03/01/03	U.S. GOVERNMENT SECURITIES	30
FHLMC POOL #C0-1511	6.000% 03/01/2033 DD 03/01/03	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #C0-1582	5.500% 07/01/2033 DD 07/01/03	U.S. GOVERNMENT SECURITIES	102
FHLMC POOL #C0-1623	5.500% 09/01/2033 DD 09/01/03	U.S. GOVERNMENT SECURITIES	26
FHLMC POOL #C0-1676	6.000% 11/01/2033 DD 11/01/03	U.S. GOVERNMENT SECURITIES	31
FHLMC POOL #C0-1701	6.500% 09/01/2033 DD 09/01/03	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-2964	6.000% 07/01/2037 DD 07/01/07	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-3325	6.000% 02/01/2039 DD 02/01/09	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-3404	4.500% 09/01/2039 DD 09/01/09	U.S. GOVERNMENT SECURITIES	924
FHLMC POOL #C0-3412	4.500% 10/01/2039 DD 10/01/09	U.S. GOVERNMENT SECURITIES	124
FHLMC POOL #C0-3475	6.000% 04/01/2040 DD 04/01/10	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #C1-0246	6.000% 05/01/2028 DD 05/01/98	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C1-9923	6.000% 01/01/2029 DD 01/01/99	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #C2-1388	9.500% 01/01/2029 DD 01/01/99	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #C2-1994	6.000% 02/01/2029 DD 02/01/99	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #C2-3191	6.000% 03/01/2029 DD 03/01/99	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-3776	6.000% 03/01/2029 DD 03/01/99	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #C2-4018	6.000% 01/01/2029 DD 03/01/99	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #C2-7046	6.000% 05/01/2029 DD 05/01/99	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C2-8088	7.000% 06/01/2029 DD 06/01/99	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C3-7311	7.500% 03/01/2030 DD 03/01/00	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C3-8567	8.000% 05/01/2030 DD 05/01/00	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C3-8898	6.500% 03/01/2029 DD 05/01/00	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #C4-1711	7.500% 08/01/2030 DD 08/01/00	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C4-1887	7.500% 09/01/2030 DD 09/01/00	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-5817	7.500% 12/01/2030 DD 12/01/00	U.S. GOVERNMENT SECURITIES	23
FHLMC POOL #C4-6037	7.000% 12/01/2030 DD 12/01/00	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C4-6068	7.000% 12/01/2030 DD 12/01/00	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-1333	7.000% 05/01/2031 DD 05/01/01	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-3589	6.500% 06/01/2031 DD 06/01/01	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #C5-3683	6.000% 06/01/2031 DD 06/01/01	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #C5-6966	6.500% 08/01/2031 DD 08/01/01	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #C5-8215	6.500% 09/01/2031 DD 09/01/01	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #C6-1792	7.000% 12/01/2031 DD 12/01/01	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C6-2033	6.500% 11/01/2031 DD 12/01/01	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C6-2923	6.500% 01/01/2032 DD 01/01/02	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C6-3581	6.000% 02/01/2032 DD 01/01/02	U.S. GOVERNMENT SECURITIES	21
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U.S. GOVERNMENT SECURITIES	38
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U.S. GOVERNMENT SECURITIES	71
FHLMC POOL #C6-9598	6.500% 08/01/2032 DD 07/01/02	U.S. GOVERNMENT SECURITIES	18
FHLMC POOL #C7-0220	6.500% 08/01/2032 DD 08/01/02	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #C7-0698	6.000% 09/01/2032 DD 09/01/02	U.S. GOVERNMENT SECURITIES	28
FHLMC POOL #C7-2911	6.000% 11/01/2032 DD 11/01/02	U.S. GOVERNMENT SECURITIES	46
FHLMC POOL #C7-4865	6.500% 10/01/2032 DD 12/01/02	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C7-5331	6.500% 08/01/2032 DD 12/01/02	U.S. GOVERNMENT SECURITIES	16
FHLMC POOL #C7-6773	5.500% 03/01/2033 DD 02/01/03	U.S. GOVERNMENT SECURITIES	34
FHLMC POOL #C7-8238	5.500% 04/01/2033 DD 04/01/03	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #C7-9885	5.500% 06/01/2033 DD 05/01/03	U.S. GOVERNMENT SECURITIES	57
FHLMC POOL #C8-0090	6.000% 01/01/2024 DD 01/01/94	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0112	7.000% 02/01/2024 DD 02/01/94	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0137	6.500% 04/01/2024 DD 04/01/94	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #C8-0239	8.500% 11/01/2024 DD 11/01/94	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0252	8.500% 01/01/2025 DD 01/01/95	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0373	7.500% 01/01/2026 DD 01/01/96	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0391	7.000% 03/01/2026 DD 03/01/96	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #C9-0234	6.000% 10/01/2018 DD 10/01/98	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #C9-0482	6.500% 09/01/2021 DD 09/01/01	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #C9-0654	5.500% 04/01/2023 DD 04/01/03	U.S. GOVERNMENT SECURITIES	50
FHLMC POOL #C9-0675	5.000% 05/01/2023 DD 05/01/03	U.S. GOVERNMENT SECURITIES	10

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #C9-0779	5.000% 01/01/2024 DD 01/01/04	U.S. GOVERNMENT SECURITIES	50
FHLMC POOL #C9-0800	4.500% 12/01/2023 DD 12/01/03	U.S. GOVERNMENT SECURITIES	64
FHLMC POOL #C9-0836	5.000% 06/01/2024 DD 06/01/04	U.S. GOVERNMENT SECURITIES	41
FHLMC POOL #C9-0892	5.000% 04/01/2025 DD 04/01/05	U.S. GOVERNMENT SECURITIES	29
FHLMC POOL #C9-1026	5.500% 04/01/2027 DD 04/01/07	U.S. GOVERNMENT SECURITIES	17
FHLMC POOL #C9-1238	5.000% 01/01/2029 DD 01/01/09	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #CO-O495	7.000% 01/01/2027 DD 01/01/97	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #D5-0469	6.500% 03/01/2024 DD 03/01/94	U.S. GOVERNMENT SECURITIES	8
FHLMC POOL #D5-0651	6.000% 03/01/2024 DD 03/01/94	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-2395	7.000% 05/01/2024 DD 04/01/94	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-2991	7.500% 05/01/2024 DD 05/01/94	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-3833	7.000% 06/01/2024 DD 06/01/94	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #D6-2099	8.500% 03/01/2025 DD 07/01/95	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #D6-6218	6.500% 12/01/2025 DD 12/01/95	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #D7-1261	7.500% 05/01/2026 DD 05/01/96	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-1458	7.000% 05/01/2026 DD 05/01/96	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #D7-5724	7.500% 04/01/2024 DD 10/01/96	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #D7-7650	7.500% 01/01/2027 DD 01/01/97	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-9625	7.500% 04/01/2027 DD 04/01/97	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #D9-5464	6.000% 06/01/2022 DD 06/01/02	U.S. GOVERNMENT SECURITIES	47
FHLMC POOL #D9-5720	5.500% 11/01/2022 DD 12/01/02	U.S. GOVERNMENT SECURITIES	18
FHLMC POOL #E0-1139	6.000% 04/01/2017 DD 04/01/02	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #E0-1377	4.500% 05/01/2018 DD 05/01/03	U.S. GOVERNMENT SECURITIES	50
FHLMC POOL #E0-1386	5.000% 06/01/2018 DD 06/01/03	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #E0-1590	5.000% 02/01/2019 DD 02/01/04	U.S. GOVERNMENT SECURITIES	17
FHLMC POOL #E0-1641	4.500% 05/01/2019 DD 05/01/04	U.S. GOVERNMENT SECURITIES	42
FHLMC POOL #E0-2866	4.000% 04/01/2026 DD 04/01/11	U.S. GOVERNMENT SECURITIES	163
FHLMC POOL #E0-2900	4.000% 05/01/2026 DD 05/01/11	U.S. GOVERNMENT SECURITIES	768
FHLMC POOL #E8-3736	6.000% 05/01/2016 DD 05/01/01	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-4024	6.000% 06/01/2016 DD 06/01/01	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-4440	5.500% 07/01/2016 DD 07/01/01	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-8194	6.000% 02/01/2017 DD 02/01/02	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #E8-8346	6.000% 03/01/2017 DD 03/01/02	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #E9-2902	5.000% 12/01/2017 DD 12/01/02	U.S. GOVERNMENT SECURITIES	10
FHLMC POOL #E9-3331	5.000% 01/01/2018 DD 12/01/02	U.S. GOVERNMENT SECURITIES	32
FHLMC POOL #E9-3956	5.000% 01/01/2018 DD 01/01/03	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #E9-9010	4.500% 09/01/2018 DD 08/01/03	U.S. GOVERNMENT SECURITIES	35
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0367	10.000% 04/01/2025 DD 06/01/95	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0410	6.000% 10/01/2025 DD 10/01/95	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-0454	6.500% 02/01/2026 DD 03/01/96	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-0699	7.000% 04/01/2027 DD 04/01/97	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0708	8.000% 05/01/2027 DD 04/01/97	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-0739	7.500% 06/01/2027 DD 06/01/97	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0752	7.500% 08/01/2027 DD 07/01/97	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-0825	7.000% 12/01/2027 DD 11/01/97	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0848	7.000% 12/01/2026 DD 12/01/97	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-1074	7.500% 10/01/2029 DD 10/01/99	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-1155	6.500% 08/01/2030 DD 12/01/00	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #G0-1216	6.000% 03/01/2031 DD 03/01/01	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #G0-1311	7.000% 09/01/2031 DD 09/01/01	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-1528	5.500% 03/01/2033 DD 02/01/03	U.S. GOVERNMENT SECURITIES	757
FHLMC POOL #G0-1563	5.500% 06/01/2033 DD 05/01/03	U.S. GOVERNMENT SECURITIES	28
FHLMC POOL #G0-1644	5.500% 02/01/2034 DD 01/01/04	U.S. GOVERNMENT SECURITIES	388
FHLMC POOL #G0-1737	5.000% 12/01/2034 DD 11/01/04	U.S. GOVERNMENT SECURITIES	754
FHLMC POOL #G0-1766	6.500% 10/01/2032 DD 01/01/05	U.S. GOVERNMENT SECURITIES	33
FHLMC POOL #G0-1806	5.000% 03/01/2035 DD 03/01/05	U.S. GOVERNMENT SECURITIES	377
FHLMC POOL #G0-1818	5.000% 05/01/2035 DD 05/01/05	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-1819	5.000% 06/01/2035 DD 05/01/05	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-1840	5.000% 07/01/2035 DD 06/01/05	U.S. GOVERNMENT SECURITIES	223
FHLMC POOL #G0-1954	5.000% 11/01/2035 DD 11/01/05	U.S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U.S. GOVERNMENT SECURITIES	22
FHLMC POOL #G0-2109	6.000% 03/01/2036 DD 02/01/06	U.S. GOVERNMENT SECURITIES	33
FHLMC POOL #G0-2274	5.000% 07/01/2036 DD 07/01/06	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-2540	5.000% 11/01/2034 DD 12/01/06	U.S. GOVERNMENT SECURITIES	3

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #G0-2869	5.000% 11/01/2035 DD 04/01/07	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3143	6.000% 07/01/2037 DD 07/01/07	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-3297	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3330	6.000% 09/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-3349	6.000% 10/01/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-3504	6.000% 11/01/2037 DD 10/01/07	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3551	6.000% 11/01/2037 DD 11/01/07	U.S. GOVERNMENT SECURITIES	23
FHLMC POOL #G0-3581	6.000% 11/01/2037 DD 11/01/07	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-3616	6.000% 12/01/2037 DD 11/01/07	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-3646	6.000% 01/01/2038 DD 12/01/07	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-3697	6.000% 01/01/2038 DD 12/01/07	U.S. GOVERNMENT SECURITIES	32
FHLMC POOL #G0-3698	6.000% 12/01/2037 DD 12/01/07	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-3721	6.000% 12/01/2037 DD 12/01/07	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-3776	6.000% 01/01/2038 DD 01/01/08	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-3781	6.000% 01/01/2038 DD 01/01/08	U.S. GOVERNMENT SECURITIES	30
FHLMC POOL #G0-3819	6.000% 01/01/2038 DD 01/01/08	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3926	6.000% 02/01/2038 DD 02/01/08	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3941	6.000% 02/01/2038 DD 02/01/08	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-4170	6.000% 04/01/2038 DD 04/01/08	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-4230	6.000% 04/01/2038 DD 04/01/08	U.S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-4411	6.000% 06/01/2038 DD 06/01/08	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-4576	6.000% 09/01/2038 DD 08/01/08	U.S. GOVERNMENT SECURITIES	16
FHLMC POOL #G0-4594	5.500% 01/01/2036 DD 08/01/08	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-4607	6.000% 09/01/2038 DD 08/01/08	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-4645	6.000% 07/01/2038 DD 08/01/08	U.S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-4713	6.000% 10/01/2038 DD 09/01/08	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-4765	6.000% 09/01/2038 DD 09/01/08	U.S. GOVERNMENT SECURITIES	28
FHLMC POOL #G0-4778	6.000% 07/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	148
FHLMC POOL #G0-4913	5.000% 03/01/2038 DD 11/01/08	U.S. GOVERNMENT SECURITIES	10
FHLMC POOL #G0-5124	6.000% 12/01/2038 DD 12/01/08	U.S. GOVERNMENT SECURITIES	61
FHLMC POOL #G0-5326	5.000% 02/01/2038 DD 03/01/09	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-5369	6.000% 03/01/2039 DD 03/01/09	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-5421	5.000% 11/01/2035 DD 04/01/09	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-5572	5.000% 02/01/2039 DD 07/01/09	U.S. GOVERNMENT SECURITIES	2,007
FHLMC POOL #G0-6066	6.000% 05/01/2040 DD 10/01/10	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #G0-6249	6.000% 05/01/2040 DD 02/01/11	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-6789	6.000% 05/01/2040 DD 10/01/11	U.S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-6954	6.000% 05/01/2040 DD 04/01/12	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-7028	4.000% 06/01/2042 DD 06/01/12	U.S. GOVERNMENT SECURITIES	1,379
FHLMC POOL #G0-7222	6.000% 04/01/2040 DD 11/01/12	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-7343	5.500% 08/01/2040 DD 04/01/13	U.S. GOVERNMENT SECURITIES	544
FHLMC POOL #G0-7505	7.000% 02/01/2039 DD 11/01/13	U.S. GOVERNMENT SECURITIES	563
FHLMC POOL #G0-7784	4.000% 07/01/2044 DD 07/01/14	U.S. GOVERNMENT SECURITIES	1,441
FHLMC POOL #G0-7961	3.500% 03/01/2045 DD 02/01/15	U.S. GOVERNMENT SECURITIES	478
FHLMC POOL #G0-8006	6.000% 08/01/2034 DD 08/01/04	U.S. GOVERNMENT SECURITIES	17
FHLMC POOL #G0-8016	6.000% 10/01/2034 DD 10/01/04	U.S. GOVERNMENT SECURITIES	42
FHLMC POOL #G0-8072	5.000% 08/01/2035 DD 08/01/05	U.S. GOVERNMENT SECURITIES	18
FHLMC POOL #G0-8079	5.000% 09/01/2035 DD 09/01/05	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-8081	6.000% 09/01/2035 DD 09/01/05	U.S. GOVERNMENT SECURITIES	33
FHLMC POOL #G0-8106	6.000% 01/01/2036 DD 01/01/06	U.S. GOVERNMENT SECURITIES	53
FHLMC POOL #G0-8129	6.000% 05/01/2036 DD 05/01/06	U.S. GOVERNMENT SECURITIES	20
FHLMC POOL #G0-8372	4.500% 11/01/2039 DD 11/01/09	U.S. GOVERNMENT SECURITIES	376
FHLMC POOL #G0-8521	3.000% 01/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	63
FHLMC POOL #G0-8537	3.000% 07/01/2043 DD 07/01/13	U.S. GOVERNMENT SECURITIES	261
FHLMC POOL #G1-1409	6.000% 05/01/2017 DD 06/01/03	U.S. GOVERNMENT SECURITIES	2
FHLMC POOL #G1-1467	4.000% 09/01/2018 DD 10/01/03	U.S. GOVERNMENT SECURITIES	31
FHLMC POOL #G1-2205	4.500% 06/01/2021 DD 06/01/06	U.S. GOVERNMENT SECURITIES	20
FHLMC POOL #G1-3321	4.000% 04/01/2023 DD 10/01/08	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #G1-4757	5.000% 06/01/2026 DD 05/01/13	U.S. GOVERNMENT SECURITIES	481
FHLMC POOL #G1-8090	5.500% 12/01/2020 DD 12/01/05	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #G1-8114	5.500% 05/01/2021 DD 05/01/06	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #G1-8123	5.500% 06/01/2021 DD 06/01/06	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #G1-8497	3.000% 01/01/2029 DD 01/01/14	U.S. GOVERNMENT SECURITIES	1,638
FHLMC POOL #G1-8515	2.500% 06/01/2029 DD 06/01/14	U.S. GOVERNMENT SECURITIES	789
FHLMC POOL #G6-0038	3.500% 01/01/2044 DD 04/01/15	U.S. GOVERNMENT SECURITIES	841
FHLMC POOL #J0-0740	5.500% 12/01/2020 DD 12/01/05	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #J0-0990	4.500% 01/01/2021 DD 01/01/06	U.S. GOVERNMENT SECURITIES	17
FHLMC POOL #J0-1088	5.000% 01/01/2021 DD 01/01/06	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #J0-1878	5.500% 05/01/2021 DD 05/01/06	U.S. GOVERNMENT SECURITIES	15

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #J0-2041	5.500% 06/01/2020 DD 06/01/05	U.S. GOVERNMENT SECURITIES	3
FHLMC POOL #J0-2608	4.000% 10/01/2020 DD 10/01/05	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #J0-2698	5.500% 11/01/2020 DD 11/01/05	U.S. GOVERNMENT SECURITIES	7
FHLMC POOL #J0-3081	6.000% 07/01/2021 DD 07/01/06	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #J0-5315	5.000% 08/01/2022 DD 08/01/07	U.S. GOVERNMENT SECURITIES	11
FHLMC POOL #J0-7260	4.500% 03/01/2023 DD 03/01/08	U.S. GOVERNMENT SECURITIES	33
FHLMC POOL #J0-9311	4.500% 02/01/2024 DD 02/01/09	U.S. GOVERNMENT SECURITIES	52
FHLMC POOL #J1-0391	4.500% 07/01/2024 DD 07/01/09	U.S. GOVERNMENT SECURITIES	12
FHLMC POOL #J1-0877	4.500% 10/01/2024 DD 09/01/09	U.S. GOVERNMENT SECURITIES	9
FHLMC POOL #J1-1216	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #J1-1236	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	38
FHLMC POOL #J1-1244	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	5
FHLMC POOL #J1-1246	4.500% 12/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	14
FHLMC POOL #J1-1251	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	16
FHLMC POOL #J1-3542	3.500% 11/01/2025 DD 11/01/10	U.S. GOVERNMENT SECURITIES	201
FHLMC POOL #J1-4011	3.500% 01/01/2026 DD 12/01/10	U.S. GOVERNMENT SECURITIES	1,427
FHLMC POOL #J1-5170	3.500% 05/01/2026 DD 04/01/11	U.S. GOVERNMENT SECURITIES	228
FHLMC POOL #J1-5501	4.000% 05/01/2026 DD 05/01/11	U.S. GOVERNMENT SECURITIES	197
FHLMC POOL #J1-7166	3.000% 11/01/2026 DD 11/01/11	U.S. GOVERNMENT SECURITIES	389
FHLMC POOL #J2-1433	2.500% 12/01/2027 DD 11/01/12	U.S. GOVERNMENT SECURITIES	2,316
FHLMC POOL #J2-1441	2.500% 12/01/2027 DD 11/01/12	U.S. GOVERNMENT SECURITIES	754
FHLMC POOL #J2-1655	2.500% 12/01/2027 DD 12/01/12	U.S. GOVERNMENT SECURITIES	1,015
FHLMC POOL #J2-3069	2.500% 03/01/2028 DD 03/01/13	U.S. GOVERNMENT SECURITIES	2,001
FHLMC POOL #J2-3784	3.000% 05/01/2028 DD 05/01/13	U.S. GOVERNMENT SECURITIES	750
FHLMC POOL #J2-3984	3.000% 05/01/2028 DD 05/01/13	U.S. GOVERNMENT SECURITIES	1,056
FHLMC POOL #J2-4752	3.000% 07/01/2028 DD 07/01/13	U.S. GOVERNMENT SECURITIES	1,353
FHLMC POOL #J2-5251	3.000% 08/01/2028 DD 08/01/13	U.S. GOVERNMENT SECURITIES	2,843
FHLMC POOL #J2-6499	3.500% 11/01/2028 DD 11/01/13	U.S. GOVERNMENT SECURITIES	860
FHLMC POOL #J2-7964	3.000% 04/01/2029 DD 04/01/14	U.S. GOVERNMENT SECURITIES	855
FHLMC POOL #J2-7984	3.000% 04/01/2029 DD 04/01/14	U.S. GOVERNMENT SECURITIES	2,671
FHLMC POOL #J2-9885	2.500% 11/01/2029 DD 11/01/14	U.S. GOVERNMENT SECURITIES	1,737
FHLMC POOL #P6-0084	6.000% 03/01/2016 DD 01/01/03	U.S. GOVERNMENT SECURITIES	1
FHLMC POOL #Q0-0632	5.000% 05/01/2041 DD 04/01/11	U.S. GOVERNMENT SECURITIES	371
FHLMC POOL #Q0-0876	4.500% 05/01/2041 DD 05/01/11	U.S. GOVERNMENT SECURITIES	245
FHLMC POOL #Q0-9011	4.000% 06/01/2042 DD 06/01/12	U.S. GOVERNMENT SECURITIES	81
FHLMC POOL #Q1-4038	3.500% 12/01/2042 DD 12/01/12	U.S. GOVERNMENT SECURITIES	442
FHLMC POOL #Q1-4508	3.000% 01/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	1,098
FHLMC POOL #Q1-4855	3.500% 01/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	771
FHLMC POOL #Q1-5884	3.000% 02/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	2,386
FHLMC POOL #U9-0065	3.500% 08/01/2042 DD 08/01/12	U.S. GOVERNMENT SECURITIES	423
FHLMC POOL #U9-5026	3.500% 07/01/2042 DD 07/01/12	U.S. GOVERNMENT SECURITIES	421
FHLMC POOL #V6-0613	2.500% 09/01/2029 DD 09/01/14	U.S. GOVERNMENT SECURITIES	921
FHLMC POOL #V8-0167	3.000% 07/01/2043 DD 06/01/13	U.S. GOVERNMENT SECURITIES	2,653
FHLMC POOL #V8-0804	6.000% 01/01/2039 DD 11/01/13	U.S. GOVERNMENT SECURITIES	40
FHLMC MULTICLASS CT	VAR RT 05/25/2022 DD 09/01/12	U.S. GOVERNMENT SECURITIES	717
FHLMC MULTICLASS CT	VAR RT 07/25/2024 DD 09/01/14	U.S. GOVERNMENT SECURITIES	786
FHLMC MULTICLASS CTF K037 A2	3.490% 01/25/2024 DD 03/01/14	U.S. GOVERNMENT SECURITIES	522
FHLMC MULTICLASS MT	VAR RT 12/25/2018 DD 04/01/12	U.S. GOVERNMENT SECURITIES	329
FHLMC MULTICLASS MT K037 X1 IO	VAR RT 01/25/2024 DD 03/01/14	U.S. GOVERNMENT SECURITIES	1,412
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U.S. GOVERNMENT SECURITIES	15
FHLMC MULTICLASS MTG 3530 DB	4.000% 05/15/2024 DD 05/01/09	U.S. GOVERNMENT SECURITIES	3,146
FHLMC MULTICLASS MTG 3820 DA	4.000% 11/15/2035 DD 03/01/11	U.S. GOVERNMENT SECURITIES	1,656
FHLMC MULTICLASS MTG K025 X1	VAR RT 10/25/2022 DD 02/01/13	U.S. GOVERNMENT SECURITIES	196
FHLMC MULTICLASS MTG K050 A2	VAR RT 08/25/2025 DD 11/01/15	U.S. GOVERNMENT SECURITIES	609
FHLMC MULTICLASS MTG K714 A2	VAR RT 10/25/2020 DD 01/01/14	U.S. GOVERNMENT SECURITIES	929
FHLMC MULTICLASS MTG KJ02 A2	2.597% 09/25/2020 DD 11/01/15	U.S. GOVERNMENT SECURITIES	1,823
FHLMC MULTICLASS MTG KP01 A2	1.720% 01/25/2019 DD 10/01/12	U.S. GOVERNMENT SECURITIES	1,701
FHLMC MULTICLASS MTG KS01 A2	2.522% 01/25/2023 DD 05/01/13	U.S. GOVERNMENT SECURITIES	1,691
FIDELITY NATIONAL INFORMATION	3.500% 04/15/2023 DD 04/15/13	CORPORATE DEBT INSTRUMENTS	24
FIDELITY NATIONAL INFORMATION	2.850% 10/15/2018 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	226
FIDELITY NATIONAL INFORMATION	2.850% 10/15/2018 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	437
FIDELITY NATIONAL INFORMATION	3.625% 10/15/2020 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	481
FIDELITY NATIONAL INFORMATION	3.625% 10/15/2020 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	588
FIFTH THIRD BANK/CINCINNATI OH	1.450% 02/28/2018 DD 02/28/13	CORPORATE DEBT INSTRUMENTS	1,219
FIFTH THIRD BANK/CINCINNATI OH	1.350% 06/01/2017 DD 04/25/14	CORPORATE DEBT INSTRUMENTS	2,019
FLAGSHIP VII LTD 7A A1 144A	VAR RT 01/20/2026 DD 02/05/14	CORPORATE DEBT INSTRUMENTS	989
FMS WERTMANAGEMENT AOER	1.125% 09/05/2017 DD 09/05/14	CORPORATE DEBT INSTRUMENTS	464
FMS WERTMANAGEMENT AOER	0.625% 04/18/2016 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	920
FMS WERTMANAGEMENT AOER	1.625% 11/20/2018 DD 11/20/13	CORPORATE DEBT INSTRUMENTS	1,155

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FMS WERTMANAGEMENT AOER	0.625% 04/18/2016 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	1,599
FNMA POOL #0050947	7.000% 12/01/2023 DD 12/01/93	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0190210	7.500% 02/01/2023 DD 02/01/93	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0190273	7.000% 08/01/2026 DD 07/01/96	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0190298	8.500% 12/01/2025 DD 02/01/98	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0223563	7.000% 07/01/2023 DD 07/01/93	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0229351	7.000% 09/01/2023 DD 09/01/93	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0236355	7.000% 09/01/2023 DD 09/01/93	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0244757	6.000% 11/01/2023 DD 12/01/93	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0250060	7.500% 06/01/2024 DD 06/01/94	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0250360	8.000% 10/01/2025 DD 09/01/95	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0250460	7.000% 02/01/2026 DD 01/01/96	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0250641	7.500% 08/01/2026 DD 07/01/96	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0250776	9.500% 09/01/2026 DD 08/01/96	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0251142	9.000% 06/01/2027 DD 06/01/97	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0251191	7.500% 09/01/2027 DD 08/01/97	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0251298	7.500% 11/01/2027 DD 10/01/97	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0252339	6.000% 03/01/2029 DD 02/01/99	U.S. GOVERNMENT SECURITIES	11
FNMA POOL #0252498	7.000% 06/01/2029 DD 05/01/99	U.S. GOVERNMENT SECURITIES	8
FNMA POOL #0252573	6.000% 06/01/2019 DD 05/01/99	U.S. GOVERNMENT SECURITIES	5
FNMA POOL #0252646	7.000% 08/01/2029 DD 07/01/99	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0252717	7.500% 09/01/2029 DD 08/01/99	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0253187	6.500% 02/01/2020 DD 03/01/00	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0253346	7.500% 06/01/2030 DD 05/01/00	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0253347	8.000% 06/01/2030 DD 05/01/00	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0253642	7.000% 02/01/2031 DD 01/01/01	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U.S. GOVERNMENT SECURITIES	32
FNMA POOL #0254140	5.500% 01/01/2017 DD 12/01/01	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0254197	5.500% 02/01/2032 DD 01/01/02	U.S. GOVERNMENT SECURITIES	25
FNMA POOL #0254198	6.000% 02/01/2032 DD 01/01/02	U.S. GOVERNMENT SECURITIES	44
FNMA POOL #0254471	6.000% 09/01/2022 DD 08/01/02	U.S. GOVERNMENT SECURITIES	6
FNMA POOL #0254591	5.500% 01/01/2018 DD 12/01/02	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0254665	6.000% 02/01/2018 DD 01/01/03	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0254684	5.000% 03/01/2018 DD 02/01/03	U.S. GOVERNMENT SECURITIES	55
FNMA POOL #0254803	5.000% 07/01/2018 DD 06/01/03	U.S. GOVERNMENT SECURITIES	54
FNMA POOL #0254987	5.000% 12/01/2018 DD 11/01/03	U.S. GOVERNMENT SECURITIES	5
FNMA POOL #0255077	5.000% 01/01/2019 DD 12/01/03	U.S. GOVERNMENT SECURITIES	15
FNMA POOL #0255079	5.000% 02/01/2019 DD 01/01/04	U.S. GOVERNMENT SECURITIES	61
FNMA POOL #0255275	4.500% 07/01/2019 DD 06/01/04	U.S. GOVERNMENT SECURITIES	36
FNMA POOL #0255316	5.000% 07/01/2019 DD 06/01/04	U.S. GOVERNMENT SECURITIES	14
FNMA POOL #0256277	5.500% 06/01/2021 DD 05/01/06	U.S. GOVERNMENT SECURITIES	17
FNMA POOL #0256360	7.000% 08/01/2036 DD 07/01/06	U.S. GOVERNMENT SECURITIES	20
FNMA POOL #0256517	6.000% 12/01/2026 DD 11/01/06	U.S. GOVERNMENT SECURITIES	33
FNMA POOL #0256532	5.000% 12/01/2016 DD 11/01/06	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0256588	5.000% 12/01/2016 DD 12/01/06	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0256605	5.000% 02/01/2017 DD 01/01/07	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U.S. GOVERNMENT SECURITIES	5
FNMA POOL #0256718	5.000% 05/01/2017 DD 04/01/07	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U.S. GOVERNMENT SECURITIES	8
FNMA POOL #0256811	7.000% 07/01/2037 DD 06/01/07	U.S. GOVERNMENT SECURITIES	17
FNMA POOL #0257564	4.500% 01/01/2024 DD 12/01/08	U.S. GOVERNMENT SECURITIES	14
FNMA POOL #0276471	7.000% 03/01/2024 DD 04/01/94	U.S. GOVERNMENT SECURITIES	9
FNMA POOL #0280299	7.500% 04/01/2024 DD 04/01/94	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0291181	9.500% 07/01/2024 DD 08/01/94	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0303020	7.000% 10/01/2024 DD 10/01/94	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0303156	7.000% 12/01/2023 DD 01/01/95	U.S. GOVERNMENT SECURITIES	8
FNMA POOL #0303223	7.000% 11/01/2024 DD 03/01/95	U.S. GOVERNMENT SECURITIES	8
FNMA POOL #0303551	8.000% 10/01/2025 DD 09/01/95	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0303712	7.000% 02/01/2026 DD 01/01/96	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0303890	7.000% 05/01/2026 DD 04/01/96	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0305160	9.500% 02/01/2025 DD 01/01/95	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0305811	6.000% 07/01/2024 DD 02/01/95	U.S. GOVERNMENT SECURITIES	12
FNMA POOL #0318091	7.500% 08/01/2025 DD 07/01/95	U.S. GOVERNMENT SECURITIES	5
FNMA POOL #0320080	7.000% 08/01/2025 DD 08/01/95	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0328940	8.000% 12/01/2025 DD 12/01/95	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0343472	7.000% 04/01/2026 DD 04/01/96	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0346369	7.000% 05/01/2026 DD 05/01/96	U.S. GOVERNMENT SECURITIES	9
FNMA POOL #0353309	7.500% 12/01/2025 DD 07/01/96	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0357850	5.500% 07/01/2035 DD 07/01/05	U.S. GOVERNMENT SECURITIES	6

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0357922	5.000% 08/01/2020 DD 08/01/05	U.S. GOVERNMENT SECURITIES	35
FNMA POOL #0363567	7.000% 06/01/2026 DD 10/01/96	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0370299	7.500% 01/01/2027 DD 01/01/97	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0393168	7.000% 07/01/2027 DD 07/01/97	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0393187	8.000% 08/01/2027 DD 08/01/97	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0395815	7.000% 11/01/2027 DD 11/01/97	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0397073	7.000% 09/01/2027 DD 09/01/97	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0409335	6.000% 11/01/2028 DD 11/01/98	U.S. GOVERNMENT SECURITIES	6
FNMA POOL #0412145	7.500% 01/01/2028 DD 01/01/98	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0418124	6.000% 04/01/2028 DD 04/01/98	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0420615	7.000% 12/01/2027 DD 03/01/98	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0431083	7.000% 07/01/2028 DD 07/01/98	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0434952	7.000% 07/01/2028 DD 07/01/98	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0443225	5.500% 10/01/2028 DD 10/01/98	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0450658	6.000% 12/01/2028 DD 12/01/98	U.S. GOVERNMENT SECURITIES	10
FNMA POOL #0489431	6.000% 03/01/2029 DD 03/01/99	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0506146	7.000% 08/01/2029 DD 08/01/99	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0509437	7.000% 10/01/2029 DD 10/01/99	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0511936	7.500% 09/01/2029 DD 09/01/99	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0515271	7.500% 11/01/2029 DD 11/01/99	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0516293	7.000% 10/01/2029 DD 09/01/99	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0518567	7.500% 10/01/2029 DD 10/01/99	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0519466	7.500% 11/01/2029 DD 11/01/99	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0524248	6.500% 07/01/2019 DD 12/01/99	U.S. GOVERNMENT SECURITIES	5
FNMA POOL #0525285	8.000% 12/01/2029 DD 11/01/99	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0528785	7.000% 01/01/2030 DD 01/01/00	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0535332	8.500% 04/01/2030 DD 05/01/00	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0539263	7.500% 05/01/2030 DD 05/01/00	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0543562	7.500% 06/01/2030 DD 06/01/00	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0545903	5.500% 09/01/2017 DD 08/01/02	U.S. GOVERNMENT SECURITIES	6
FNMA POOL #0545993	6.000% 11/01/2032 DD 10/01/02	U.S. GOVERNMENT SECURITIES	114
FNMA POOL #0545994	7.000% 10/01/2032 DD 10/01/02	U.S. GOVERNMENT SECURITIES	6
FNMA POOL #0545998	6.000% 11/01/2032 DD 10/01/02	U.S. GOVERNMENT SECURITIES	79
FNMA POOL #0553064	9.000% 09/01/2030 DD 09/01/00	U.S. GOVERNMENT SECURITIES	11
FNMA POOL #0553553	7.000% 09/01/2030 DD 09/01/00	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0555326	5.500% 04/01/2033 DD 03/01/03	U.S. GOVERNMENT SECURITIES	63
FNMA POOL #0564574	7.000% 03/01/2031 DD 03/01/01	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0566690	6.000% 04/01/2030 DD 01/01/01	U.S. GOVERNMENT SECURITIES	12
FNMA POOL #0568054	5.500% 04/01/2016 DD 04/01/01	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0571917	7.000% 04/01/2031 DD 04/01/01	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0580961	6.000% 05/01/2031 DD 05/01/01	U.S. GOVERNMENT SECURITIES	21
FNMA POOL #0614921	6.000% 12/01/2016 DD 12/01/01	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0617275	5.500% 01/01/2032 DD 12/01/01	U.S. GOVERNMENT SECURITIES	78
FNMA POOL #0623127	5.500% 01/01/2032 DD 01/01/02	U.S. GOVERNMENT SECURITIES	17
FNMA POOL #0623881	5.500% 02/01/2017 DD 02/01/02	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0624340	7.000% 02/01/2032 DD 02/01/02	U.S. GOVERNMENT SECURITIES	5
FNMA POOL #0631323	5.500% 02/01/2017 DD 02/01/02	U.S. GOVERNMENT SECURITIES	7
FNMA POOL #0631501	5.500% 02/01/2017 DD 02/01/02	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0632248	7.000% 04/01/2032 DD 04/01/02	U.S. GOVERNMENT SECURITIES	9
FNMA POOL #0635811	8.000% 04/01/2032 DD 03/01/02	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0651897	7.000% 08/01/2032 DD 07/01/02	U.S. GOVERNMENT SECURITIES	16
FNMA POOL #0668036	5.000% 10/01/2017 DD 10/01/02	U.S. GOVERNMENT SECURITIES	7
FNMA POOL #0672785	6.000% 09/01/2032 DD 10/01/02	U.S. GOVERNMENT SECURITIES	41
FNMA POOL #0685505	5.000% 05/01/2018 DD 05/01/03	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0689609	4.500% 05/01/2018 DD 05/01/03	U.S. GOVERNMENT SECURITIES	10
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0705709	5.000% 05/01/2018 DD 05/01/03	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0713125	4.500% 06/01/2018 DD 06/01/03	U.S. GOVERNMENT SECURITIES	10
FNMA POOL #0723406	4.500% 09/01/2018 DD 09/01/03	U.S. GOVERNMENT SECURITIES	56
FNMA POOL #0725027	5.000% 11/01/2033 DD 12/01/03	U.S. GOVERNMENT SECURITIES	1,046
FNMA POOL #0725228	6.000% 03/01/2034 DD 02/01/04	U.S. GOVERNMENT SECURITIES	1,487
FNMA POOL #0727181	5.000% 08/01/2033 DD 08/01/03	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0727279	4.500% 09/01/2033 DD 09/01/03	U.S. GOVERNMENT SECURITIES	57
FNMA POOL #0730332	4.000% 09/01/2018 DD 09/01/03	U.S. GOVERNMENT SECURITIES	39
FNMA POOL #0731678	5.500% 01/01/2019 DD 01/01/04	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0739563	4.500% 09/01/2033 DD 09/01/03	U.S. GOVERNMENT SECURITIES	175
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0746555	4.000% 10/01/2018 DD 10/01/03	U.S. GOVERNMENT SECURITIES	12
FNMA POOL #0750478	6.000% 12/01/2033 DD 12/01/03	U.S. GOVERNMENT SECURITIES	1

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0753939	4.500% 12/01/2018 DD 11/01/03	U.S. GOVERNMENT SECURITIES	24
FNMA POOL #0754270	5.500% 12/01/2018 DD 12/01/03	U.S. GOVERNMENT SECURITIES	5
FNMA POOL #0756196	5.500% 12/01/2033 DD 12/01/03	U.S. GOVERNMENT SECURITIES	16
FNMA POOL #0761353	5.000% 01/01/2019 DD 01/01/04	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0761517	4.000% 05/01/2019 DD 05/01/04	U.S. GOVERNMENT SECURITIES	12
FNMA POOL #0765251	4.000% 03/01/2019 DD 03/01/04	U.S. GOVERNMENT SECURITIES	15
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U.S. GOVERNMENT SECURITIES	9
FNMA POOL #0766335	5.500% 03/01/2019 DD 02/01/04	U.S. GOVERNMENT SECURITIES	3
FNMA POOL #0769305	5.000% 02/01/2019 DD 02/01/04	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0771195	6.000% 04/01/2034 DD 04/01/04	U.S. GOVERNMENT SECURITIES	55
FNMA POOL #0773185	5.000% 06/01/2019 DD 06/01/04	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0773293	4.500% 04/01/2020 DD 04/01/05	U.S. GOVERNMENT SECURITIES	11
FNMA POOL #0775254	6.000% 05/01/2034 DD 04/01/04	U.S. GOVERNMENT SECURITIES	20
FNMA POOL #0775776	5.500% 05/01/2034 DD 05/01/04	U.S. GOVERNMENT SECURITIES	7
FNMA POOL #0776974	5.500% 04/01/2034 DD 04/01/04	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0777357	4.500% 05/01/2019 DD 05/01/04	U.S. GOVERNMENT SECURITIES	17
FNMA POOL #0779716	VAR RT 06/01/2034 DD 06/01/04	U.S. GOVERNMENT SECURITIES	40
FNMA POOL #0780204	5.000% 05/01/2019 DD 05/01/04	U.S. GOVERNMENT SECURITIES	4
FNMA POOL #0781629	5.500% 12/01/2034 DD 12/01/04	U.S. GOVERNMENT SECURITIES	28
FNMA POOL #0787098	4.500% 06/01/2034 DD 06/01/04	U.S. GOVERNMENT SECURITIES	10
FNMA POOL #0807671	4.500% 12/01/2034 DD 12/01/04	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0811034	5.000% 10/01/2019 DD 12/01/04	U.S. GOVERNMENT SECURITIES	19
FNMA POOL #0814887	5.000% 04/01/2035 DD 04/01/05	U.S. GOVERNMENT SECURITIES	67
FNMA POOL #0815505	4.500% 03/01/2020 DD 03/01/05	U.S. GOVERNMENT SECURITIES	21
FNMA POOL #0822815	5.500% 04/01/2035 DD 04/01/05	U.S. GOVERNMENT SECURITIES	7
FNMA POOL #0828715	5.500% 07/01/2035 DD 07/01/05	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0843378	5.000% 01/01/2021 DD 01/01/06	U.S. GOVERNMENT SECURITIES	17
FNMA POOL #0844915	4.500% 11/01/2020 DD 11/01/05	U.S. GOVERNMENT SECURITIES	14
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U.S. GOVERNMENT SECURITIES	20
FNMA POOL #0850955	7.000% 01/01/2036 DD 01/01/06	U.S. GOVERNMENT SECURITIES	23
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U.S. GOVERNMENT SECURITIES	6
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U.S. GOVERNMENT SECURITIES	487
FNMA POOL #0883017	VAR RT 06/01/2036 DD 06/01/06	U.S. GOVERNMENT SECURITIES	317
FNMA POOL #0888967	6.000% 12/01/2037 DD 12/01/07	U.S. GOVERNMENT SECURITIES	62
FNMA POOL #0889839	5.500% 12/01/2035 DD 08/01/08	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0889989	5.500% 04/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	19
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U.S. GOVERNMENT SECURITIES	10
FNMA POOL #0896869	5.500% 04/01/2022 DD 04/01/07	U.S. GOVERNMENT SECURITIES	24
FNMA POOL #0909567	VAR RT 02/01/2037 DD 01/01/07	U.S. GOVERNMENT SECURITIES	79
FNMA POOL #0911582	5.500% 04/01/2037 DD 04/01/07	U.S. GOVERNMENT SECURITIES	13
FNMA POOL #0925992	6.000% 10/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	6
FNMA POOL #0930627	4.000% 02/01/2024 DD 02/01/09	U.S. GOVERNMENT SECURITIES	34
FNMA POOL #0931740	4.000% 08/01/2024 DD 08/01/09	U.S. GOVERNMENT SECURITIES	36
FNMA POOL #0931830	5.500% 08/01/2039 DD 08/01/09	U.S. GOVERNMENT SECURITIES	99
FNMA POOL #0932367	4.500% 01/01/2040 DD 12/01/09	U.S. GOVERNMENT SECURITIES	74
FNMA POOL #0934138	6.000% 10/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	12
FNMA POOL #0934624	6.000% 11/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	7
FNMA POOL #0935764	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	55
FNMA POOL #0936566	5.500% 05/01/2037 DD 05/01/07	U.S. GOVERNMENT SECURITIES	8
FNMA POOL #0950789	6.000% 10/01/2037 DD 10/01/07	U.S. GOVERNMENT SECURITIES	7
FNMA POOL #0962122	5.500% 03/01/2038 DD 02/01/08	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0963359	6.000% 05/01/2038 DD 05/01/08	U.S. GOVERNMENT SECURITIES	31
FNMA POOL #0963450	6.000% 06/01/2038 DD 05/01/08	U.S. GOVERNMENT SECURITIES	33
FNMA POOL #0964398	6.000% 07/01/2038 DD 07/01/08	U.S. GOVERNMENT SECURITIES	81
FNMA POOL #0968371	5.500% 09/01/2038 DD 09/01/08	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U.S. GOVERNMENT SECURITIES	323
FNMA POOL #0970131	5.500% 03/01/2038 DD 02/01/08	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0970593	6.000% 10/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	15
FNMA POOL #0970704	6.000% 11/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	23
FNMA POOL #0970721	6.000% 11/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	7
FNMA POOL #0973159	5.500% 03/01/2038 DD 02/01/08	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0981313	5.500% 06/01/2038 DD 06/01/08	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0981354	4.500% 04/01/2023 DD 04/01/08	U.S. GOVERNMENT SECURITIES	43
FNMA POOL #0983367	6.000% 08/01/2038 DD 08/01/08	U.S. GOVERNMENT SECURITIES	30
FNMA POOL #0984623	6.000% 06/01/2038 DD 05/01/08	U.S. GOVERNMENT SECURITIES	10
FNMA POOL #0985108	5.500% 07/01/2038 DD 07/01/08	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0987081	6.000% 08/01/2038 DD 08/01/08	U.S. GOVERNMENT SECURITIES	10
FNMA POOL #0991052	6.000% 10/01/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	10
FNMA POOL #0991909	6.000% 11/01/2038 DD 11/01/08	U.S. GOVERNMENT SECURITIES	6

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0993004	5.000% 01/01/2024 DD 12/01/08	U.S. GOVERNMENT SECURITIES	6
FNMA POOL #0995023	5.500% 08/01/2037 DD 10/01/08	U.S. GOVERNMENT SECURITIES	415
FNMA POOL #0995429	5.500% 09/01/2023 DD 01/01/09	U.S. GOVERNMENT SECURITIES	26
FNMA POOL #0995430	5.500% 09/01/2023 DD 01/01/09	U.S. GOVERNMENT SECURITIES	22
FNMA POOL #0995432	5.500% 10/01/2023 DD 01/01/09	U.S. GOVERNMENT SECURITIES	17
FNMA POOL #0AA0606	5.500% 02/01/2039 DD 02/01/09	U.S. GOVERNMENT SECURITIES	5
FNMA POOL #0AA1321	6.000% 05/01/2033 DD 12/01/08	U.S. GOVERNMENT SECURITIES	1
FNMA POOL #0AA6923	4.500% 07/01/2024 DD 07/01/09	U.S. GOVERNMENT SECURITIES	12
FNMA POOL #0AA7740	4.000% 05/01/2024 DD 05/01/09	U.S. GOVERNMENT SECURITIES	2
FNMA POOL #0AA7750	4.000% 06/01/2024 DD 06/01/09	U.S. GOVERNMENT SECURITIES	734
FNMA POOL #0AB3378	3.500% 08/01/2026 DD 07/01/11	U.S. GOVERNMENT SECURITIES	1,035
FNMA POOL #0AB3493	4.500% 09/01/2041 DD 08/01/11	U.S. GOVERNMENT SECURITIES	347
FNMA POOL #0AB5575	3.000% 07/01/2027 DD 06/01/12	U.S. GOVERNMENT SECURITIES	2,179
FNMA POOL #0AB6068	3.500% 09/01/2042 DD 08/01/12	U.S. GOVERNMENT SECURITIES	115
FNMA POOL #0AB7795	2.500% 02/01/2028 DD 01/01/13	U.S. GOVERNMENT SECURITIES	671
FNMA POOL #0AB7848	3.000% 02/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	49
FNMA POOL #0AB8609	3.000% 03/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	23
FNMA POOL #0AB8615	3.000% 03/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	296
FNMA POOL #0AB8700	3.000% 03/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	143
FNMA POOL #0AB8862	2.500% 04/01/2028 DD 03/01/13	U.S. GOVERNMENT SECURITIES	116
FNMA POOL #0AB9491	2.500% 05/01/2028 DD 05/01/13	U.S. GOVERNMENT SECURITIES	52
FNMA POOL #0AB9557	3.000% 06/01/2043 DD 05/01/13	U.S. GOVERNMENT SECURITIES	2,553
FNMA POOL #0AB9560	3.000% 05/01/2043 DD 05/01/13	U.S. GOVERNMENT SECURITIES	33
FNMA POOL #0AB9776	2.500% 07/01/2028 DD 06/01/13	U.S. GOVERNMENT SECURITIES	2,563
FNMA POOL #0AC0559	4.000% 10/01/2024 DD 10/01/09	U.S. GOVERNMENT SECURITIES	200
FNMA POOL #0AC3658	4.500% 10/01/2039 DD 09/01/09	U.S. GOVERNMENT SECURITIES	51
FNMA POOL #0AC4914	4.500% 12/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	29
FNMA POOL #0AC6109	4.500% 11/01/2024 DD 10/01/09	U.S. GOVERNMENT SECURITIES	30
FNMA POOL #0AC6135	4.500% 11/01/2039 DD 10/01/09	U.S. GOVERNMENT SECURITIES	54
FNMA POOL #0AC6259	4.500% 12/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	58
FNMA POOL #0AC6600	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	38
FNMA POOL #0AC6609	4.500% 11/01/2039 DD 11/01/09	U.S. GOVERNMENT SECURITIES	54
FNMA POOL #0AC6788	4.000% 12/01/2024 DD 12/01/09	U.S. GOVERNMENT SECURITIES	158
FNMA POOL #0AC6939	4.000% 12/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	232
FNMA POOL #0AC7275	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	31
FNMA POOL #0AC7276	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	21
FNMA POOL #0AC7642	4.500% 11/01/2024 DD 11/01/09	U.S. GOVERNMENT SECURITIES	38
FNMA POOL #0AC9032	5.000% 07/01/2040 DD 07/01/10	U.S. GOVERNMENT SECURITIES	9
FNMA POOL #0AD0332	5.500% 07/01/2038 DD 10/01/09	U.S. GOVERNMENT SECURITIES	121
FNMA POOL #0AD0336	5.000% 02/01/2024 DD 10/01/09	U.S. GOVERNMENT SECURITIES	588
FNMA POOL #0AD0585	4.500% 12/01/2039 DD 12/01/09	U.S. GOVERNMENT SECURITIES	327
FNMA POOL #0AD0826	5.500% 02/01/2038 DD 03/01/10	U.S. GOVERNMENT SECURITIES	8
FNMA POOL #0AD3859	4.000% 03/01/2025 DD 03/01/10	U.S. GOVERNMENT SECURITIES	14
FNMA POOL #0AD3942	4.000% 05/01/2025 DD 04/01/10	U.S. GOVERNMENT SECURITIES	78
FNMA POOL #0AD5137	3.500% 03/01/2026 DD 04/01/11	U.S. GOVERNMENT SECURITIES	229
FNMA POOL #0AD5139	4.000% 03/01/2026 DD 04/01/11	U.S. GOVERNMENT SECURITIES	89
FNMA POOL #0AD5163	5.000% 07/01/2040 DD 08/01/10	U.S. GOVERNMENT SECURITIES	13
FNMA POOL #0AD6896	5.000% 06/01/2040 DD 06/01/10	U.S. GOVERNMENT SECURITIES	41
FNMA POOL #0AD7155	4.500% 07/01/2025 DD 07/01/10	U.S. GOVERNMENT SECURITIES	1,417
FNMA POOL #0AD8427	4.000% 09/01/2025 DD 09/01/10	U.S. GOVERNMENT SECURITIES	126
FNMA POOL #0AD9201	5.000% 07/01/2040 DD 07/01/10	U.S. GOVERNMENT SECURITIES	40
FNMA POOL #0AE0096	5.500% 07/01/2025 DD 06/01/10	U.S. GOVERNMENT SECURITIES	480
FNMA POOL #0AE3049	4.500% 09/01/2040 DD 09/01/10	U.S. GOVERNMENT SECURITIES	1,161
FNMA POOL #0AE5439	4.000% 10/01/2040 DD 10/01/10	U.S. GOVERNMENT SECURITIES	521
FNMA POOL #0AH6958	VAR RT 02/01/2041 DD 02/01/11	U.S. GOVERNMENT SECURITIES	55
FNMA POOL #0AI5505	3.500% 07/01/2026 DD 07/01/11	U.S. GOVERNMENT SECURITIES	2,725
FNMA POOL #0AI5958	4.000% 06/01/2026 DD 06/01/11	U.S. GOVERNMENT SECURITIES	644
FNMA POOL #0AK1140	3.000% 02/01/2027 DD 02/01/12	U.S. GOVERNMENT SECURITIES	1,846
FNMA POOL #0AK1608	3.000% 01/01/2027 DD 01/01/12	U.S. GOVERNMENT SECURITIES	625
FNMA POOL #0AK5677	VAR RT 02/01/2042 DD 02/01/12	U.S. GOVERNMENT SECURITIES	330
FNMA POOL #0AK6790	3.500% 03/01/2027 DD 03/01/12	U.S. GOVERNMENT SECURITIES	1,317
FNMA POOL #0AL0054	4.500% 02/01/2041 DD 03/01/11	U.S. GOVERNMENT SECURITIES	2,325
FNMA POOL #0AL0533	VAR RT 07/01/2041 DD 07/01/11	U.S. GOVERNMENT SECURITIES	524
FNMA POOL #0AL1495	4.000% 09/01/2026 DD 02/01/12	U.S. GOVERNMENT SECURITIES	750
FNMA POOL #0AL2293	4.521% 06/01/2021 DD 08/01/12	U.S. GOVERNMENT SECURITIES	1,001
FNMA POOL #0AL2492	VAR RT 10/01/2042 DD 09/01/12	U.S. GOVERNMENT SECURITIES	3,001
FNMA POOL #0AL2935	3.500% 02/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	14
FNMA POOL #0AL3093	3.500% 02/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	134
FNMA POOL #0AL4168	2.500% 09/01/2028 DD 09/01/13	U.S. GOVERNMENT SECURITIES	1,154

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0AL4246	3.500% 11/01/2026 DD 09/01/13	U.S. GOVERNMENT SECURITIES	1,385
FNMA POOL #0AL4316	7.000% 03/01/2039 DD 11/01/13	U.S. GOVERNMENT SECURITIES	341
FNMA POOL #0AL4452	4.000% 11/01/2043 DD 11/01/13	U.S. GOVERNMENT SECURITIES	311
FNMA POOL #0AL4464	2.500% 06/01/2028 DD 11/01/13	U.S. GOVERNMENT SECURITIES	1,663
FNMA POOL #0AL5376	4.000% 05/01/2044 DD 05/01/14	U.S. GOVERNMENT SECURITIES	1,264
FNMA POOL #0AL6389	4.000% 01/01/2045 DD 01/01/15	U.S. GOVERNMENT SECURITIES	3,390
FNMA POOL #0AL7162	VAR RT 09/01/2042 DD 07/01/15	U.S. GOVERNMENT SECURITIES	4,445
FNMA POOL #0AO6482	VAR RT 07/01/2042 DD 07/01/12	U.S. GOVERNMENT SECURITIES	28
FNMA POOL #0AO7976	3.000% 06/01/2027 DD 06/01/12	U.S. GOVERNMENT SECURITIES	640
FNMA POOL #0AP0006	VAR RT 07/01/2042 DD 07/01/12	U.S. GOVERNMENT SECURITIES	123
FNMA POOL #0AP6247	2.500% 10/01/2027 DD 10/01/12	U.S. GOVERNMENT SECURITIES	963
FNMA POOL #0AP6647	3.000% 10/01/2027 DD 09/01/12	U.S. GOVERNMENT SECURITIES	3,303
FNMA POOL #0AP8673	3.000% 01/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	367
FNMA POOL #0AQ0556	3.000% 11/01/2042 DD 11/01/12	U.S. GOVERNMENT SECURITIES	693
FNMA POOL #0AQ4372	2.500% 11/01/2027 DD 10/01/12	U.S. GOVERNMENT SECURITIES	680
FNMA POOL #0AQ4772	2.500% 12/01/2027 DD 12/01/12	U.S. GOVERNMENT SECURITIES	268
FNMA POOL #0AQ6565	3.000% 01/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	171
FNMA POOL #0AQ8075	3.000% 01/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	22
FNMA POOL #0AQ9026	2.500% 12/01/2027 DD 12/01/12	U.S. GOVERNMENT SECURITIES	744
FNMA POOL #0AR1912	3.000% 01/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	597
FNMA POOL #0AR2627	3.000% 02/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	145
FNMA POOL #0AR3845	3.000% 02/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	161
FNMA POOL #0AR5578	3.000% 02/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	413
FNMA POOL #0AR5858	3.000% 02/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	48
FNMA POOL #0AR5876	3.000% 02/01/2043 DD 01/01/13	U.S. GOVERNMENT SECURITIES	34
FNMA POOL #0AR5912	3.000% 02/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	51
FNMA POOL #0AR7488	3.000% 03/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	27
FNMA POOL #0AR7721	2.500% 02/01/2028 DD 02/01/13	U.S. GOVERNMENT SECURITIES	542
FNMA POOL #0AR8580	3.500% 06/01/2043 DD 06/01/13	U.S. GOVERNMENT SECURITIES	136
FNMA POOL #0AR9218	3.000% 03/01/2043 DD 03/01/13	U.S. GOVERNMENT SECURITIES	20
FNMA POOL #0AR9609	3.000% 03/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	30
FNMA POOL #0AR9658	3.000% 02/01/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	29
FNMA POOL #0AS0044	3.000% 07/01/2043 DD 07/01/13	U.S. GOVERNMENT SECURITIES	7,528
FNMA POOL #0AS0941	2.500% 11/01/2028 DD 10/01/13	U.S. GOVERNMENT SECURITIES	321
FNMA POOL #0AS1767	4.000% 02/01/2044 DD 01/01/14	U.S. GOVERNMENT SECURITIES	846
FNMA POOL #0AS3097	3.500% 08/01/2044 DD 07/01/14	U.S. GOVERNMENT SECURITIES	138
FNMA POOL #0AS3133	3.500% 08/01/2044 DD 07/01/14	U.S. GOVERNMENT SECURITIES	2,256
FNMA POOL #0AS3465	3.000% 10/01/2029 DD 09/01/14	U.S. GOVERNMENT SECURITIES	4,006
FNMA POOL #0AS4312	2.500% 01/01/2030 DD 01/01/15	U.S. GOVERNMENT SECURITIES	1,873
FNMA POOL #0AS4373	3.500% 02/01/2045 DD 01/01/15	U.S. GOVERNMENT SECURITIES	943
FNMA POOL #0AS4786	3.000% 04/01/2045 DD 03/01/15	U.S. GOVERNMENT SECURITIES	718
FNMA POOL #0AS4943	2.500% 09/01/2029 DD 04/01/15	U.S. GOVERNMENT SECURITIES	2,272
FNMA POOL #0AS5104	3.500% 06/01/2045 DD 05/01/15	U.S. GOVERNMENT SECURITIES	1,091
FNMA POOL #0AS5138	3.000% 06/01/2030 DD 05/01/15	U.S. GOVERNMENT SECURITIES	2,550
FNMA POOL #0AS5189	3.500% 06/01/2045 DD 05/01/15	U.S. GOVERNMENT SECURITIES	1,603
FNMA POOL #0AS5302	2.500% 07/01/2030 DD 06/01/15	U.S. GOVERNMENT SECURITIES	4,242
FNMA POOL #0AT0059	2.500% 03/01/2028 DD 04/01/13	U.S. GOVERNMENT SECURITIES	481
FNMA POOL #0AT0181	3.000% 03/01/2043 DD 03/01/13	U.S. GOVERNMENT SECURITIES	22
FNMA POOL #0AT1824	3.000% 05/01/2043 DD 04/01/13	U.S. GOVERNMENT SECURITIES	22
FNMA POOL #0AT2062	2.500% 04/01/2028 DD 04/01/13	U.S. GOVERNMENT SECURITIES	1,534
FNMA POOL #0AT2720	3.000% 05/01/2043 DD 05/01/13	U.S. GOVERNMENT SECURITIES	2,201
FNMA POOL #0AT3100	3.500% 04/01/2043 DD 04/01/13	U.S. GOVERNMENT SECURITIES	60
FNMA POOL #0AT4350	3.000% 07/01/2043 DD 07/01/13	U.S. GOVERNMENT SECURITIES	29
FNMA POOL #0AT5130	3.000% 04/01/2043 DD 04/01/13	U.S. GOVERNMENT SECURITIES	39
FNMA POOL #0AT5177	3.000% 05/01/2043 DD 04/01/13	U.S. GOVERNMENT SECURITIES	131
FNMA POOL #0AT5600	3.500% 05/01/2043 DD 04/01/13	U.S. GOVERNMENT SECURITIES	22
FNMA POOL #0AT5900	3.000% 06/01/2043 DD 06/01/13	U.S. GOVERNMENT SECURITIES	30
FNMA POOL #0AT6764	3.000% 07/01/2043 DD 07/01/13	U.S. GOVERNMENT SECURITIES	749
FNMA POOL #0AT9916	3.000% 07/01/2043 DD 07/01/13	U.S. GOVERNMENT SECURITIES	44
FNMA POOL #0AT9958	2.500% 07/01/2028 DD 07/01/13	U.S. GOVERNMENT SECURITIES	393
FNMA POOL #0AU0106	3.000% 05/01/2043 DD 06/01/13	U.S. GOVERNMENT SECURITIES	52
FNMA POOL #0AU0153	3.500% 08/01/2043 DD 08/01/13	U.S. GOVERNMENT SECURITIES	108
FNMA POOL #0AU0163	3.000% 06/01/2043 DD 06/01/13	U.S. GOVERNMENT SECURITIES	23
FNMA POOL #0AU1661	2.500% 07/01/2028 DD 07/01/13	U.S. GOVERNMENT SECURITIES	82
FNMA POOL #0AU1661	2.500% 07/01/2028 DD 07/01/13	U.S. GOVERNMENT SECURITIES	657
FNMA POOL #0AU2249	3.000% 07/01/2043 DD 07/01/13	U.S. GOVERNMENT SECURITIES	37
FNMA POOL #0AU2253	2.500% 07/01/2028 DD 07/01/13	U.S. GOVERNMENT SECURITIES	343
FNMA POOL #0AU2294	2.500% 07/01/2028 DD 07/01/13	U.S. GOVERNMENT SECURITIES	48
FNMA POOL #0AU2491	2.500% 08/01/2028 DD 07/01/13	U.S. GOVERNMENT SECURITIES	211

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0AU2619	2.500% 08/01/2028 DD 08/01/13	U.S. GOVERNMENT SECURITIES	35
FNMA POOL #0AU2674	3.000% 10/01/2043 DD 10/01/13	U.S. GOVERNMENT SECURITIES	76
FNMA POOL #0AU3173	3.000% 07/01/2043 DD 07/01/13	U.S. GOVERNMENT SECURITIES	60
FNMA POOL #0AU3609	2.500% 07/01/2028 DD 07/01/13	U.S. GOVERNMENT SECURITIES	410
FNMA POOL #0AU3779	2.500% 08/01/2028 DD 08/01/13	U.S. GOVERNMENT SECURITIES	31
FNMA POOL #0AU5934	2.500% 09/01/2028 DD 08/01/13	U.S. GOVERNMENT SECURITIES	550
FNMA POOL #0AU8434	3.000% 09/01/2043 DD 09/01/13	U.S. GOVERNMENT SECURITIES	26
FNMA POOL #0AU8673	VAR RT 02/01/2044 DD 02/01/14	U.S. GOVERNMENT SECURITIES	319
FNMA POOL #0AV0371	2.500% 01/01/2029 DD 01/01/14	U.S. GOVERNMENT SECURITIES	359
FNMA POOL #0AV0634	3.000% 11/01/2028 DD 11/01/13	U.S. GOVERNMENT SECURITIES	2,807
FNMA POOL #0AV1725	3.000% 11/01/2028 DD 11/01/13	U.S. GOVERNMENT SECURITIES	2,737
FNMA POOL #0AV5173	3.000% 11/01/2028 DD 11/01/13	U.S. GOVERNMENT SECURITIES	1,147
FNMA POOL #0AV5543	2.500% 01/01/2029 DD 01/01/14	U.S. GOVERNMENT SECURITIES	104
FNMA POOL #0AV8205	3.500% 01/01/2029 DD 02/01/14	U.S. GOVERNMENT SECURITIES	1,478
FNMA POOL #0AV9636	VAR RT 04/01/2044 DD 03/01/14	U.S. GOVERNMENT SECURITIES	676
FNMA POOL #0AW3557	3.000% 05/01/2029 DD 05/01/14	U.S. GOVERNMENT SECURITIES	1,836
FNMA POOL #0AW5850	3.000% 05/01/2029 DD 05/01/14	U.S. GOVERNMENT SECURITIES	2,765
FNMA POOL #0AW8645	4.000% 07/01/2044 DD 07/01/14	U.S. GOVERNMENT SECURITIES	1,332
FNMA POOL #0AX3512	3.500% 10/01/2044 DD 10/01/14	U.S. GOVERNMENT SECURITIES	514
FNMA POOL #0AX4887	4.000% 12/01/2044 DD 12/01/14	U.S. GOVERNMENT SECURITIES	126
FNMA POOL #0AX5782	2.500% 10/01/2029 DD 10/01/14	U.S. GOVERNMENT SECURITIES	3,176
FNMA POOL #0AX7645	4.000% 12/01/2044 DD 12/01/14	U.S. GOVERNMENT SECURITIES	323
FNMA POOL #0AX8624	3.500% 02/01/2045 DD 02/01/15	U.S. GOVERNMENT SECURITIES	253
FNMA POOL #0AY0516	3.500% 01/01/2045 DD 01/01/15	U.S. GOVERNMENT SECURITIES	282
FNMA POOL #0AY4286	3.500% 02/01/2045 DD 02/01/15	U.S. GOVERNMENT SECURITIES	362
FNMA POOL #0AY4293	3.500% 02/01/2045 DD 02/01/15	U.S. GOVERNMENT SECURITIES	372
FNMA POOL #0AZ5291	2.500% 07/01/2030 DD 07/01/15	U.S. GOVERNMENT SECURITIES	1,436
FNMA POOL #0FN0013	3.462% 01/01/2018 DD 03/01/11	U.S. GOVERNMENT SECURITIES	1,876
FNMA POOL #0FN0014	3.104% 01/01/2018 DD 03/01/11	U.S. GOVERNMENT SECURITIES	1,773
FNMA POOL #0MA0500	5.000% 08/01/2040 DD 07/01/10	U.S. GOVERNMENT SECURITIES	206
FNMA POOL #0MA0669	3.500% 03/01/2026 DD 02/01/11	U.S. GOVERNMENT SECURITIES	245
FNMA GTD REMIC P/T 02-34 FE	VAR RT 05/18/2032 DD 04/18/02	U.S. GOVERNMENT SECURITIES	13
FNMA GTD REMIC P/T 11-52 GB	5.000% 06/25/2041 DD 05/01/11	U.S. GOVERNMENT SECURITIES	779
FNMA GTD REMIC P/T 11-99 DB	5.000% 10/25/2041 DD 09/01/11	U.S. GOVERNMENT SECURITIES	985
FNMA GTD REMIC P/T 12-111 B	7.000% 10/25/2042 DD 09/01/12	U.S. GOVERNMENT SECURITIES	169
FNMA GTD REMIC P/T 14-M5 FA	VAR RT 01/25/2017 DD 05/01/14	U.S. GOVERNMENT SECURITIES	264
FNMA GTD REMIC P/T 14-M9 AB2	VAR RT 07/25/2024 DD 08/01/14	U.S. GOVERNMENT SECURITIES	1,658
FNMA GTD REMIC P/T 15-M12 A1	2.331% 04/25/2025 DD 09/01/15	U.S. GOVERNMENT SECURITIES	1,762
FNMA GTD REMIC P/T 15-M3 AB1	2.141% 10/25/2024 DD 02/01/15	U.S. GOVERNMENT SECURITIES	1,326
FNMA GTD REMIC P/T 15-M7 AB1	1.897% 12/25/2024 DD 04/01/15	U.S. GOVERNMENT SECURITIES	767
FNMA GTD REMIC P/T 15-M8 AB1	2.097% 01/25/2025 DD 05/01/15	U.S. GOVERNMENT SECURITIES	582
FNMA GTD REMIC P/T 88-12 A	VAR RT 02/25/2018 DD 05/01/88	U.S. GOVERNMENT SECURITIES	9
FNMA GTD REMIC P/T 93-19 N	5.000% 02/25/2023 DD 02/01/93	U.S. GOVERNMENT SECURITIES	30
FNMA GTD REMIC P/T 99-W4 A9	6.250% 02/25/2029 DD 03/01/99	U.S. GOVERNMENT SECURITIES	672
FORD CREDIT AUTO OWNE 1 A 144A	2.260% 11/15/2025 DD 05/15/14	CORPORATE DEBT INSTRUMENTS	504
FORD CREDIT FLOORPLAN MAST 5 A	1.490% 09/15/2019 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,696
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	CORPORATE DEBT INSTRUMENTS	223
FORD MOTOR CREDIT CO LLC	5.000% 05/15/2018 DD 05/03/11	CORPORATE DEBT INSTRUMENTS	289
FORD MOTOR CREDIT CO LLC	3.000% 06/12/2017 DD 06/12/12	CORPORATE DEBT INSTRUMENTS	318
FORD MOTOR CREDIT CO LLC	2.145% 01/09/2018 DD 01/09/15	CORPORATE DEBT INSTRUMENTS	324
FORD MOTOR CREDIT CO LLC	2.459% 03/27/2020 DD 03/27/15	CORPORATE DEBT INSTRUMENTS	349
FORD MOTOR CREDIT CO LLC	1.724% 12/06/2017 DD 06/06/14	CORPORATE DEBT INSTRUMENTS	354
FORD MOTOR CREDIT CO LLC	3.000% 06/12/2017 DD 06/12/12	CORPORATE DEBT INSTRUMENTS	434
FORD MOTOR CREDIT CO LLC	6.625% 08/15/2017 DD 08/04/10	CORPORATE DEBT INSTRUMENTS	469
FORD MOTOR CREDIT CO LLC	2.459% 03/27/2020 DD 03/27/15	CORPORATE DEBT INSTRUMENTS	509
FORD MOTOR CREDIT CO LLC	VAR RT 05/09/2016 DD 05/09/13	CORPORATE DEBT INSTRUMENTS	621
FORD MOTOR CREDIT CO LLC	2.375% 01/16/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	648
FORD MOTOR CREDIT CO LLC	1.500% 01/17/2017 DD 11/12/13	CORPORATE DEBT INSTRUMENTS	1,489
FOUR TIMES SQUARE T 4TS A 144A	5.401% 12/13/2028 DD 12/11/06	CORPORATE DEBT INSTRUMENTS	2,190
FREDDIE MAC STRUCTURED DNA1 M1	VAR RT 10/25/2027 DD 04/28/15	U.S. GOVERNMENT SECURITIES	2,110
FREDDIE MAC STRUCTURED DNA2 M1	VAR RT 12/25/2027 DD 06/29/15	U.S. GOVERNMENT SECURITIES	477
FREDDIE MAC STRUCTURED DNA3 M1	VAR RT 04/25/2028 DD 11/09/15	U.S. GOVERNMENT SECURITIES	344
FREEPORT-MCMORAN INC	4.000% 11/14/2021 DD 11/14/14	CORPORATE DEBT INSTRUMENTS	174
FREEPORT-MCMORAN INC	2.375% 03/15/2018 DD 09/15/13	CORPORATE DEBT INSTRUMENTS	187
FREEPORT-MCMORAN INC	4.000% 11/14/2021 DD 11/14/14	CORPORATE DEBT INSTRUMENTS	300
FREEPORT-MCMORAN INC	2.150% 03/01/2017 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	425
GAHR COMMERCIAL NRF AFL1 144A	VAR RT 12/15/2016 DD 02/25/15	CORPORATE DEBT INSTRUMENTS	1,141
GCO EDUCATION LOAN FUNDI 1 A9L	VAR RT 05/25/2026 DD 01/18/06	CORPORATE DEBT INSTRUMENTS	1,831
GE CAPITAL COMMERCIAL M C1 A1A	VAR RT 03/10/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	694

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GE CAPITAL INTERNATIONAL 144A	0.964% 04/15/2016 DD 10/26/15	CORPORATE DEBT INSTRUMENTS	266
GE CAPITAL INTERNATIONAL 144A	0.964% 04/15/2016 DD 10/26/15	CORPORATE DEBT INSTRUMENTS	1,410
GE DEALER FLOORPLAN MASTER 1 A	VAR RT 07/20/2019 DD 07/22/14	CORPORATE DEBT INSTRUMENTS	2,297
GENERAL ELECTRIC CAPITAL CORP	1.000% 01/08/2016 DD 01/08/13	CORPORATE DEBT INSTRUMENTS	155
GENERAL ELECTRIC CO	1.625% 04/02/2018 DD 04/02/13	CORPORATE DEBT INSTRUMENTS	1,655
GENERAL MILLS INC	5.700% 02/15/2017 DD 01/24/07	CORPORATE DEBT INSTRUMENTS	44
GENERAL MOTORS FINANCIAL CO IN	3.700% 11/24/2020 DD 11/24/15	CORPORATE DEBT INSTRUMENTS	1,795
GENWORTH HOLDINGS INC	8.625% 12/15/2016 DD 12/08/09	CORPORATE DEBT INSTRUMENTS	207
GEORGIA POWER CO	5.700% 06/01/2017 DD 06/12/07	CORPORATE DEBT INSTRUMENTS	64
GILEAD SCIENCES INC	3.650% 03/01/2026 DD 09/14/15	CORPORATE DEBT INSTRUMENTS	61
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	CORPORATE DEBT INSTRUMENTS	76
GILEAD SCIENCES INC	3.700% 04/01/2024 DD 03/07/14	CORPORATE DEBT INSTRUMENTS	77
GILEAD SCIENCES INC	2.050% 04/01/2019 DD 03/07/14	CORPORATE DEBT INSTRUMENTS	701
GLAXOSMITHKLINE CAPITAL PLC	1.500% 05/08/2017 DD 05/09/12	CORPORATE DEBT INSTRUMENTS	512
GLENCORE FINANCE CANADA L 144A	VAR RT 10/25/2017 DD 10/25/12	CORPORATE DEBT INSTRUMENTS	467
GLENCORE FINANCE CANADA L 144A	5.800% 11/15/2016 DD 11/15/06	CORPORATE DEBT INSTRUMENTS	697
GLENCORE FUNDING LLC 144A	2.500% 01/15/2019 DD 05/30/13	CORPORATE DEBT INSTRUMENTS	192
GMF FLOORPLAN OWNER 1 A1 144A	1.650% 05/15/2020 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	989
GMF FLOORPLAN OWNER 1 A1 144A	1.650% 05/15/2020 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	1,088
GNMA POOL #0186982	8.000% 10/15/2029 DD 10/01/99	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0296554	10.000% 01/15/2021 DD 01/01/91	U.S. GOVERNMENT SECURITIES	3
GNMA POOL #0330499	8.000% 08/15/2022 DD 08/01/92	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0336628	7.500% 11/15/2022 DD 11/01/92	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0336960	7.500% 05/15/2023 DD 05/01/93	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0346167	8.500% 05/15/2023 DD 05/01/93	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0347728	8.500% 01/15/2023 DD 01/01/93	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0348020	8.000% 03/15/2023 DD 03/01/93	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0353919	7.500% 10/15/2027 DD 10/01/97	U.S. GOVERNMENT SECURITIES	3
GNMA POOL #0355741	7.500% 07/15/2023 DD 07/01/93	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0367228	7.500% 08/15/2023 DD 08/01/93	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0369505	8.500% 08/15/2024 DD 08/01/94	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0370889	7.500% 11/15/2023 DD 11/01/93	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0375076	8.500% 03/15/2025 DD 03/01/95	U.S. GOVERNMENT SECURITIES	5
GNMA POOL #0376441	8.000% 03/15/2024 DD 03/01/94	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0377324	9.000% 10/15/2024 DD 10/01/94	U.S. GOVERNMENT SECURITIES	4
GNMA POOL #0380630	8.500% 10/15/2024 DD 10/01/94	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0382117	7.500% 02/15/2024 DD 03/01/94	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0384381	8.500% 09/15/2024 DD 09/01/94	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0393235	8.500% 01/15/2027 DD 01/01/97	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0404112	9.500% 06/15/2025 DD 06/01/95	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0407118	9.500% 12/15/2024 DD 12/01/94	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0407162	9.000% 03/15/2025 DD 03/01/95	U.S. GOVERNMENT SECURITIES	6
GNMA POOL #0409954	7.500% 10/15/2025 DD 10/01/95	U.S. GOVERNMENT SECURITIES	7
GNMA POOL #0410041	8.000% 06/15/2025 DD 06/01/95	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0410082	7.500% 08/15/2025 DD 08/01/95	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0411017	6.500% 10/15/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	75
GNMA POOL #0414737	8.000% 11/15/2025 DD 11/01/95	U.S. GOVERNMENT SECURITIES	3
GNMA POOL #0416354	9.000% 07/15/2025 DD 07/01/95	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0417223	7.500% 01/15/2026 DD 01/01/96	U.S. GOVERNMENT SECURITIES	3
GNMA POOL #0420660	7.500% 01/15/2026 DD 01/01/96	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0421739	7.500% 06/15/2026 DD 06/01/96	U.S. GOVERNMENT SECURITIES	4
GNMA POOL #0423986	8.000% 08/15/2026 DD 08/01/96	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0423999	8.000% 09/15/2026 DD 09/01/96	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0430269	7.500% 10/15/2027 DD 10/01/97	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0431022	8.000% 08/15/2026 DD 08/01/96	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0431199	8.500% 09/15/2026 DD 09/01/96	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0433382	7.500% 01/15/2027 DD 01/01/97	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0435011	8.000% 01/15/2031 DD 01/01/01	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0436407	8.000% 07/15/2026 DD 07/01/96	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0438277	8.000% 09/15/2026 DD 09/01/96	U.S. GOVERNMENT SECURITIES	8
GNMA POOL #0443123	8.500% 07/15/2027 DD 07/01/97	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0462671	8.000% 04/15/2028 DD 04/01/98	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0472761	7.500% 05/15/2028 DD 06/01/98	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0479902	7.500% 01/15/2031 DD 01/01/01	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0479909	8.000% 01/15/2031 DD 01/01/01	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0487711	4.500% 03/15/2039 DD 03/01/09	U.S. GOVERNMENT SECURITIES	16
GNMA POOL #0487824	4.500% 04/15/2039 DD 04/01/09	U.S. GOVERNMENT SECURITIES	18
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U.S. GOVERNMENT SECURITIES	13
GNMA POOL #0500265	7.500% 11/15/2029 DD 11/01/99	U.S. GOVERNMENT SECURITIES	1

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0506815	7.500% 10/15/2029 DD 10/01/99	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U.S. GOVERNMENT SECURITIES	6
GNMA POOL #0520202	5.500% 04/15/2034 DD 04/01/04	U.S. GOVERNMENT SECURITIES	51
GNMA POOL #0520398	7.500% 01/15/2030 DD 01/01/00	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0528554	7.500% 06/15/2030 DD 12/01/00	U.S. GOVERNMENT SECURITIES	8
GNMA POOL #0531211	8.000% 06/15/2030 DD 06/01/00	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0532947	8.000% 06/15/2030 DD 06/01/00	U.S. GOVERNMENT SECURITIES	3
GNMA POOL #0550764	5.500% 12/15/2035 DD 12/01/05	U.S. GOVERNMENT SECURITIES	23
GNMA POOL #0551755	6.000% 04/15/2017 DD 04/01/02	U.S. GOVERNMENT SECURITIES	5
GNMA POOL #0553057	5.500% 02/15/2033 DD 02/01/03	U.S. GOVERNMENT SECURITIES	22
GNMA POOL #0562477	5.500% 02/15/2034 DD 02/01/04	U.S. GOVERNMENT SECURITIES	143
GNMA POOL #0579131	5.500% 01/15/2032 DD 01/01/02	U.S. GOVERNMENT SECURITIES	8
GNMA POOL #0585111	5.500% 02/15/2033 DD 02/01/03	U.S. GOVERNMENT SECURITIES	24
GNMA POOL #0593270	5.500% 11/15/2032 DD 11/01/02	U.S. GOVERNMENT SECURITIES	27
GNMA POOL #0598126	5.500% 03/15/2033 DD 03/01/03	U.S. GOVERNMENT SECURITIES	54
GNMA POOL #0598260	5.000% 06/15/2018 DD 06/01/03	U.S. GOVERNMENT SECURITIES	12
GNMA POOL #0599357	5.500% 01/15/2033 DD 01/01/03	U.S. GOVERNMENT SECURITIES	37
GNMA POOL #0602794	5.500% 03/15/2033 DD 03/01/03	U.S. GOVERNMENT SECURITIES	83
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U.S. GOVERNMENT SECURITIES	49
GNMA POOL #0607048	5.500% 01/15/2034 DD 01/01/04	U.S. GOVERNMENT SECURITIES	79
GNMA POOL #0610415	4.500% 08/15/2018 DD 08/01/03	U.S. GOVERNMENT SECURITIES	18
GNMA POOL #0610850	5.500% 04/15/2033 DD 04/01/03	U.S. GOVERNMENT SECURITIES	24
GNMA POOL #0615787	5.500% 09/15/2033 DD 09/01/03	U.S. GOVERNMENT SECURITIES	93
GNMA POOL #0615869	4.500% 08/15/2033 DD 08/01/03	U.S. GOVERNMENT SECURITIES	22
GNMA POOL #0618127	4.500% 06/15/2040 DD 06/01/10	U.S. GOVERNMENT SECURITIES	12
GNMA POOL #0618362	6.500% 09/15/2037 DD 09/01/07	U.S. GOVERNMENT SECURITIES	133
GNMA POOL #0620427	4.500% 08/15/2033 DD 08/01/03	U.S. GOVERNMENT SECURITIES	29
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U.S. GOVERNMENT SECURITIES	9
GNMA POOL #0630924	5.500% 07/15/2035 DD 07/01/05	U.S. GOVERNMENT SECURITIES	13
GNMA POOL #0631235	5.500% 05/15/2035 DD 05/01/05	U.S. GOVERNMENT SECURITIES	32
GNMA POOL #0633365	5.500% 01/15/2036 DD 01/01/06	U.S. GOVERNMENT SECURITIES	52
GNMA POOL #0633570	5.500% 08/15/2019 DD 08/01/04	U.S. GOVERNMENT SECURITIES	32
GNMA POOL #0638234	5.500% 12/15/2034 DD 12/01/04	U.S. GOVERNMENT SECURITIES	47
GNMA POOL #0658538	5.500% 07/15/2036 DD 07/01/06	U.S. GOVERNMENT SECURITIES	14
GNMA POOL #0669957	3.000% 01/15/2045 DD 01/01/15	U.S. GOVERNMENT SECURITIES	2,012
GNMA POOL #0669958	3.000% 01/15/2045 DD 01/01/15	U.S. GOVERNMENT SECURITIES	2,848
GNMA POOL #0674088	6.500% 05/15/2038 DD 05/01/08	U.S. GOVERNMENT SECURITIES	240
GNMA POOL #0687844	6.500% 08/15/2038 DD 08/01/08	U.S. GOVERNMENT SECURITIES	89
GNMA POOL #0688101	6.500% 11/15/2038 DD 11/01/08	U.S. GOVERNMENT SECURITIES	75
GNMA POOL #0700818	6.500% 10/15/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	91
GNMA POOL #0701582	5.500% 01/15/2039 DD 01/01/09	U.S. GOVERNMENT SECURITIES	64
GNMA POOL #0705066	4.500% 07/15/2040 DD 07/01/10	U.S. GOVERNMENT SECURITIES	18
GNMA POOL #0719380	4.500% 05/15/2040 DD 05/01/10	U.S. GOVERNMENT SECURITIES	18
GNMA POOL #0720057	4.500% 06/15/2039 DD 06/01/09	U.S. GOVERNMENT SECURITIES	6
GNMA POOL #0720091	4.500% 06/15/2039 DD 06/01/09	U.S. GOVERNMENT SECURITIES	27
GNMA POOL #0720103	4.500% 06/15/2039 DD 06/01/09	U.S. GOVERNMENT SECURITIES	437
GNMA POOL #0720164	4.500% 07/15/2039 DD 07/01/09	U.S. GOVERNMENT SECURITIES	27
GNMA POOL #0721143	4.500% 05/15/2040 DD 05/01/10	U.S. GOVERNMENT SECURITIES	17
GNMA POOL #0721237	4.500% 04/15/2040 DD 04/01/10	U.S. GOVERNMENT SECURITIES	31
GNMA POOL #0723804	4.500% 05/15/2040 DD 05/01/10	U.S. GOVERNMENT SECURITIES	20
GNMA POOL #0727806	4.500% 06/15/2040 DD 06/01/10	U.S. GOVERNMENT SECURITIES	18
GNMA POOL #0733326	5.000% 09/15/2040 DD 09/01/10	U.S. GOVERNMENT SECURITIES	38
GNMA POOL #0736054	4.500% 06/15/2040 DD 06/01/10	U.S. GOVERNMENT SECURITIES	7
GNMA POOL #0737191	5.000% 04/15/2040 DD 04/01/10	U.S. GOVERNMENT SECURITIES	406
GNMA POOL #0737205	5.000% 04/15/2040 DD 04/01/10	U.S. GOVERNMENT SECURITIES	173
GNMA POOL #0745832	4.500% 09/15/2040 DD 09/01/10	U.S. GOVERNMENT SECURITIES	1,043
GNMA POOL #0753726	4.500% 09/15/2040 DD 12/01/10	U.S. GOVERNMENT SECURITIES	78
GNMA POOL #0762045	4.500% 03/15/2041 DD 03/01/11	U.S. GOVERNMENT SECURITIES	203
GNMA POOL #0763238	5.000% 05/15/2041 DD 05/01/11	U.S. GOVERNMENT SECURITIES	175
GNMA POOL #0763330	5.000% 05/15/2041 DD 05/01/11	U.S. GOVERNMENT SECURITIES	24
GNMA POOL #0764454	5.000% 05/15/2041 DD 05/01/11	U.S. GOVERNMENT SECURITIES	11
GNMA POOL #0780115	8.500% 04/15/2025 DD 04/01/95	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0780157	9.500% 08/15/2022 DD 06/01/95	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0780219	7.500% 08/15/2025 DD 08/01/95	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0780284	9.000% 12/15/2021 DD 11/01/95	U.S. GOVERNMENT SECURITIES	1
GNMA POOL #0780580	7.500% 06/15/2027 DD 06/01/97	U.S. GOVERNMENT SECURITIES	5
GNMA POOL #0780750	8.000% 12/15/2027 DD 03/01/98	U.S. GOVERNMENT SECURITIES	3
GNMA POOL #0780787	8.500% 12/15/2022 DD 05/01/98	U.S. GOVERNMENT SECURITIES	2
GNMA POOL #0780801	8.000% 12/15/2023 DD 05/01/98	U.S. GOVERNMENT SECURITIES	3

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0AC4758	3.000% 01/15/2043 DD 02/01/13	U.S. GOVERNMENT SECURITIES	194
GNMA POOL #0AG5649	3.000% 09/15/2043 DD 10/01/13	U.S. GOVERNMENT SECURITIES	62
GNMA POOL #0AK3531	3.000% 01/15/2045 DD 01/01/15	U.S. GOVERNMENT SECURITIES	27
GNMA POOL #0AK8998	3.000% 07/15/2045 DD 07/01/15	U.S. GOVERNMENT SECURITIES	1,994
GNMA POOL #0AL8635	3.000% 03/15/2045 DD 03/01/15	U.S. GOVERNMENT SECURITIES	1,005
GNMA GTD REMIC P/T 02-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U.S. GOVERNMENT SECURITIES	56
GNMA GTD REMIC P/T 02-31 FW	VAR RT 06/16/2031 DD 05/16/02	U.S. GOVERNMENT SECURITIES	32
GNMA GTD REMIC P/T 11-94 FA	VAR RT 07/20/2041 DD 07/20/11	U.S. GOVERNMENT SECURITIES	362
GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U.S. GOVERNMENT SECURITIES	9
GNMA II POOL #0003123	8.000% 08/20/2031 DD 08/01/01	U.S. GOVERNMENT SECURITIES	6
GNMA II POOL #0004245	6.000% 09/20/2038 DD 09/01/08	U.S. GOVERNMENT SECURITIES	9
GNMA II POOL #0004269	6.500% 10/20/2038 DD 10/01/08	U.S. GOVERNMENT SECURITIES	6
GNMA II POOL #0004290	5.500% 11/20/2038 DD 11/01/08	U.S. GOVERNMENT SECURITIES	10
GNMA II POOL #0004559	5.000% 10/20/2039 DD 10/01/09	U.S. GOVERNMENT SECURITIES	556
GNMA II POOL #0004946	4.500% 02/20/2041 DD 02/01/11	U.S. GOVERNMENT SECURITIES	1,386
GNMA II POOL #0005018	5.000% 04/20/2041 DD 04/01/11	U.S. GOVERNMENT SECURITIES	77
GNMA II POOL #0005055	4.500% 05/20/2041 DD 05/01/11	U.S. GOVERNMENT SECURITIES	54
GNMA II POOL #0005056	5.000% 05/20/2041 DD 05/01/11	U.S. GOVERNMENT SECURITIES	15
GNMA II POOL #0005083	5.000% 06/20/2041 DD 06/01/11	U.S. GOVERNMENT SECURITIES	214
GNMA II POOL #0005116	5.000% 07/20/2041 DD 07/01/11	U.S. GOVERNMENT SECURITIES	111
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U.S. GOVERNMENT SECURITIES	6
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U.S. GOVERNMENT SECURITIES	3
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U.S. GOVERNMENT SECURITIES	12
GNMA II POOL #0783229	5.500% 12/20/2040 DD 01/01/11	U.S. GOVERNMENT SECURITIES	210
GNMA II POOL #0A3034S	3.500% 08/20/2045 DD 08/01/15	U.S. GOVERNMENT SECURITIES	1,024
GNMA II POOL #0MA1090	3.500% 06/20/2043 DD 06/01/13	U.S. GOVERNMENT SECURITIES	2,679
GNMA II POOL #0MA1601	4.000% 01/20/2044 DD 01/01/14	U.S. GOVERNMENT SECURITIES	2,420
GNMA II POOL #0MA1761	4.000% 03/20/2044 DD 03/01/14	U.S. GOVERNMENT SECURITIES	428
GNMA II POOL #0MA2893	4.000% 05/20/2045 DD 06/01/15	U.S. GOVERNMENT SECURITIES	2,713
GNMA II POOL #0MA3106	4.000% 09/20/2045 DD 09/01/15	U.S. GOVERNMENT SECURITIES	2,726
GNMA II POOL #0MA3174	4.000% 10/20/2045 DD 10/01/15	U.S. GOVERNMENT SECURITIES	2,640
GNMA II POOL #0MA3311	4.000% 12/20/2045 DD 12/01/15	U.S. GOVERNMENT SECURITIES	1,064
GOAL CAPITAL FUNDING TRUS 1 A3	VAR RT 11/25/2026 DD 05/25/06	CORPORATE DEBT INSTRUMENTS	94
GOAL CAPITAL FUNDING TRUS 1 A3	VAR RT 11/25/2026 DD 05/25/06	CORPORATE DEBT INSTRUMENTS	94
GOLDCORP INC	3.625% 06/09/2021 DD 06/09/14	CORPORATE DEBT INSTRUMENTS	2,066
GOLDMAN SACHS GROUP INC/THE	2.625% 01/31/2019 DD 01/31/14	CORPORATE DEBT INSTRUMENTS	64
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	109
GOLDMAN SACHS GROUP INC/THE	2.750% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	200
GOLDMAN SACHS GROUP INC/THE	5.625% 01/15/2017 DD 01/10/07	CORPORATE DEBT INSTRUMENTS	237
GOLDMAN SACHS GROUP INC/THE	VAR RT 04/23/2020 DD 01/23/15	CORPORATE DEBT INSTRUMENTS	300
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	303
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	311
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	331
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	CORPORATE DEBT INSTRUMENTS	357
GOLDMAN SACHS GROUP INC/THE	2.600% 04/23/2020 DD 01/23/15	CORPORATE DEBT INSTRUMENTS	447
GOLDMAN SACHS GROUP INC/THE	VAR RT 04/30/2018 DD 04/30/13	CORPORATE DEBT INSTRUMENTS	492
GOLDMAN SACHS GROUP INC/THE	2.550% 10/23/2019 DD 10/23/14	CORPORATE DEBT INSTRUMENTS	502
GOLDMAN SACHS GROUP INC/THE	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	538
GOLDMAN SACHS GROUP INC/THE	VAR RT 03/22/2016 DD 03/22/06	CORPORATE DEBT INSTRUMENTS	544
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	666
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	CORPORATE DEBT INSTRUMENTS	774
GOLDMAN SACHS GROUP INC/THE	VAR RT 12/15/2017 DD 12/16/14	CORPORATE DEBT INSTRUMENTS	900
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	1,018
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	1,142
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	CORPORATE DEBT INSTRUMENTS	1,251
GS MORTGAGE SECURITIES GC12 A3	2.860% 06/10/2046 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	755
GS MORTGAGE SECURITIES GC20 A3	3.680% 04/10/2047 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	2,607
GS MORTGAGE SECURITIES GC22 A2	2.903% 06/10/2047 DD 06/01/14	CORPORATE DEBT INSTRUMENTS	1,526
GS MORTGAGE SECURITIES GCJ9 A2	1.762% 11/10/2045 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	879
GS MORTGAGE SECURITIES GCJ9 A3	2.773% 11/10/2045 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	871
GS MORTGAGE SECURITIES GG8 A4	5.560% 11/10/2039 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,675
HALLIBURTON CO	3.500% 08/01/2023 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	74
HALLIBURTON CO	3.375% 11/15/2022 DD 11/13/15	CORPORATE DEBT INSTRUMENTS	271
HALLIBURTON CO	3.800% 11/15/2025 DD 11/13/15	CORPORATE DEBT INSTRUMENTS	292
HALLIBURTON CO	2.700% 11/15/2020 DD 11/13/15	CORPORATE DEBT INSTRUMENTS	297
HALLIBURTON CO	2.000% 08/01/2018 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	546
HALLIBURTON CO	2.700% 11/15/2020 DD 11/13/15	CORPORATE DEBT INSTRUMENTS	608
HARLEY-DAVIDSON FINANCIAL 144A	2.700% 03/15/2017 DD 01/31/12	CORPORATE DEBT INSTRUMENTS	187
HARLEY-DAVIDSON FINANCIAL 144A	2.150% 02/26/2020 DD 02/26/15	CORPORATE DEBT INSTRUMENTS	368

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
HARRIS CORP	2.700% 04/27/2020 DD 04/27/15	CORPORATE DEBT INSTRUMENTS	39
HARRIS CORP	1.999% 04/27/2018 DD 04/27/15	CORPORATE DEBT INSTRUMENTS	257
HARRIS CORP	2.700% 04/27/2020 DD 04/27/15	CORPORATE DEBT INSTRUMENTS	417
HARTFORD FINANCIAL SERVICES GR	5.125% 04/15/2022 DD 04/05/12	CORPORATE DEBT INSTRUMENTS	335
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	219
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	448
HCP INC	2.625% 02/01/2020 DD 11/19/12	CORPORATE DEBT INSTRUMENTS	468
HCP INC	3.750% 02/01/2019 DD 01/23/12	CORPORATE DEBT INSTRUMENTS	516
HERTZ VEHICLE FINANC 1A A 144A	2.730% 03/25/2021 DD 04/14/15	CORPORATE DEBT INSTRUMENTS	1,996
HERTZ VEHICLE FINANC 3A A 144A	2.670% 09/25/2021 DD 10/07/15	CORPORATE DEBT INSTRUMENTS	691
HESS CORP	1.300% 06/15/2017 DD 06/24/14	CORPORATE DEBT INSTRUMENTS	196
HEWLETT PACKARD ENTERPRIS 144A	2.850% 10/05/2018 DD 10/09/15	CORPORATE DEBT INSTRUMENTS	205
HEWLETT PACKARD ENTERPRIS 144A	2.850% 10/05/2018 DD 10/09/15	CORPORATE DEBT INSTRUMENTS	240
HEWLETT PACKARD ENTERPRIS 144A	3.600% 10/15/2020 DD 10/09/15	CORPORATE DEBT INSTRUMENTS	276
HEWLETT PACKARD ENTERPRIS 144A	2.450% 10/05/2017 DD 10/09/15	CORPORATE DEBT INSTRUMENTS	350
HEWLETT PACKARD ENTERPRIS 144A	2.450% 10/05/2017 DD 10/09/15	CORPORATE DEBT INSTRUMENTS	1,084
HIGHER EDUCATION FUNDING 1 A4	VAR RT 02/25/2030 DD 03/10/05	CORPORATE DEBT INSTRUMENTS	294
HIGHER EDUCATION FUNDING 1 A4	VAR RT 02/25/2030 DD 03/10/05	CORPORATE DEBT INSTRUMENTS	294
HILTON USA TRUST HLT AFX 144A	2.662% 11/05/2030 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	625
HOME DEPOT INC/THE	2.000% 06/15/2019 DD 06/12/14	CORPORATE DEBT INSTRUMENTS	302
HP INC	4.300% 06/01/2021 DD 05/31/11	CORPORATE DEBT INSTRUMENTS	195
HSBC FINANCE CORP	5.500% 01/19/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	200
HSBC USA INC	1.500% 11/13/2017 DD 11/13/14	CORPORATE DEBT INSTRUMENTS	324
HSBC USA INC	1.700% 03/05/2018 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	378
HSBC USA INC	2.375% 11/13/2019 DD 11/13/14	CORPORATE DEBT INSTRUMENTS	593
HSBC USA INC	2.350% 03/05/2020 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	702
HSBC USA INC	2.625% 09/24/2018 DD 09/24/13	CORPORATE DEBT INSTRUMENTS	811
HUMANA INC	7.200% 06/15/2018 DD 06/05/08	CORPORATE DEBT INSTRUMENTS	213
HUNTINGTON BANCSHARES INC/OH	2.600% 08/02/2018 DD 08/02/13	CORPORATE DEBT INSTRUMENTS	611
HUNTINGTON NATIONAL BANK/THE	VAR RT 04/24/2017 DD 04/24/14	CORPORATE DEBT INSTRUMENTS	895
HUTCHISON WHAMPOA FINANCE REGS	7.450% 08/01/2017 DD 08/01/97	CORPORATE DEBT INSTRUMENTS	1,411
HUTCHISON WHAMPOA INTERNA 144A	1.625% 10/31/2017 DD 10/31/14	CORPORATE DEBT INSTRUMENTS	555
HYUNDAI CAPITAL AMERICA 144A	2.400% 10/30/2018 DD 10/30/15	CORPORATE DEBT INSTRUMENTS	110
HYUNDAI CAPITAL AMERICA 144A	3.000% 10/30/2020 DD 10/30/15	CORPORATE DEBT INSTRUMENTS	279
HYUNDAI CAPITAL AMERICA 144A	2.875% 08/09/2018 DD 08/09/13	CORPORATE DEBT INSTRUMENTS	354
HYUNDAI CAPITAL SERVICES 144A	4.375% 07/27/2016 DD 01/27/11	CORPORATE DEBT INSTRUMENTS	913
IMPERIAL BRANDS FINANCE P 144A	2.050% 02/11/2018 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	543
IMPERIAL BRANDS FINANCE P 144A	3.500% 02/11/2023 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	1,077
ING BANK NV 144A	2.450% 03/16/2020 DD 03/16/15	CORPORATE DEBT INSTRUMENTS	947
ING BANK NV REGS	VAR RT 11/21/2023	CORPORATE DEBT INSTRUMENTS	560
INGERSOLL-RAND GLOBAL HOLDING	2.875% 01/15/2019 DD 01/15/14	CORPORATE DEBT INSTRUMENTS	81
INGREDION INC	1.800% 09/25/2017 DD 09/20/12	CORPORATE DEBT INSTRUMENTS	694
INTEL CORP	3.100% 07/29/2022 DD 07/29/15	CORPORATE DEBT INSTRUMENTS	408
INTEL CORP	3.700% 07/29/2025 DD 07/29/15	CORPORATE DEBT INSTRUMENTS	517
INTEL CORP	2.450% 07/29/2020 DD 07/29/15	CORPORATE DEBT INSTRUMENTS	1,138
INTEL CORP	2.450% 07/29/2020 DD 07/29/15	CORPORATE DEBT INSTRUMENTS	1,922
INTER-AMERICAN DEVELOPMENT BAN	1.000% 02/27/2018	CORPORATE DEBT INSTRUMENTS	690
INTER-AMERICAN DEVELOPMENT BAN	1.125% 03/15/2017 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	1,804
INTERNATIONAL PAPER CO	5.250% 04/01/2016 DD 03/18/04	CORPORATE DEBT INSTRUMENTS	26
INTERNATIONAL PAPER CO	3.650% 06/15/2024 DD 06/10/14	CORPORATE DEBT INSTRUMENTS	236
INTESA SANPAOLO SPA	3.875% 01/16/2018 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	487
INTESA SANPAOLO SPA	3.125% 01/15/2016 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	540
INTESA SANPAOLO SPA	3.875% 01/15/2019 DD 11/04/13	CORPORATE DEBT INSTRUMENTS	726
INTESA SANPAOLO SPA C/D	VAR RT 04/11/2016 DD 04/11/14	CORPORATE DEBT INSTRUMENTS	2,402
JM SMUCKER CO/THE	2.500% 03/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	154
JOHN DEERE CAPITAL CORP	2.300% 09/16/2019 DD 09/15/14	CORPORATE DEBT INSTRUMENTS	1,205
JOHNSON & JOHNSON	2.450% 12/05/2021 DD 11/21/14	CORPORATE DEBT INSTRUMENTS	472
JP MORGAN CHASE COMME CB16 ASB	5.523% 05/12/2045 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	61
JP MORGAN CHASE COMME CB20 A1A	VAR RT 02/12/2051 DD 09/01/07	CORPORATE DEBT INSTRUMENTS	3,213
JP MORGAN CHASE COMME LD12 A1A	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	910
JP MORGAN CHASE COMME LD12 A1A	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,978
JP MORGAN CHASE COMMER LC11 A4	2.694% 04/15/2046 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	775
JP MORGAN CHASE COMMER LD12 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	52
JP MORGAN CHASE COMMER LDP7 A4	VAR RT 04/15/2045 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	978
JP MORGAN CHASE COMMERC C10 A2	2.072% 12/15/2047 DD 03/01/13	CORPORATE DEBT INSTRUMENTS	840
JP MORGAN CHASE COMMERC C16 A2	3.070% 12/15/2046 DD 11/01/13	CORPORATE DEBT INSTRUMENTS	2,042
JPMBB COMMERCIAL MORTGA C17 A2	3.003% 01/15/2047 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	2,038
JPMBB COMMERCIAL MORTGA C18 A2	2.879% 02/15/2047 DD 02/01/14	CORPORATE DEBT INSTRUMENTS	980
JPMBB COMMERCIAL MORTGA C25 A3	3.503% 11/15/2047 DD 11/01/14	CORPORATE DEBT INSTRUMENTS	2,032

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
JPMBB COMMERCIAL MORTGA C28 A2	2.773% 10/15/2048 DD 04/01/15	CORPORATE DEBT INSTRUMENTS	2,016
JPMORGAN CHASE & CO	2.750% 06/23/2020 DD 06/23/15	CORPORATE DEBT INSTRUMENTS	126
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	129
JPMORGAN CHASE & CO	3.900% 07/15/2025 DD 07/21/15	CORPORATE DEBT INSTRUMENTS	134
JPMORGAN CHASE & CO	1.700% 03/01/2018 DD 03/02/15	CORPORATE DEBT INSTRUMENTS	224
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	234
JPMORGAN CHASE & CO	1.700% 03/01/2018 DD 03/02/15	CORPORATE DEBT INSTRUMENTS	428
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	464
JPMORGAN CHASE & CO	VAR RT 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	476
JPMORGAN CHASE & CO	2.200% 10/22/2019 DD 10/22/14	CORPORATE DEBT INSTRUMENTS	506
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	561
JPMORGAN CHASE & CO	2.000% 08/15/2017 DD 08/20/12	CORPORATE DEBT INSTRUMENTS	758
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	1,109
JPMORGAN CHASE & CO	4.500% 01/24/2022 DD 01/23/12	CORPORATE DEBT INSTRUMENTS	1,186
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	1,334
JPMORGAN CHASE & CO	VAR RT 04/25/2018 DD 04/25/14	CORPORATE DEBT INSTRUMENTS	1,390
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	3,995
JPMORGAN CHASE BANK NA	VAR RT 06/02/2017 DD 06/02/14	CORPORATE DEBT INSTRUMENTS	4,086
KEYBANK NA/CLEVELAND OH	5.450% 03/03/2016 DD 03/03/06	CORPORATE DEBT INSTRUMENTS	252
KEYBANK NA/CLEVELAND OH	1.650% 02/01/2018 DD 02/01/13	CORPORATE DEBT INSTRUMENTS	588
KEYCORP	2.900% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	100
KEYCORP	2.900% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	897
KFW	1.125% 08/06/2018 DD 07/15/15	OTHER INVESTMENTS	1,327
KFW	1.125% 08/06/2018 DD 07/15/15	OTHER INVESTMENTS	1,785
KILROY REALTY LP	4.375% 10/01/2025 DD 09/16/15	CORPORATE DEBT INSTRUMENTS	228
KILROY REALTY LP	6.625% 06/01/2020 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	255
KILROY REALTY LP	4.800% 07/15/2018 DD 07/05/11	CORPORATE DEBT INSTRUMENTS	525
KIMBERLY-CLARK CORP	2.650% 03/01/2025 DD 02/27/15	CORPORATE DEBT INSTRUMENTS	58
KIMBERLY-CLARK CORP	1.850% 03/01/2020 DD 02/27/15	CORPORATE DEBT INSTRUMENTS	247
KINDER MORGAN ENERGY PARTNERS	2.650% 02/01/2019 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	92
KINDER MORGAN ENERGY PARTNERS	5.950% 02/15/2018 DD 02/12/08	CORPORATE DEBT INSTRUMENTS	138
KINDER MORGAN ENERGY PARTNERS	2.650% 02/01/2019 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	370
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	CORPORATE DEBT INSTRUMENTS	387
KINDER MORGAN INC/DE	2.000% 12/01/2017 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	53
KINDER MORGAN INC/DE	3.050% 12/01/2019 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	213
KINDER MORGAN INC/DE	2.000% 12/01/2017 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	2,794
KKR GROUP FINANCE CO LLC 144A	6.375% 09/29/2020 DD 09/29/10	CORPORATE DEBT INSTRUMENTS	403
KOREA INTERNATIONAL BOND	7.125% 04/16/2019 DD 04/16/09	OTHER INVESTMENTS	116
KRAFT HEINZ FOODS CO	6.125% 08/23/2018 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	20
KRAFT HEINZ FOODS CO	2.250% 06/05/2017 DD 12/05/12	CORPORATE DEBT INSTRUMENTS	433
KRAFT HEINZ FOODS CO 144A	2.800% 07/02/2020 DD 07/02/15	CORPORATE DEBT INSTRUMENTS	1,441
L-3 COMMUNICATIONS CORP	1.500% 05/28/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	109
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	336
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	798
LACLEDE GROUP INC/THE	VAR RT 08/15/2017 DD 08/19/14	CORPORATE DEBT INSTRUMENTS	398
LANDMARK IX CDO LTD 9A A1 144A	VAR RT 04/15/2021 DD 04/10/07	CORPORATE DEBT INSTRUMENTS	77
LB-UBS COMMERCIAL MORTG C6 A1A	5.342% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	1,002
LB-UBS COMMERCIAL MORTG C7 A1A	5.335% 11/15/2038 DD 11/11/06	CORPORATE DEBT INSTRUMENTS	2,560
LB-UBS COMMERCIAL MORTGA C6 A4	5.372% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	502
LB-UBS COMMERCIAL MORTGA C7 A3	VAR RT 09/15/2045 DD 11/11/07	CORPORATE DEBT INSTRUMENTS	893
LINCOLN NATIONAL CORP	6.250% 02/15/2020 DD 12/11/09	CORPORATE DEBT INSTRUMENTS	787
LLOYDS BANK PLC	2.300% 11/27/2018 DD 11/27/13	CORPORATE DEBT INSTRUMENTS	402
LLOYDS BANK PLC	2.300% 11/27/2018 DD 11/27/13	CORPORATE DEBT INSTRUMENTS	818
LOCKHEED MARTIN CORP	3.100% 01/15/2023 DD 11/23/15	CORPORATE DEBT INSTRUMENTS	45
LOCKHEED MARTIN CORP	3.350% 09/15/2021 DD 09/09/11	CORPORATE DEBT INSTRUMENTS	72
LOCKHEED MARTIN CORP	3.550% 01/15/2026 DD 11/23/15	CORPORATE DEBT INSTRUMENTS	95
LOEWS CORP	2.625% 05/15/2023 DD 05/07/13	CORPORATE DEBT INSTRUMENTS	372
LOWE'S COS INC	3.375% 09/15/2025 DD 09/16/15	CORPORATE DEBT INSTRUMENTS	51
LSTAR SECURITIES INV 8 A1 144A	VAR RT 08/01/2020 DD 08/19/15	CORPORATE DEBT INSTRUMENTS	658
LSTAR SECURITIES INVE 6 A 144A	VAR RT 05/01/2020 DD 05/22/15	CORPORATE DEBT INSTRUMENTS	1,431
LYB INTERNATIONAL FINANCE BV	4.000% 07/15/2023 DD 07/16/13	CORPORATE DEBT INSTRUMENTS	100
LYONDELLBASELL INDUSTRIES NV	5.000% 04/15/2019 DD 04/09/12	CORPORATE DEBT INSTRUMENTS	1,808
MACK-CALI REALTY LP	2.500% 12/15/2017 DD 11/20/12	CORPORATE DEBT INSTRUMENTS	225
MACY'S RETAIL HOLDINGS INC	7.450% 07/15/2017 DD 07/14/97	CORPORATE DEBT INSTRUMENTS	567
MADISON PARK FUNDIN 9A AR 144A	VAR RT 08/15/2022 DD 05/15/15	CORPORATE DEBT INSTRUMENTS	499
MAGELLAN MIDSTREAM PARTNERS LP	5.650% 10/15/2016 DD 10/15/04	CORPORATE DEBT INSTRUMENTS	216
MAGNETITE IX LTD 9A A1 144A	VAR RT 07/25/2026 DD 07/17/14	CORPORATE DEBT INSTRUMENTS	496
MAGNETITE VIII LTD 8A A 144A	VAR RT 04/15/2026 DD 05/15/14	CORPORATE DEBT INSTRUMENTS	992
MANUFACTURERS & TRADERS TRUST	2.300% 01/30/2019 DD 01/30/14	CORPORATE DEBT INSTRUMENTS	902

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
MANUFACTURERS & TRADERS TRUST	1.450% 03/07/2018 DD 03/07/13	CORPORATE DEBT INSTRUMENTS	1,212
MARRIOTT INTERNATIONAL INC/MD	2.875% 03/01/2021 DD 09/14/15	CORPORATE DEBT INSTRUMENTS	298
MARTIN MARIETTA MATERIALS INC	VAR RT 06/30/2017 DD 12/30/14	CORPORATE DEBT INSTRUMENTS	303
MASTR ADJUSTABLE RATE MOR 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	57
MCDONALD'S CORP	2.750% 12/09/2020 DD 12/09/15	CORPORATE DEBT INSTRUMENTS	25
MCDONALD'S CORP	3.700% 01/30/2026 DD 12/09/15	CORPORATE DEBT INSTRUMENTS	35
MCDONALD'S CORP	3.700% 01/30/2026 DD 12/09/15	CORPORATE DEBT INSTRUMENTS	50
MCKESSON CORP	5.700% 03/01/2017 DD 03/05/07	CORPORATE DEBT INSTRUMENTS	110
MCKESSON CORP	5.700% 03/01/2017 DD 03/05/07	CORPORATE DEBT INSTRUMENTS	367
MDC HOLDINGS INC	5.625% 02/01/2020 DD 01/15/10	CORPORATE DEBT INSTRUMENTS	794
MEAD JOHNSON NUTRITION CO	3.000% 11/15/2020 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	175
MEDCO HEALTH SOLUTIONS INC	7.125% 03/15/2018 DD 03/18/08	CORPORATE DEBT INSTRUMENTS	774
MEDTRONIC INC	2.500% 03/15/2020 DD 03/15/15	CORPORATE DEBT INSTRUMENTS	227
MEDTRONIC INC	3.150% 03/15/2022 DD 03/15/15	CORPORATE DEBT INSTRUMENTS	404
MEDTRONIC INC	2.500% 03/15/2020 DD 03/15/15	CORPORATE DEBT INSTRUMENTS	2,770
MERCK & CO INC	VAR RT 05/18/2018 DD 05/20/13	CORPORATE DEBT INSTRUMENTS	530
MERCK & CO INC	1.850% 02/10/2020 DD 02/10/15	CORPORATE DEBT INSTRUMENTS	1,344
MERCK & CO INC	2.350% 02/10/2022 DD 02/10/15	CORPORATE DEBT INSTRUMENTS	1,473
MERRILL LYNCH MORTGAGE C1 A1A	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	1,413
MERRILL LYNCH MORTGAGE C2 A1A	VAR RT 08/12/2043 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,100
MERRILL LYNCH MORTGAGE T C1 AM	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	176
MERRILL LYNCH MORTGAGE T C2 A4	VAR RT 08/12/2043 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,635
METLIFE INC	3.000% 03/01/2025 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	139
METLIFE INC	VAR RT 12/15/2017 DD 09/15/14	CORPORATE DEBT INSTRUMENTS	302
METROPOLITAN LIFE GLOBAL 144A	2.000% 04/14/2020 DD 04/14/15	CORPORATE DEBT INSTRUMENTS	147
MEXICO GOVERNMENT INTERNATIONA	5.625% 01/15/2017 DD 03/10/06	OTHER INVESTMENTS	168
MEXICO GOVERNMENT INTERNATIONA	5.950% 03/19/2019 DD 12/23/08	OTHER INVESTMENTS	202
MEXICO GOVERNMENT INTERNATIONA	5.125% 01/15/2020 DD 01/15/10	OTHER INVESTMENTS	277
MICROSOFT CORP	2.000% 11/03/2020 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	110
MICROSOFT CORP	3.125% 11/03/2025 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	452
MIZUHO BANK LTD 144A	1.850% 03/21/2018 DD 03/21/13	CORPORATE DEBT INSTRUMENTS	373
ML-CFC COMMERCIAL MORTGA 4 A1A	5.166% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	314
ML-CFC COMMERCIAL MORTGA 4 A1A	5.166% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	1,040
ML-CFC COMMERCIAL MORTGAG 2 A4	VAR RT 06/12/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	814
ML-CFC COMMERCIAL MORTGAG 3 A4	VAR RT 07/12/2046 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	852
ML-CFC COMMERCIAL MORTGAG 3 AM	VAR RT 07/12/2046 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	1,016
ML-CFC COMMERCIAL MORTGAG 4 A3	5.172% 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	166
MMAF EQUIPMENT FINA AA A4 144A	1.350% 10/10/2018 DD 06/20/12	CORPORATE DEBT INSTRUMENTS	872
MONSANTO CO	2.750% 07/15/2021 DD 07/01/14	CORPORATE DEBT INSTRUMENTS	754
MORGAN STANLEY	3.750% 02/25/2023 DD 02/25/13	CORPORATE DEBT INSTRUMENTS	61
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	103
MORGAN STANLEY	2.200% 12/07/2018 DD 06/08/15	CORPORATE DEBT INSTRUMENTS	120
MORGAN STANLEY	2.125% 04/25/2018 DD 04/25/13	CORPORATE DEBT INSTRUMENTS	132
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	CORPORATE DEBT INSTRUMENTS	153
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	175
MORGAN STANLEY	4.750% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	352
MORGAN STANLEY	1.875% 01/05/2018 DD 12/05/14	CORPORATE DEBT INSTRUMENTS	374
MORGAN STANLEY	2.650% 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	399
MORGAN STANLEY	2.650% 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	573
MORGAN STANLEY	2.800% 06/16/2020 DD 06/16/15	CORPORATE DEBT INSTRUMENTS	692
MORGAN STANLEY	2.650% 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	748
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,034
MORGAN STANLEY	4.750% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	1,036
MORGAN STANLEY	5.500% 01/26/2020 DD 01/26/10	CORPORATE DEBT INSTRUMENTS	1,073
MORGAN STANLEY	VAR RT 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	1,804
MORGAN STANLEY	3.700% 10/23/2024 DD 10/23/14	CORPORATE DEBT INSTRUMENTS	2,035
MORGAN STANLEY	VAR RT 06/16/2020 DD 06/16/15	CORPORATE DEBT INSTRUMENTS	2,086
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	3,010
MORGAN STANLEY ABS CAP NC1 A2C	VAR RT 01/25/2035 DD 02/25/05	CORPORATE DEBT INSTRUMENTS	1,210
MORGAN STANLEY ABS CAPI HE3 A4	VAR RT 03/25/2034 DD 05/27/04	CORPORATE DEBT INSTRUMENTS	1,191
MORGAN STANLEY BANK OF C22 A4	3.306% 04/15/2048 DD 04/01/15	CORPORATE DEBT INSTRUMENTS	596
MORGAN STANLEY CAPIT HQ11 A4FL	VAR RT 02/12/2044 DD 02/28/07	CORPORATE DEBT INSTRUMENTS	1,268
MORGAN STANLEY CAPITA HQ9 A4FL	VAR RT 07/12/2044 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	814
MORGAN STANLEY CAPITA HQ9 A4FL	VAR RT 07/12/2044 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	1,843
MORGAN STANLEY CAPITA IQ13 A1A	5.312% 03/15/2044 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	558
MORGAN STANLEY CAPITAL HQ9 A4	VAR RT 07/12/2044 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,377
MORGAN STANLEY CAPITAL IQ12 A4	5.332% 12/15/2043 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	976
MORGAN STANLEY CAPITAL T25 A3	VAR RT 11/12/2049 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	81
MUFG AMERICAS HOLDINGS CORP	1.625% 02/09/2018 DD 02/10/15	CORPORATE DEBT INSTRUMENTS	545

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	262
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	606
MUFG UNION BANK NA	3.000% 06/06/2016 DD 06/06/11	CORPORATE DEBT INSTRUMENTS	757
MURRAY STREET INVESTMENT TRUST	STEP 03/09/2017 DD 12/01/2011	CORPORATE DEBT INSTRUMENTS	515
MYLAN INC	1.800% 06/24/2016 DD 12/24/13	CORPORATE DEBT INSTRUMENTS	160
MYLAN INC 144A	3.125% 01/15/2023 DD 12/21/12	CORPORATE DEBT INSTRUMENTS	284
NABORS INDUSTRIES INC	6.150% 02/15/2018 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	946
NATIONAL BANK OF CANADA 144A	2.200% 10/19/2016 DD 10/19/11	CORPORATE DEBT INSTRUMENTS	827
NAVIENT STUDENT LOAN TRUS 1 A2	VAR RT 03/27/2023 DD 05/29/14	CORPORATE DEBT INSTRUMENTS	2,181
NAVIENT STUDENT LOAN TRUS 2 A2	VAR RT 08/27/2029 DD 04/23/15	CORPORATE DEBT INSTRUMENTS	1,080
NBCUNIVERSAL ENTERPRISE I 144A	1.662% 04/15/2018 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	330
NBCUNIVERSAL ENTERPRISE I 144A	1.974% 04/15/2019 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	555
NBCUNIVERSAL ENTERPRISE I 144A	VAR RT 04/15/2018 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	629
NBCUNIVERSAL ENTERPRISE I 144A	1.974% 04/15/2019 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	640
NELNET STUDENT LOAN 5A A 144A	VAR RT 01/25/2037 DD 09/30/13	CORPORATE DEBT INSTRUMENTS	255
NELNET STUDENT LOAN TRUST 1 A5	VAR RT 08/23/2027 DD 02/21/06	CORPORATE DEBT INSTRUMENTS	976
NELNET STUDENT LOAN TRUST 4 A3	VAR RT 06/22/2026 DD 11/15/05	CORPORATE DEBT INSTRUMENTS	446
NELNET STUDENT LOAN TRUST 4 A3	VAR RT 06/22/2026 DD 11/15/05	CORPORATE DEBT INSTRUMENTS	480
NEVADA POWER CO	6.500% 08/01/2018 DD 07/30/08	CORPORATE DEBT INSTRUMENTS	55
NEVADA POWER CO	6.500% 05/15/2018 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	114
NEW YORK LIFE GLOBAL FUND 144A	1.650% 05/15/2017 DD 02/14/12	CORPORATE DEBT INSTRUMENTS	793
NEW YORK LIFE GLOBAL FUND 144A	2.150% 06/18/2019 DD 06/18/14	CORPORATE DEBT INSTRUMENTS	1,499
NEWELL RUBBERMAID INC	2.050% 12/01/2017 DD 12/04/12	CORPORATE DEBT INSTRUMENTS	457
NISSAN MASTER OWNER TRUST A A	VAR RT 02/15/2018 DD 02/28/13	CORPORATE DEBT INSTRUMENTS	1,050
NOBLE HOLDING INTERNATIONAL LT	2.500% 03/15/2017 DD 02/10/12	CORPORATE DEBT INSTRUMENTS	156
NOMURA HOLDINGS INC	2.000% 09/13/2016 DD 03/13/13	CORPORATE DEBT INSTRUMENTS	321
NOMURA HOLDINGS INC	2.750% 03/19/2019 DD 03/19/14	CORPORATE DEBT INSTRUMENTS	362
NORDEA BANK AB 144A	1.875% 09/17/2018 DD 09/17/15	CORPORATE DEBT INSTRUMENTS	199
NORTHERN STATES POWER CO/MN	2.200% 08/15/2020 DD 08/11/15	CORPORATE DEBT INSTRUMENTS	422
NOVARTIS CAPITAL CORP	3.400% 05/06/2024 DD 02/21/14	CORPORATE DEBT INSTRUMENTS	248
ONEMAIN FINANCIAL IS 2A A 144A	2.570% 07/18/2025 DD 05/21/15	CORPORATE DEBT INSTRUMENTS	1,384
ONEOK PARTNERS LP	6.150% 10/01/2016 DD 09/25/06	CORPORATE DEBT INSTRUMENTS	54
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	215
ONEOK PARTNERS LP	3.200% 09/15/2018 DD 09/12/13	CORPORATE DEBT INSTRUMENTS	487
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	693
ORACLE CORP	3.400% 07/08/2024 DD 07/08/14	CORPORATE DEBT INSTRUMENTS	110
ORACLE CORP	2.950% 05/15/2025 DD 05/05/15	CORPORATE DEBT INSTRUMENTS	263
ORACLE CORP	2.800% 07/08/2021 DD 07/08/14	CORPORATE DEBT INSTRUMENTS	309
ORACLE CORP	2.500% 05/15/2022 DD 05/05/15	CORPORATE DEBT INSTRUMENTS	393
ORACLE CORP	2.800% 07/08/2021 DD 07/08/14	CORPORATE DEBT INSTRUMENTS	648
OVERSEAS PRIVATE INVT CORP	3.790% 06/15/2034 DD 03/17/14	OTHER INVESTMENTS	916
OZLM FUNDING IV LTD 4A A1 144A	VAR RT 07/22/2025 DD 06/27/13	CORPORATE DEBT INSTRUMENTS	243
PACIFIC GAS & ELECTRIC CO	3.500% 06/15/2025 DD 06/12/15	CORPORATE DEBT INSTRUMENTS	253
PACIFIC GAS & ELECTRIC CO	8.250% 10/15/2018 DD 10/21/08	CORPORATE DEBT INSTRUMENTS	291
PENSKE TRUCK LEASING CO L 144A	2.500% 03/15/2016 DD 09/27/12	CORPORATE DEBT INSTRUMENTS	606
PENTAIR FINANCE SA	1.875% 09/15/2017 DD 03/15/13	CORPORATE DEBT INSTRUMENTS	124
PEPSICO INC	1.250% 08/13/2017 DD 08/13/12	CORPORATE DEBT INSTRUMENTS	650
PERNOD RICARD SA 144A	4.450% 01/15/2022 DD 10/25/11	CORPORATE DEBT INSTRUMENTS	363
PERUVIAN GOVERNMENT INTERNATIO	8.375% 05/03/2016 DD 05/03/04	OTHER INVESTMENTS	54
PETROLEOS MEXICANOS	5.750% 03/01/2018 DD 09/01/08	CORPORATE DEBT INSTRUMENTS	115
PETROLEOS MEXICANOS	6.000% 03/05/2020 DD 09/05/10	CORPORATE DEBT INSTRUMENTS	197
PETROLEOS MEXICANOS 144A	3.500% 07/23/2020 DD 01/23/15	CORPORATE DEBT INSTRUMENTS	350
PFIZER INC	3.400% 05/15/2024 DD 05/15/14	CORPORATE DEBT INSTRUMENTS	123
PHILIP MORRIS INTERNATIONAL IN	1.875% 01/15/2019 DD 11/12/13	CORPORATE DEBT INSTRUMENTS	249
PHILIP MORRIS INTERNATIONAL IN	1.125% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	649
PHILIP MORRIS INTERNATIONAL IN	1.250% 08/11/2017 DD 08/11/15	CORPORATE DEBT INSTRUMENTS	1,302
PHILLIPS 66	2.950% 05/01/2017 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	203
PHILLIPS 66 PARTNERS LP	2.646% 02/15/2020 DD 02/23/15	CORPORATE DEBT INSTRUMENTS	354
PLAINS ALL AMERICAN PIPELINE L	6.125% 01/15/2017 DD 07/15/07	CORPORATE DEBT INSTRUMENTS	54
PLAINS ALL AMERICAN PIPELINE L	5.875% 08/15/2016 DD 02/15/05	CORPORATE DEBT INSTRUMENTS	856
PNC BANK NA	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	562
PNC BANK NA	2.250% 07/02/2019 DD 06/20/14	CORPORATE DEBT INSTRUMENTS	1,431
PNC BANK NA	1.800% 11/05/2018 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	1,446
POLAND GOVERNMENT INTERNATIONA	6.375% 07/15/2019 DD 07/15/09	CORPORATE DEBT INSTRUMENTS	120
PRINCIPAL FINANCIAL GROUP INC	1.850% 11/15/2017 DD 11/16/12	CORPORATE DEBT INSTRUMENTS	160
PRINCIPAL LIFE GLOBAL FUN 144A	1.125% 02/24/2017 DD 02/26/14	CORPORATE DEBT INSTRUMENTS	818
PROGRESS ENERGY INC	7.050% 03/15/2019 DD 03/19/09	CORPORATE DEBT INSTRUMENTS	596
PRUDENTIAL FINANCIAL INC	3.500% 05/15/2024 DD 05/15/14	CORPORATE DEBT INSTRUMENTS	256
PRUDENTIAL FINANCIAL INC	3.000% 05/12/2016 DD 05/12/11	CORPORATE DEBT INSTRUMENTS	277

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
PSEG POWER LLC	2.750% 09/15/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	181
PUBLIC SERVICE ELECTRIC & GAS	1.800% 06/01/2019 DD 06/02/14	CORPORATE DEBT INSTRUMENTS	341
PUBLIC SERVICE ELECTRIC & GAS	2.375% 05/15/2023 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	436
QBE INSURANCE GROUP LTD 144A	2.400% 05/01/2018 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	325
QUALCOMM INC	3.000% 05/20/2022 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	49
QUALCOMM INC	3.450% 05/20/2025 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	130
QUALCOMM INC	2.250% 05/20/2020 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	941
QWEST CORP	6.500% 06/01/2017 DD 12/01/07	CORPORATE DEBT INSTRUMENTS	165
RBS COMMERCIAL FUND GSP A 144A	VAR RT 01/13/2032 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	834
REALTY INCOME CORP	2.000% 01/31/2018 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	620
REGIONS BANK/BIRMINGHAM AL	2.250% 09/14/2018 DD 07/31/15	CORPORATE DEBT INSTRUMENTS	624
REINSURANCE GROUP OF AMERICA I	5.625% 03/15/2017 DD 03/09/07	CORPORATE DEBT INSTRUMENTS	703
RELIANCE STANDARD LIFE GL 144A	2.500% 04/24/2019 DD 04/24/14	CORPORATE DEBT INSTRUMENTS	448
RELIANCE STANDARD LIFE GL 144A	2.500% 01/15/2020 DD 01/14/15	CORPORATE DEBT INSTRUMENTS	471
RENSSELAER POLYTECHNIC INSTITU	5.600% 09/01/2020 DD 04/20/10	CORPORATE DEBT INSTRUMENTS	895
RESOLUTION FDG CORP PRIN STRIP	0.000% 10/15/2019 DD 10/15/89	CORPORATE DEBT INSTRUMENTS	1,564
RESOLUTION FDG CORP PRIN STRIP	0.000% 07/15/2020 DD 07/15/90	CORPORATE DEBT INSTRUMENTS	5,663
REYNOLDS AMERICAN INC	3.250% 06/12/2020 DD 06/12/15	CORPORATE DEBT INSTRUMENTS	81
REYNOLDS AMERICAN INC	6.750% 06/15/2017 DD 06/21/07	CORPORATE DEBT INSTRUMENTS	113
REYNOLDS AMERICAN INC	2.300% 06/12/2018 DD 06/12/15	CORPORATE DEBT INSTRUMENTS	156
REYNOLDS AMERICAN INC	3.500% 08/04/2016 DD 08/04/15	CORPORATE DEBT INSTRUMENTS	194
REYNOLDS AMERICAN INC	4.850% 09/15/2023 DD 09/17/13	CORPORATE DEBT INSTRUMENTS	214
REYNOLDS AMERICAN INC	4.450% 06/12/2025 DD 06/12/15	CORPORATE DEBT INSTRUMENTS	214
REYNOLDS AMERICAN INC	2.300% 08/21/2017 DD 08/21/15	CORPORATE DEBT INSTRUMENTS	272
REYNOLDS AMERICAN INC	4.000% 06/12/2022 DD 06/12/15	CORPORATE DEBT INSTRUMENTS	936
REYNOLDS AMERICAN INC	2.300% 06/12/2018 DD 06/12/15	CORPORATE DEBT INSTRUMENTS	1,208
RIO TINTO FINANCE USA PLC	2.250% 12/14/2018 DD 06/19/13	CORPORATE DEBT INSTRUMENTS	117
ROCHE HOLDINGS INC 144A	2.875% 09/29/2021 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	2,244
ROCKWELL AUTOMATION INC	2.050% 03/01/2020 DD 02/17/15	CORPORATE DEBT INSTRUMENTS	273
ROPER TECHNOLOGIES INC	3.000% 12/15/2020 DD 12/07/15	CORPORATE DEBT INSTRUMENTS	124
ROPER TECHNOLOGIES INC	3.000% 12/15/2020 DD 12/07/15	CORPORATE DEBT INSTRUMENTS	149
ROPER TECHNOLOGIES INC	1.850% 11/15/2017 DD 11/21/12	CORPORATE DEBT INSTRUMENTS	512
ROYAL BANK OF CANADA	2.150% 03/06/2020 DD 03/06/15	CORPORATE DEBT INSTRUMENTS	391
ROYAL BANK OF CANADA	1.200% 09/19/2017 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	538
ROYAL BANK OF CANADA	2.150% 03/15/2019 DD 03/11/14	CORPORATE DEBT INSTRUMENTS	561
ROYAL BANK OF CANADA	2.200% 09/23/2019 DD 09/23/14	CORPORATE DEBT INSTRUMENTS	891
ROYAL BANK OF CANADA	2.200% 07/27/2018 DD 07/29/13	CORPORATE DEBT INSTRUMENTS	958
ROYAL BANK OF CANADA	1.125% 07/22/2016 DD 07/23/13	CORPORATE DEBT INSTRUMENTS	1,011
ROYAL BANK OF CANADA	1.200% 09/19/2017 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,105
ROYAL BANK OF CANADA	VAR RT 07/30/2018 DD 07/30/15	CORPORATE DEBT INSTRUMENTS	2,797
SABMILLER HOLDINGS INC 144A	2.200% 08/01/2018 DD 08/13/13	CORPORATE DEBT INSTRUMENTS	1,097
SANTANDER BANK NA	8.750% 05/30/2018 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	282
SANTANDER DRIVE AUTO REC 4 A2B	VAR RT 01/16/2018 DD 09/17/14	CORPORATE DEBT INSTRUMENTS	318
SANTANDER HOLDINGS USA INC	2.650% 04/17/2020 DD 04/17/15	CORPORATE DEBT INSTRUMENTS	83
SANTANDER HOLDINGS USA INC	4.500% 07/17/2025 DD 07/17/15	CORPORATE DEBT INSTRUMENTS	153
SANTANDER HOLDINGS USA INC	2.650% 04/17/2020 DD 04/17/15	CORPORATE DEBT INSTRUMENTS	392
SANTANDER HOLDINGS USA INC	2.650% 04/17/2020 DD 04/17/15	CORPORATE DEBT INSTRUMENTS	1,226
SANTANDER UK GROUP HOLDINGS PL	2.875% 10/16/2020 DD 10/16/15	CORPORATE DEBT INSTRUMENTS	219
SANTANDER UK GROUP HOLDINGS PL	2.875% 10/16/2020 DD 10/16/15	CORPORATE DEBT INSTRUMENTS	626
SBA GTD PARTN CTFS 1997-20D 1	7.500% 04/01/2017	U.S. GOVERNMENT SECURITIES	22
SBA GTD PARTN CTFS 1997-20F 1	7.200% 06/01/2017 DD 06/01/97	U.S. GOVERNMENT SECURITIES	7
SBA GTD PARTN CTFS 1999-20J 1	1999-20 7.200% 10/01/2019	U.S. GOVERNMENT SECURITIES	99
SCHLUMBERGER HLDGS CORP 144A	3.000% 12/21/2020 DD 12/21/15	CORPORATE DEBT INSTRUMENTS	163
SCHLUMBERGER INVESTMENT S 144A	1.250% 08/01/2017 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	618
SCHOLAR FUNDING TRUST A A 144A	VAR RT 110/28/2041 DD 09/22/10	CORPORATE DEBT INSTRUMENTS	431
SCHOLAR FUNDING TRUST A A 144A	VAR RT 10/28/2043 DD 03/29/11	CORPORATE DEBT INSTRUMENTS	739
SELECT INCOME REIT	2.850% 02/01/2018 DD 02/03/15	CORPORATE DEBT INSTRUMENTS	75
SELECT INCOME REIT	3.600% 02/01/2020 DD 02/03/15	CORPORATE DEBT INSTRUMENTS	151
SEMPRA ENERGY	6.500% 06/01/2016 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	90
SEMPRA ENERGY	2.300% 04/01/2017 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	664
SHELL INTERNATIONAL FINANCE BV	2.125% 05/11/2020 DD 05/11/15	CORPORATE DEBT INSTRUMENTS	300
SHELL INTERNATIONAL FINANCE BV	3.250% 05/11/2025 DD 05/11/15	CORPORATE DEBT INSTRUMENTS	595
SHELL INTERNATIONAL FINANCE BV	2.125% 05/11/2020 DD 05/11/15	CORPORATE DEBT INSTRUMENTS	787
SHERIDAN SQUARE CLO 1A A1 144A	VAR RT 04/15/2025 DD 03/12/13	CORPORATE DEBT INSTRUMENTS	293
SHINHAN BANK REGS	4.125% 10/04/2016	CORPORATE DEBT INSTRUMENTS	1,426
SIMON PROPERTY GROUP LP	5.250% 12/01/2016 DD 12/12/06	CORPORATE DEBT INSTRUMENTS	21
SIMON PROPERTY GROUP LP	6.100% 05/01/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	247
SIMON PROPERTY GROUP LP 144A	1.500% 02/01/2018 DD 12/17/12	CORPORATE DEBT INSTRUMENTS	744
SINOPEC GROUP OVERSEAS DE 144A	1.750% 04/10/2017 DD 04/10/14	CORPORATE DEBT INSTRUMENTS	673

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
SKY PLC 144A	2.625% 09/16/2019 DD 09/16/14	CORPORATE DEBT INSTRUMENTS	199
SLC STUDENT LOAN TRUST 20 2 A5	VAR RT 09/15/2026 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	1,345
SLM PRIVATE CREDIT STUDEN B A2	VAR RT 06/15/2021 DD 05/26/04	CORPORATE DEBT INSTRUMENTS	256
SLM PRIVATE EDUCATIO E A1 144A	VAR RT 10/16/2023 DD 10/18/12	CORPORATE DEBT INSTRUMENTS	287
SLM STUDENT LOAN TRUST 2 14 A5	VAR RT 01/25/2023 DD 12/11/03	CORPORATE DEBT INSTRUMENTS	215
SLM STUDENT LOAN TRUST 2 14 A5	VAR RT 01/25/2023 DD 12/11/03	CORPORATE DEBT INSTRUMENTS	237
SLM STUDENT LOAN TRUST 20 1 A3	VAR RT 04/25/2023 DD 01/29/04	CORPORATE DEBT INSTRUMENTS	1,348
SLM STUDENT LOAN TRUST 20 3 A5	VAR RT 07/25/2023 DD 03/18/04	CORPORATE DEBT INSTRUMENTS	1,388
SLM STUDENT LOAN TRUST 20 5 A4	VAR RT 07/25/2023 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	2,012
SLM STUDENT LOAN TRUST 20 9 A4	VAR RT 10/25/2022 DD 10/12/06	CORPORATE DEBT INSTRUMENTS	78
SLM STUDENT LOAN TRUST 20 9 A4	VAR RT 10/25/2022 DD 10/12/06	CORPORATE DEBT INSTRUMENTS	78
SOUTH CAROLINA STUDENT LO 1 A1	VAR RT 05/01/2030 DD 08/20/14	CORPORATE DEBT INSTRUMENTS	817
SOUTHERN CALIFORNIA EDISON CO	5.500% 08/15/2018 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	114
SOUTHERN CALIFORNIA EDISON CO	1.125% 05/01/2017 DD 05/09/14	CORPORATE DEBT INSTRUMENTS	204
SOUTHERN COPPER CORP	3.875% 04/23/2025 DD 04/23/15	CORPORATE DEBT INSTRUMENTS	85
SPRINGLEAF FUNDING T AA A 144A	3.160% 11/15/2024 DD 02/26/15	CORPORATE DEBT INSTRUMENTS	1,276
ST JUDE MEDICAL INC	3.875% 09/15/2025 DD 09/23/15	CORPORATE DEBT INSTRUMENTS	15
ST JUDE MEDICAL INC	2.000% 09/15/2018 DD 09/23/15	CORPORATE DEBT INSTRUMENTS	100
ST JUDE MEDICAL INC	2.800% 09/15/2020 DD 09/23/15	CORPORATE DEBT INSTRUMENTS	135
STATE GRID OVERSEAS INVES 144A	2.750% 05/07/2019 DD 05/07/14	CORPORATE DEBT INSTRUMENTS	445
STATE STREET CORP	2.550% 08/18/2020 DD 08/18/15	CORPORATE DEBT INSTRUMENTS	187
STATE STREET CORP	3.300% 12/16/2024 DD 12/15/14	CORPORATE DEBT INSTRUMENTS	227
STRUCTURED ADJUSTABLE RA 6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	267
STRYKER CORP	3.375% 11/01/2025 DD 10/29/15	CORPORATE DEBT INSTRUMENTS	271
SUMITOMO MITSUI BANKING CORP	1.450% 07/19/2016 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	511
SUMITOMO MITSUI BANKING CORP	1.500% 01/18/2018 DD 01/18/13	CORPORATE DEBT INSTRUMENTS	1,180
SUMITOMO MITSUI FINANCIAL 144A	4.436% 04/02/2024 DD 04/02/14	CORPORATE DEBT INSTRUMENTS	616
SUNOCO LOGISTICS PARTNERS OPER	4.400% 04/01/2021 DD 11/17/15	CORPORATE DEBT INSTRUMENTS	78
SUNOCO LOGISTICS PARTNERS OPER	4.250% 04/01/2024 DD 04/03/14	CORPORATE DEBT INSTRUMENTS	130
SUNOCO LOGISTICS PARTNERS OPER	4.250% 04/01/2024 DD 04/03/14	CORPORATE DEBT INSTRUMENTS	277
SUNTORY HOLDINGS LTD 144A	1.650% 09/29/2017 DD 10/01/14	CORPORATE DEBT INSTRUMENTS	1,316
SUNTRUST BANKS INC	2.350% 11/01/2018 DD 10/25/13	CORPORATE DEBT INSTRUMENTS	593
SUNTRUST BANKS INC	3.500% 01/20/2017 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	1,068
SVB FINANCIAL GROUP	5.375% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	684
SVENSKA HANDELSBANKEN AB	2.500% 01/25/2019 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	404
SVENSKA HANDELSBANKEN AB	2.500% 01/25/2019 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	939
SYNCHRONY CREDIT CARD MAST 1 A	2.370% 03/15/2023 DD 03/17/15	CORPORATE DEBT INSTRUMENTS	1,220
SYNCHRONY CREDIT CARD MAST 2 A	1.600% 04/15/2021 DD 05/12/15	CORPORATE DEBT INSTRUMENTS	1,142
SYNCHRONY FINANCIAL	2.700% 02/03/2020 DD 02/02/15	CORPORATE DEBT INSTRUMENTS	44
SYNCHRONY FINANCIAL	2.600% 01/15/2019 DD 12/04/15	CORPORATE DEBT INSTRUMENTS	120
SYNCHRONY FINANCIAL	4.500% 07/23/2025 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	269
SYNCHRONY FINANCIAL	1.875% 08/15/2017 DD 08/11/14	CORPORATE DEBT INSTRUMENTS	413
SYSCO CORP	2.600% 10/01/2020 DD 09/28/15	CORPORATE DEBT INSTRUMENTS	300
TAKEDA PHARMACEUTICAL CO 144A	1.625% 03/17/2017 DD 07/17/12	CORPORATE DEBT INSTRUMENTS	500
TELEFONICA EMISIONES SAU	5.462% 02/16/2021 DD 02/16/11	CORPORATE DEBT INSTRUMENTS	196
TELEFONICA EMISIONES SAU	3.192% 04/27/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	449
TENNESSEE VALLEY AUTH BD	1.750% 10/15/2018 DD 09/27/13	CORPORATE DEBT INSTRUMENTS	470
TEVA PHARMACEUTICAL FINANCE CO	2.400% 11/10/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	609
THERMO FISHER SCIENTIFIC INC	3.600% 08/15/2021 DD 08/16/11	CORPORATE DEBT INSTRUMENTS	147
THERMO FISHER SCIENTIFIC INC	3.650% 12/15/2025 DD 12/09/15	CORPORATE DEBT INSTRUMENTS	199
THL CREDIT WIND RIVE 3A A 144A	VAR RT 01/22/2027 DD 01/29/15	CORPORATE DEBT INSTRUMENTS	743
TIME WARNER CABLE INC	6.750% 07/01/2018 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	28
TIME WARNER CABLE INC	4.000% 09/01/2021 DD 09/12/11	CORPORATE DEBT INSTRUMENTS	126
TIME WARNER CABLE INC	5.000% 02/01/2020 DD 12/11/09	CORPORATE DEBT INSTRUMENTS	265
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	OTHER INVESTMENTS	285
TOBACCO SETTLEMENT AUTH IA TOB	6.500% 06/01/2023 DD 11/30/05	CORPORATE DEBT INSTRUMENTS	534
TORONTO-DOMINION BANK/THE	1.125% 05/02/2017 DD 05/02/14	CORPORATE DEBT INSTRUMENTS	763
TORONTO-DOMINION BANK/THE	VAR RT 11/05/2019 DD 11/05/14	CORPORATE DEBT INSTRUMENTS	1,491
TORONTO-DOMINION BANK/THE 144A	1.500% 03/13/2017 DD 03/13/12	CORPORATE DEBT INSTRUMENTS	601
TOTAL CAPITAL INTERNATIONAL SA	2.750% 06/19/2021 DD 06/23/14	CORPORATE DEBT INSTRUMENTS	239
TRANSCANADA PIPELINES LTD	0.750% 01/15/2016 DD 01/15/13	CORPORATE DEBT INSTRUMENTS	420
TRAVELERS COS INC/THE	5.750% 12/15/2017 DD 05/29/07	CORPORATE DEBT INSTRUMENTS	690
TYSON FOODS INC	2.650% 08/15/2019 DD 08/08/14	CORPORATE DEBT INSTRUMENTS	395
U S TREASURY BD CPN STRIP	0.000% 05/15/2022 DD 11/16/92	U.S. GOVERNMENT SECURITIES	2,091
U S TREASURY BD CPN STRIP	0.000% 11/15/2022 DD 11/16/92	U.S. GOVERNMENT SECURITIES	2,876
U S TREASURY BILL	0.000% 01/28/2016 DD 07/30/15	U.S. GOVERNMENT SECURITIES	100
U S TREASURY BILL	0.000% 01/21/2016 DD 07/23/15	U.S. GOVERNMENT SECURITIES	300
U S TREASURY BILL	0.000% 01/14/2016 DD 07/16/15	U.S. GOVERNMENT SECURITIES	2,600
U S TREASURY BOND	3.000% 11/15/2044 DD 11/15/14	U.S. GOVERNMENT SECURITIES	199

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
U S TREASURY BOND	3.000% 11/15/2045 DD 11/15/15	U.S. GOVERNMENT SECURITIES	229
U S TREASURY BOND	3.000% 05/15/2045 DD 05/15/15	U.S. GOVERNMENT SECURITIES	284
U S TREASURY BOND	2.875% 05/15/2043 DD 05/15/13	U.S. GOVERNMENT SECURITIES	317
U S TREASURY BOND	3.000% 11/15/2045 DD 11/15/15	U.S. GOVERNMENT SECURITIES	618
U S TREASURY BOND	2.500% 02/15/2045 DD 02/15/15	U.S. GOVERNMENT SECURITIES	718
U S TREASURY BOND	2.875% 08/15/2045 DD 08/15/15	U.S. GOVERNMENT SECURITIES	845
U S TREASURY BOND	2.750% 11/15/2042 DD 11/15/12	U.S. GOVERNMENT SECURITIES	3,819
U S TREASURY NOTE	2.000% 11/30/2022 DD 11/30/15	U.S. GOVERNMENT SECURITIES	154
U S TREASURY NOTE	2.375% 08/15/2024 DD 08/15/14	U.S. GOVERNMENT SECURITIES	162
U S TREASURY NOTE	1.125% 12/31/2019 DD 12/31/12	U.S. GOVERNMENT SECURITIES	167
U S TREASURY NOTE	0.875% 10/15/2017 DD 10/15/14	U.S. GOVERNMENT SECURITIES	179
U S TREASURY NOTE	0.500% 09/30/2016 DD 09/30/14	U.S. GOVERNMENT SECURITIES	205
U S TREASURY NOTE	0.875% 07/15/2017 DD 07/15/14	U.S. GOVERNMENT SECURITIES	295
U S TREASURY NOTE	0.625% 11/30/2017 DD 11/30/12	U.S. GOVERNMENT SECURITIES	537
U S TREASURY NOTE	2.250% 11/15/2025 DD 11/15/15	U.S. GOVERNMENT SECURITIES	698
U S TREASURY NOTE	2.250% 11/15/2025 DD 11/15/15	U.S. GOVERNMENT SECURITIES	753
U S TREASURY NOTE	1.375% 04/30/2020 DD 04/30/15	U.S. GOVERNMENT SECURITIES	790
U S TREASURY NOTE	0.625% 04/30/2018 DD 04/30/13	U.S. GOVERNMENT SECURITIES	898
U S TREASURY NOTE	1.375% 02/29/2020 DD 02/28/15	U.S. GOVERNMENT SECURITIES	989
U S TREASURY NOTE	2.250% 04/30/2021 DD 04/30/14	U.S. GOVERNMENT SECURITIES	1,163
U S TREASURY NOTE	2.125% 12/31/2021 DD 12/31/14	U.S. GOVERNMENT SECURITIES	1,211
U S TREASURY NOTE	1.000% 12/15/2017 DD 12/15/14	U.S. GOVERNMENT SECURITIES	1,488
U S TREASURY NOTE	2.000% 11/15/2021 DD 11/15/11	U.S. GOVERNMENT SECURITIES	1,504
U S TREASURY NOTE	2.125% 06/30/2022 DD 06/30/15	U.S. GOVERNMENT SECURITIES	1,558
U S TREASURY NOTE	0.875% 10/15/2017 DD 10/15/14	U.S. GOVERNMENT SECURITIES	1,685
U S TREASURY NOTE	1.250% 11/30/2018 DD 11/30/13	U.S. GOVERNMENT SECURITIES	1,867
U S TREASURY NOTE	0.875% 10/15/2018 DD 10/15/15	U.S. GOVERNMENT SECURITIES	1,919
U S TREASURY NOTE	1.750% 02/28/2022 DD 02/28/15	U.S. GOVERNMENT SECURITIES	2,070
U S TREASURY NOTE	1.250% 12/15/2018 DD 12/15/15	U.S. GOVERNMENT SECURITIES	2,155
U S TREASURY NOTE	1.750% 03/31/2022 DD 03/31/15	U.S. GOVERNMENT SECURITIES	2,166
U S TREASURY NOTE	1.375% 03/31/2020 DD 03/31/15	U.S. GOVERNMENT SECURITIES	2,272
U S TREASURY NOTE	1.375% 08/31/2020 DD 08/31/15	U.S. GOVERNMENT SECURITIES	2,362
U S TREASURY NOTE	0.875% 08/15/2017 DD 08/15/14	U.S. GOVERNMENT SECURITIES	2,365
U S TREASURY NOTE	0.875% 01/15/2018 DD 01/15/15	U.S. GOVERNMENT SECURITIES	2,389
U S TREASURY NOTE	3.125% 05/15/2019 DD 05/15/09	U.S. GOVERNMENT SECURITIES	2,600
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	U.S. GOVERNMENT SECURITIES	2,783
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	U.S. GOVERNMENT SECURITIES	3,082
U S TREASURY NOTE	1.625% 12/31/2019 DD 12/31/14	U.S. GOVERNMENT SECURITIES	3,100
U S TREASURY NOTE	1.625% 06/30/2020 DD 06/30/15	U.S. GOVERNMENT SECURITIES	3,137
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	U.S. GOVERNMENT SECURITIES	3,181
U S TREASURY NOTE	1.500% 12/31/2018 DD 12/31/13	U.S. GOVERNMENT SECURITIES	3,240
U S TREASURY NOTE	0.750% 02/28/2018 DD 02/28/13	U.S. GOVERNMENT SECURITIES	3,391
U S TREASURY NOTE	1.250% 01/31/2020 DD 01/31/15	U.S. GOVERNMENT SECURITIES	3,643
U S TREASURY NOTE	VAR RT 10/31/2017 DD 10/31/15	U.S. GOVERNMENT SECURITIES	3,996
U S TREASURY NOTE	1.625% 06/30/2019 DD 06/30/14	U.S. GOVERNMENT SECURITIES	4,219
U S TREASURY NOTE	1.625% 03/31/2019 DD 03/31/14	U.S. GOVERNMENT SECURITIES	4,246
U S TREASURY NOTE	1.375% 09/30/2020 DD 09/30/15	U.S. GOVERNMENT SECURITIES	4,560
U S TREASURY NOTE	0.875% 04/30/2017 DD 04/30/12	U.S. GOVERNMENT SECURITIES	4,663
U S TREASURY NOTE	1.500% 10/31/2019 DD 10/31/14	U.S. GOVERNMENT SECURITIES	4,765
U S TREASURY NOTE	1.625% 06/30/2020 DD 06/30/15	U.S. GOVERNMENT SECURITIES	5,278
U S TREASURY NOTE	1.625% 08/31/2019 DD 08/31/14	U.S. GOVERNMENT SECURITIES	5,315
U S TREASURY NOTE	1.625% 06/30/2020 DD 06/30/15	U.S. GOVERNMENT SECURITIES	5,975
U S TREASURY NOTE	1.750% 09/30/2019 DD 09/30/14	U.S. GOVERNMENT SECURITIES	6,141
U S TREASURY NOTE	2.000% 11/30/2022 DD 11/30/15	U.S. GOVERNMENT SECURITIES	6,678
U S TREASURY NOTE	0.875% 11/30/2017 DD 11/30/15	U.S. GOVERNMENT SECURITIES	7,279
U S TREASURY NOTE	0.625% 05/31/2017 DD 05/31/12	U.S. GOVERNMENT SECURITIES	7,387
U S TREASURY NOTE	1.250% 11/15/2018 DD 11/15/15	U.S. GOVERNMENT SECURITIES	8,517
U S TREASURY NOTE	1.250% 12/15/2018 DD 12/15/15	U.S. GOVERNMENT SECURITIES	9,660
U S TREASURY NOTE	1.750% 02/28/2022 DD 02/28/15	U.S. GOVERNMENT SECURITIES	10,474
U S TREASURY NOTE	0.625% 08/31/2017 DD 08/31/12	U.S. GOVERNMENT SECURITIES	11,168
U S TREASURY NOTE	1.250% 01/31/2020 DD 01/31/15	U.S. GOVERNMENT SECURITIES	12,505
U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	U.S. GOVERNMENT SECURITIES	15,454
U S TREASURY NOTE	1.375% 10/31/2020 DD 10/31/15	U.S. GOVERNMENT SECURITIES	15,968
U S TREASURY NOTE	0.750% 10/31/2017 DD 10/31/12	U.S. GOVERNMENT SECURITIES	16,363
U S TREASURY NOTE	1.500% 12/31/2018 DD 12/31/13	U.S. GOVERNMENT SECURITIES	19,187
U S TREASURY NOTE	1.750% 09/30/2019 DD 09/30/14	U.S. GOVERNMENT SECURITIES	21,746
U S TREASURY NOTE	1.500% 11/30/2019 DD 11/30/14	U.S. GOVERNMENT SECURITIES	22,112
U S TREASURY NOTE	2.125% 05/15/2025 DD 05/15/15	U.S. GOVERNMENT SECURITIES	22,502
U S TREASURY NOTE	0.875% 06/15/2017 DD 06/15/14	U.S. GOVERNMENT SECURITIES	48,547

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	UBS AG/STAMFORD CT	VAR RT 03/26/2018 DD 03/26/15	CORPORATE DEBT INSTRUMENTS	1,098
	UBS AG/STAMFORD CT	VAR RT 08/14/2019 DD 08/14/14	CORPORATE DEBT INSTRUMENTS	1,488
	UBS GROUP FUNDING JERSEY 144A	2.950% 09/24/2020 DD 09/24/15	CORPORATE DEBT INSTRUMENTS	495
	UNION ELECTRIC CO	6.400% 06/15/2017 DD 06/15/07	CORPORATE DEBT INSTRUMENTS	96
	UNION PACIFIC CORP	1.800% 02/01/2020 DD 01/29/15	CORPORATE DEBT INSTRUMENTS	84
	UNITEDHEALTH GROUP INC	3.350% 07/15/2022 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	102
	UNITEDHEALTH GROUP INC	2.700% 07/15/2020 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	106
	UNITEDHEALTH GROUP INC	1.900% 07/16/2018 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	196
	UNITEDHEALTH GROUP INC	3.750% 07/15/2025 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	227
	UNITEDHEALTH GROUP INC	2.875% 12/15/2021 DD 12/08/14	CORPORATE DEBT INSTRUMENTS	228
	UNITEDHEALTH GROUP INC	2.700% 07/15/2020 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	379
	UNITEDHEALTH GROUP INC	2.700% 07/15/2020 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	581
	UNITEDHEALTH GROUP INC	1.400% 12/15/2017 DD 12/08/14	CORPORATE DEBT INSTRUMENTS	997
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 16	OTHER INVESTMENTS	(17)
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 16	OTHER INVESTMENTS	(2)
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 16	OTHER INVESTMENTS	43
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 16	OTHER INVESTMENTS	(95)
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 16	OTHER INVESTMENTS	(13)
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 16	OTHER INVESTMENTS	1
	US BANCORP	2.950% 07/15/2022 DD 07/23/12	CORPORATE DEBT INSTRUMENTS	174
	US BANK NA/CINCINNATI OH	2.125% 10/28/2019 DD 10/28/14	CORPORATE DEBT INSTRUMENTS	475
	US BANK NA/CINCINNATI OH	VAR RT 10/28/2019 DD 10/28/14	CORPORATE DEBT INSTRUMENTS	1,489
	US TREAS BD FUTURE (CBT)	EXP MAR 16	OTHER INVESTMENTS	24
	US TREAS BD FUTURE (CBT)	EXP MAR 16	OTHER INVESTMENTS	67
	US TREAS-CPI INFLAT	0.625% 01/15/2024 DD 01/15/14	U.S. GOVERNMENT SECURITIES	202
	US TREAS-CPI INFLAT	0.750% 02/15/2045 DD 02/15/15	U.S. GOVERNMENT SECURITIES	233
	US TREAS-CPI INFLAT	0.125% 07/15/2024 DD 07/15/14	U.S. GOVERNMENT SECURITIES	333
	US TREAS-CPI INFLAT	0.125% 01/15/2022 DD 01/15/12	U.S. GOVERNMENT SECURITIES	611
	US TREAS-CPI INFLAT	0.125% 01/15/2023 DD 01/15/13	U.S. GOVERNMENT SECURITIES	1,087
	US TREAS-CPI INFLAT	0.125% 04/15/2017 DD 04/15/12	U.S. GOVERNMENT SECURITIES	1,254
	US TREAS-CPI INFLAT	1.375% 02/15/2044 DD 02/15/14	U.S. GOVERNMENT SECURITIES	1,350
	US TREAS-CPI INFLAT	0.375% 07/15/2023 DD 07/15/13	U.S. GOVERNMENT SECURITIES	1,448
	US TREAS-CPI INFLAT	2.500% 01/15/2029 DD 01/15/09	U.S. GOVERNMENT SECURITIES	1,903
	US TREAS-CPI INFLAT	0.375% 07/15/2025 DD 07/15/15	U.S. GOVERNMENT SECURITIES	2,296
	US TREAS-CPI INFLAT	0.125% 07/15/2024 DD 07/15/14	U.S. GOVERNMENT SECURITIES	2,378
	US TREAS-CPI INFLAT	0.250% 01/15/2025 DD 01/15/15	U.S. GOVERNMENT SECURITIES	3,546
	US TREAS-CPI INFLAT	0.125% 04/15/2018 DD 04/15/13	U.S. GOVERNMENT SECURITIES	4,416
	US TREAS-CPI INFLAT	0.125% 04/15/2020 DD 04/15/15	U.S. GOVERNMENT SECURITIES	5,018
	US TREAS-CPI INFLAT	0.250% 01/15/2025 DD 01/15/15	U.S. GOVERNMENT SECURITIES	9,776
	US ULTRA BOND (CBT)	EXP MAR 16	OTHER INVESTMENTS	(5)
	US ULTRA BOND (CBT)	EXP MAR 16	OTHER INVESTMENTS	(2)
	VANDERBILT UNIVERSITY/THE	5.250% 04/01/2019 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	1,207
	VERIZON COMMUNICATIONS INC	2.625% 02/21/2020 DD 02/21/15	CORPORATE DEBT INSTRUMENTS	120
	VERIZON COMMUNICATIONS INC	3.450% 03/15/2021 DD 03/17/14	CORPORATE DEBT INSTRUMENTS	189
	VERIZON COMMUNICATIONS INC	3.000% 11/01/2021 DD 10/29/14	CORPORATE DEBT INSTRUMENTS	194
	VERIZON COMMUNICATIONS INC	2.450% 11/01/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	388
	VERIZON COMMUNICATIONS INC	3.000% 11/01/2021 DD 10/29/14	CORPORATE DEBT INSTRUMENTS	678
	VERIZON COMMUNICATIONS INC	3.650% 09/14/2018 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	784
	VERIZON COMMUNICATIONS INC	5.150% 09/15/2023 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	1,347
	VERIZON COMMUNICATIONS INC	2.625% 02/21/2020 DD 02/21/15	CORPORATE DEBT INSTRUMENTS	1,505
	VERIZON COMMUNICATIONS INC	2.625% 02/21/2020 DD 02/21/15	CORPORATE DEBT INSTRUMENTS	2,600
	VESEY STREET INVESTMENT TRUST	STEP 09/01/2016 DD 06/01/2012	CORPORATE DEBT INSTRUMENTS	1,325
*	VIACOM INC	6.250% 04/30/2016 DD 04/12/06	CORPORATE DEBT INSTRUMENTS	14
*	VIACOM INC	2.500% 12/15/2016 DD 12/12/11	CORPORATE DEBT INSTRUMENTS	962
	VIRGINIA ELECTRIC & POWER CO	3.100% 05/15/2025 DD 05/13/15	CORPORATE DEBT INSTRUMENTS	173
	VISA INC	3.150% 12/14/2025 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	195
	VISA INC	3.150% 12/14/2025 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	451
	VISA INC	2.800% 12/14/2022 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	492
	VISA INC	1.200% 12/14/2017 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	674
	VISA INC	2.200% 12/14/2020 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	1,148
	VODAFONE GROUP PLC	5.625% 02/27/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	146
	WACHOVIA BANK CO C28 A4FL 144A	VAR RT 10/15/2048 DD 10/31/06	CORPORATE DEBT INSTRUMENTS	1,049
	WACHOVIA BANK COMMERCI C25 A1A	VAR RT 05/15/2043 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	4,056
	WACHOVIA BANK COMMERCI C28 A1A	5.559% 10/15/2048 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,285
	WACHOVIA BANK COMMERCI C29 A1A	5.297% 11/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	801
	WACHOVIA BANK COMMERCIA C25 A5	VAR RT 05/15/2043 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	1,005
	WACHOVIA BANK COMMERCIA C25 A5	VAR RT 05/15/2043 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	1,206
	WACHOVIA BANK COMMERCIA C27 A3	VAR RT 07/15/2045 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,403
	WACHOVIA BANK COMMERCIA C29 A4	5.308% 11/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	1,928

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
WACHOVIA BANK COMMERCIA C30 A3	5.246% 12/15/2043 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	358
WACHOVIA BANK COMMERCIAL C21 B	VAR RT 10/15/2044 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	120
WACHOVIA CORP	5.750% 06/15/2017 DD 06/08/07	CORPORATE DEBT INSTRUMENTS	276
WACHOVIA CORP	5.750% 02/01/2018 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	713
WACHOVIA STUDENT LOAN TRU 1 A5	VAR RT 01/26/2026 DD 11/29/05	CORPORATE DEBT INSTRUMENTS	172
WACHOVIA STUDENT LOAN TRU 1 A5	VAR RT 01/26/2026 DD 11/29/05	CORPORATE DEBT INSTRUMENTS	172
WALGREENS BOOTS ALLIANCE INC	3.800% 11/18/2024 DD 11/18/14	CORPORATE DEBT INSTRUMENTS	110
WALGREENS BOOTS ALLIANCE INC	2.700% 11/18/2019 DD 11/18/14	CORPORATE DEBT INSTRUMENTS	624
WAL-MART STORES INC	5.800% 02/15/2018 DD 08/24/07	CORPORATE DEBT INSTRUMENTS	765
WASTE MANAGEMENT INC	3.125% 03/01/2025 DD 02/26/15	CORPORATE DEBT INSTRUMENTS	102
WEA FINANCE LLC / WESTFIE 144A	3.250% 10/05/2020 DD 10/05/15	CORPORATE DEBT INSTRUMENTS	903
WEATHERFORD INTERNATIONAL LTD/	5.500% 02/15/2016 DD 02/17/06	CORPORATE DEBT INSTRUMENTS	122
WEC ENERGY GROUP INC	2.450% 06/15/2020 DD 06/10/15	CORPORATE DEBT INSTRUMENTS	159
WELLS FARGO & CO	5.625% 12/11/2017 DD 12/10/07	CORPORATE DEBT INSTRUMENTS	43
WELLS FARGO & CO	2.550% 12/07/2020 DD 12/07/15	CORPORATE DEBT INSTRUMENTS	100
WELLS FARGO & CO	VAR RT 04/23/2018 DD 04/23/13	CORPORATE DEBT INSTRUMENTS	625
WELLS FARGO & CO	2.600% 07/22/2020 DD 07/22/15	CORPORATE DEBT INSTRUMENTS	668
WELLS FARGO & CO	3.000% 01/22/2021 DD 01/24/14	CORPORATE DEBT INSTRUMENTS	1,243
WELLS FARGO & CO	2.125% 04/22/2019 DD 04/22/14	CORPORATE DEBT INSTRUMENTS	1,402
WELLS FARGO & CO	VAR RT 09/14/2018 DD 09/23/14	CORPORATE DEBT INSTRUMENTS	1,488
WELLS FARGO BANK NA	VAR RT 06/02/2016 DD 06/10/14	CORPORATE DEBT INSTRUMENTS	2,198
WELLS FARGO COMMERCIAL C29 A4	3.637% 06/15/2048 DD 06/01/15	CORPORATE DEBT INSTRUMENTS	728
WELLS FARGO COMMERCIAL NXS4 A4	3.718% 12/15/2048 DD 12/01/15	CORPORATE DEBT INSTRUMENTS	757
WELLTOWER INC	4.125% 04/01/2019 DD 04/03/12	CORPORATE DEBT INSTRUMENTS	391
WEST CLO 2013-1 LT 1A A1A 144A	VAR RT 11/07/2025 DD 11/07/13	CORPORATE DEBT INSTRUMENTS	493
WESTERN GAS PARTNERS LP	3.950% 06/01/2025 DD 06/04/15	CORPORATE DEBT INSTRUMENTS	105
WESTERN GAS PARTNERS LP	2.600% 08/15/2018 DD 08/14/13	CORPORATE DEBT INSTRUMENTS	652
WESTPAC BANKING CORP	2.600% 11/23/2020 DD 11/23/15	CORPORATE DEBT INSTRUMENTS	577
WESTPAC BANKING CORP	2.250% 07/30/2018 DD 07/30/13	CORPORATE DEBT INSTRUMENTS	907
WFRBS COMMERCIA LC14 A3FL 144A	VAR RT 03/15/2047 DD 02/20/14	CORPORATE DEBT INSTRUMENTS	1,025
WFRBS COMMERCIAL MO C3 A2 144A	3.240% 03/15/2044 DD 06/01/11	CORPORATE DEBT INSTRUMENTS	402
WFRBS COMMERCIAL MORTGA C11 A4	3.037% 03/15/2045 DD 02/01/13	CORPORATE DEBT INSTRUMENTS	802
WFRBS COMMERCIAL MORTGA C14 A4	3.073% 06/15/2046 DD 06/01/13	CORPORATE DEBT INSTRUMENTS	194
WHOLE FOODS MARKET INC 144A	5.200% 12/03/2025 DD 12/03/15	CORPORATE DEBT INSTRUMENTS	225
WM WRIGLEY JR CO 144A	2.000% 10/20/2017 DD 10/21/13	CORPORATE DEBT INSTRUMENTS	165
WORLD FINANCIAL NETWORK CR A A	3.140% 01/17/2023 DD 04/12/12	CORPORATE DEBT INSTRUMENTS	834
WORLD FINANCIAL NETWORK CR A A	VAR RT 02/15/2022 DD 04/17/15	CORPORATE DEBT INSTRUMENTS	1,148
WORLD FINANCIAL NETWORK CR B A	0.910% 03/16/2020 DD 05/21/13	CORPORATE DEBT INSTRUMENTS	1,054
WORLD FINANCIAL NETWORK CR B A	2.550% 06/17/2024 DD 08/21/15	CORPORATE DEBT INSTRUMENTS	1,087
WORLD FINANCIAL NETWORK CR C A	1.260% 03/15/2021 DD 10/27/15	CORPORATE DEBT INSTRUMENTS	1,164
XEROX CORP	2.750% 09/01/2020 DD 03/03/15	CORPORATE DEBT INSTRUMENTS	523
XYLEM INC/NY	3.550% 09/20/2016 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	933
ZIMMER BIOMET HOLDINGS INC	3.150% 04/01/2022 DD 03/19/15	CORPORATE DEBT INSTRUMENTS	786
ZOETIS INC	1.875% 02/01/2018 DD 08/01/13	CORPORATE DEBT INSTRUMENTS	602
NET PAYABLES			(73,692)
WRAPPER VALUE			146
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			1,353,145
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE			(36,923)
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT CONTRACT VALUE			$1,316,222
* Identified as a party-in-interest to the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 22, 2016	By:	/s/ Stephen D. Mirante
Stephen D. Mirante
Member of the Retirement Committee